                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                         dated as of November 19, 1993


                                     among


                                SOUTHDOWN, INC.,
                                  as Borrower,


                  THE FINANCIAL INSTITUTIONS SIGNATORY HERETO,
                                   as Banks,

                                      and

                            WELLS FARGO BANK, N.A.,
                                    as Agent


                                SOCIETE GENERALE

                                      and

                            THE BANK OF NOVA SCOTIA,

                                as Lead Managers



                                  $200,000,000

                               TABLE OF CONTENTS



RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

ARTICLE 1.     DEFINITIONS AND ACCOUNTING TERMS   . . . . . . . . . . . . . . . . . . . . . . . .     2
               1.1        Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
               1.2        Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
               1.3        Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
               1.4        Disclosure Statement, Exhibits, Schedules . . . . . . . . . . . . . . .    35

ARTICLE 2.     AMOUNT AND TERMS OF LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
               2.1        Facility A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
                          (a)     Facility A Revolving Loans  . . . . . . . . . . . . . . . . . .    35
                          (b)     Facility A Letters of Credit  . . . . . . . . . . . . . . . . .    36
                          (c)     MARAD . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
                          (d)     Facility A Florida LC Subfacility . . . . . . . . . . . . . . .    36
                          (e)     Facility A Florida Subfacility  . . . . . . . . . . . . . . . .    37
                          (f)     Allocation of Revolving Loans and the Letters of Credit Among
                                  Facility A, the Facility A Florida LC Subfacility, and the
                                  Facility A Florida Subfacility  . . . . . . . . . . . . . . . .    38
               2.2        Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
               2.3        Authorization and Issuance of Notes . . . . . . . . . . . . . . . . . .    43
               2.4        Rate Designation  . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
               2.5        Interest Rates; Payment of Principal and Interest . . . . . . . . . . .    45
               2.6        Overdue Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
               2.7        Computation of Interest and Fees  . . . . . . . . . . . . . . . . . . .    47
               2.8        Notice of Borrowing Requirements  . . . . . . . . . . . . . . . . . . .    47
               2.9        Conversion or Continuation  . . . . . . . . . . . . . . . . . . . . . .    49
               2.10       Loans by Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
               2.11       Mandatory Repayment . . . . . . . . . . . . . . . . . . . . . . . . . .    51
               2.12       Voluntary Prepayments or Reductions of Facility A Commitment  . . . . .    51
               2.13       Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
               2.14       Agent's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
               2.15       Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
               2.16       Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
               2.17       Taxes     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
               2.18       Lending Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . .    56
               2.19       Funding Sources . . . . . . . . . . . . . . . . . . . . . . . . . . . .    56

               2.20       Holidays  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     56
               2.21       Place of Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . .     56
               2.22       Time and Place of Payments  . . . . . . . . . . . . . . . . . . . . . . . .     57
               2.23       Increased Risk-Based Capital Cost . . . . . . . . . . . . . . . . . . . . .     57
               2.24       Agreement Regarding Amount Secured by Florida Collateral and Brooksville
                          Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     57
               2.25       Survivability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     58

ARTICLE 3.     CONDITIONS TO LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     58
               3.1        Conditions Precedent to Initial Loans and Letters of Credit . . . . . . . .     58
               3.2        Conditions Concurrent to Initial Loans and Letters of Credit  . . . . . . .     62
               3.3        Conditions Precedent to All Loans . . . . . . . . . . . . . . . . . . . . .     62

ARTICLE 4.     REPRESENTATIONS AND WARRANTIES OF BORROWER   . . . . . . . . . . . . . . . . . . . . .     63
               4.1        Organization, Powers, Good Standing, and Subsidiaries . . . . . . . . . . .     63
                          (a)     Organization and Powers . . . . . . . . . . . . . . . . . . . . . .     63
                          (b)     Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . .     64
                          (c)     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .     64
               4.2        Authorization of Borrowing, etc.  . . . . . . . . . . . . . . . . . . . . .     64
                          (a)     Authorization of Borrowing  . . . . . . . . . . . . . . . . . . . .     64
                          (b)     Authorization of Subsidiaries' Loan Documents . . . . . . . . . . .     64
                          (c)     No Conflict - Borrower  . . . . . . . . . . . . . . . . . . . . . .     64
                          (d)     No Conflict - Subsidiaries  . . . . . . . . . . . . . . . . . . . .     65
                          (e)     Governmental Consents . . . . . . . . . . . . . . . . . . . . . . .     65
                          (f)     Binding Obligations . . . . . . . . . . . . . . . . . . . . . . . .     65
                          (g)     Lien Priority . . . . . . . . . . . . . . . . . . . . . . . . . . .     66
               4.3        Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . .     66
               4.4        Changes, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     66
               4.5        Title to Properties; Liens; Properties  . . . . . . . . . . . . . . . . . .     66
               4.6        Litigation; Adverse Facts . . . . . . . . . . . . . . . . . . . . . . . . .     66
               4.7        Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     67
               4.8        Materially Adverse Agreements; Performance  . . . . . . . . . . . . . . . .     67
                          (a)     Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     67
                          (b)     Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . .     67
               4.9        Governmental Regulation . . . . . . . . . . . . . . . . . . . . . . . . . .     68
               4.10       Securities Activities . . . . . . . . . . . . . . . . . . . . . . . . . . .     68
               4.11       Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .     68
               4.12       Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     69

               4.13       Debt      . . . . . . . . . . . . . . . . . . . . .     70
               4.14       Trademarks, etc.  . . . . . . . . . . . . . . . . .     70
               4.15       Existing Defaults . . . . . . . . . . . . . . . . .     70
               4.16       Leases    . . . . . . . . . . . . . . . . . . . . .     70
               4.17       Burdensome Agreements, etc. . . . . . . . . . . . .     70
               4.18       Fire, Explosion, and Labor Disputes . . . . . . . .     71
               4.19       Location of Assets and Chief Executive Offices  . .     71
               4.20       Environmental Condition . . . . . . . . . . . . . .     71
               4.21       No Default  . . . . . . . . . . . . . . . . . . . .     72
               4.22       Parties Intended to be Benefitted . . . . . . . . .     72

ARTICLE 5.     AFFIRMATIVE COVENANTS OF BORROWER  . . . . . . . . . . . . . .     73
               5.1        Accounting Records  . . . . . . . . . . . . . . . .     73
               5.2        Financial Statements and Notices  . . . . . . . . .     73
               5.3        Corporate Existence, etc. . . . . . . . . . . . . .     78
               5.4        Payment of Taxes and Claims . . . . . . . . . . . .     78
               5.5        Maintenance of Properties . . . . . . . . . . . . .     78
               5.6        Insurance . . . . . . . . . . . . . . . . . . . . .     78
               5.7        Inspection  . . . . . . . . . . . . . . . . . . . .     79
               5.8        Compliance with Laws, etc.  . . . . . . . . . . . .     79
               5.9        Environmental Compliance and Reporting  . . . . . .     79
                          (a)     Environmental Laws  . . . . . . . . . . . .     79
                          (b)     Indemnification . . . . . . . . . . . . . .     79
                          (c)     Remedial Action . . . . . . . . . . . . . .     80
                          (d)     Reporting . . . . . . . . . . . . . . . . .     80
                          (e)     Best Efforts To Avoid Contamination . . . .     81
               5.10       Compliance with ERISA . . . . . . . . . . . . . . .     81
               5.11       Further Assurances  . . . . . . . . . . . . . . . .     81
               5.12       Subordinated Debt . . . . . . . . . . . . . . . . .     82
               5.13       Appraisals  . . . . . . . . . . . . . . . . . . . .     82

ARTICLE 6.     NEGATIVE COVENANTS OF BORROWER   . . . . . . . . . . . . . . .     82
               6.1        Debt      . . . . . . . . . . . . . . . . . . . . .     82
               6.2        Liens     . . . . . . . . . . . . . . . . . . . . .     84
               6.3        Investments . . . . . . . . . . . . . . . . . . . .     84
               6.4        Contingent Obligations  . . . . . . . . . . . . . .     86
               6.5        Preferred Stock . . . . . . . . . . . . . . . . . .     87
               6.6        Financial Covenants . . . . . . . . . . . . . . . .     87
                          (a)     Leverage Ratio  . . . . . . . . . . . . . .     87
                          (b)     Consolidated Tangible Net Worth . . . . . .     87

                          (c)     Debt Service Ratio  . . . . . . . . . . . . . . . . . . .     88
                          (d)     Minimum Current Ratio . . . . . . . . . . . . . . . . . .     88
                          (e)     Free Cash Flow Ratio  . . . . . . . . . . . . . . . . . .     88
                          (f)     Minimum Asset Coverage Ratio  . . . . . . . . . . . . . .     89
               6.7        Restriction on Fundamental Changes  . . . . . . . . . . . . . . .     89
               6.8        Sales and Lease-Backs . . . . . . . . . . . . . . . . . . . . . .     90
               6.9        Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . .     90
               6.10       Transactions with Shareholders and Affiliates . . . . . . . . . .     92
               6.11       Conduct of Business . . . . . . . . . . . . . . . . . . . . . . .     92
               6.12       Amendments or Waivers of Certain Documents  . . . . . . . . . . .     92
               6.13       Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .     93
               6.14       ERISA     . . . . . . . . . . . . . . . . . . . . . . . . . . . .     93
               6.15       Misrepresentations  . . . . . . . . . . . . . . . . . . . . . . .     94
               6.16       Partnerships  . . . . . . . . . . . . . . . . . . . . . . . . . .     94
               6.17       Change in Location of Chief Executive Offices and Assets  . . . .     94
               6.18       Restrictive Agreements  . . . . . . . . . . . . . . . . . . . . .     95
               6.19       Margin Regulation . . . . . . . . . . . . . . . . . . . . . . . .     95
               6.20       Subordinated Debt, Preferred Stock, and Borrower Common Stock . .     95
               6.21       Creation of New Subsidiaries  . . . . . . . . . . . . . . . . . .     95
               6.22       Environmental Subsidiaries  . . . . . . . . . . . . . . . . . . .     95
               6.23       Hedge Agreements  . . . . . . . . . . . . . . . . . . . . . . . .     96
               6.24       Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . .     96

ARTICLE 7.     EVENTS OF DEFAULT    . . . . . . . . . . . . . . . . . . . . . . . . . . . .     97
               7.1        Events of Default . . . . . . . . . . . . . . . . . . . . . . . .     97
                          (a)     Failure to Make Payments When Due . . . . . . . . . . . .     98
                          (b)     Default in Other Agreements . . . . . . . . . . . . . . .     98
                          (c)     Breach of Certain Covenants . . . . . . . . . . . . . . .     99
                          (d)     Breach of Warranty  . . . . . . . . . . . . . . . . . . .     99
                          (e)     Other Defaults Under Agreement  . . . . . . . . . . . . .     99
                          (f)     Default Under Loan Documents, etc.  . . . . . . . . . . .    100
                          (g)     Involuntary Bankruptcy; Appointment of Receiver, etc. . .    100
                          (h)     Voluntary Bankruptcy; Appointment of Receiver, etc. . . .    101
                          (i)     Judgments and Attachments . . . . . . . . . . . . . . . .    101
                          (j)     Dissolution . . . . . . . . . . . . . . . . . . . . . . .    101
                          (k)     ERISA Liabilities . . . . . . . . . . . . . . . . . . . .    102

                          (l)     Termination of Loan Documents . . . . . . . . . . . . . .    103
                          (m)     Subordination Default . . . . . . . . . . . . . . . . . .    103
                          (n)     Default under Keepwell Agreement  . . . . . . . . . . . .    103
                          (o)     Change of Control . . . . . . . . . . . . . . . . . . . .    103
               7.2        Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    104

ARTICLE 8.     THE AGENT AND THE BANKS  . . . . . . . . . . . . . . . . . . . . . . . . . .    105
               8.1        Appointment and Powers of Agent . . . . . . . . . . . . . . . . .    105
               8.2        Nature of Duties; Independent Credit Investigation  . . . . . . .    106
               8.3        Actions in Discretion of Agent; Instructions from Banks . . . . .    107
               8.4        Exculpatory Provisions  . . . . . . . . . . . . . . . . . . . . .    107
               8.5        Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . . .    107
               8.6        Excess Payments . . . . . . . . . . . . . . . . . . . . . . . . .    108
               8.7        Obligations Several . . . . . . . . . . . . . . . . . . . . . . .    108
               8.8        Resignation by Agent  . . . . . . . . . . . . . . . . . . . . . .    108
               8.9        Collateral for Benefit of the Banks; Application of Funds . . . .    108

ARTICLE 9.     BANKS' REPRESENTATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . .    109
               9.1        Investment Representation . . . . . . . . . . . . . . . . . . . .    109
               9.2        Participation in Notes; Compliance with Law . . . . . . . . . . .    109
               9.3        Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . .    109

ARTICLE 10.    EXPENSES AND INDEMNITIES   . . . . . . . . . . . . . . . . . . . . . . . . .    110
               10.1       Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    110
               10.2       Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . .    110

ARTICLE 11.    MISCELLANEOUS        . . . . . . . . . . . . . . . . . . . . . . . . . . . .    111
               11.1       Modifications in Writing  . . . . . . . . . . . . . . . . . . . .    111
               11.2       Waivers; Failure or Delay . . . . . . . . . . . . . . . . . . . .    112
               11.3       Notices, etc  . . . . . . . . . . . . . . . . . . . . . . . . . .    113
               11.4       Confirmations . . . . . . . . . . . . . . . . . . . . . . . . . .    113
               11.5       Benefit of Agreement  . . . . . . . . . . . . . . . . . . . . . .    113
               11.6       Availability of Funds . . . . . . . . . . . . . . . . . . . . . .    115
               11.7       Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    116
               11.8       Execution in Counterparts . . . . . . . . . . . . . . . . . . . .    116
               11.9       GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . .    116
               11.10      JURISDICTION AND VENUE  . . . . . . . . . . . . . . . . . . . . .    116
               11.11      WAIVER OF TRIAL BY JURY . . . . . . . . . . . . . . . . . . . . .    117

               11.12      Severability of Provisions  . . . . . . . . . . . . . . . .    118
               11.13      Changes in Accounting Principles  . . . . . . . . . . . . .    118
               11.14      Survival of Agreements, Representations and Warranties  . .    118
               11.15      Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . .    118
               11.16      Independence of Covenants . . . . . . . . . . . . . . . . .    119
               11.17      Complete Agreement  . . . . . . . . . . . . . . . . . . . .    119
               11.18      Revival and Reinstatement of Obligations  . . . . . . . . .    119

                             EXHIBITS AND SCHEDULES

Exhibit A-1               Form of Assignment and Assumption Agreement

Exhibit F-1               Form of Facility A Florida LC Subfacility Note

Exhibit F-2               Form of Facility A Florida Subfacility Note

Exhibit F-3               Form of Facility A Note

Exhibit N-1               Form of Notice of Borrowing

Exhibit N-2               Form of Notice of Conversion/Continuation

Exhibit S-1               Form of Security Agreement

Exhibit S-2               Form of Specified Subsidiaries Guaranty

Exhibit S-3               Form of Specified Subsidiaries Security Agreement

Exhibit S-4               Form of Stock Pledge

Exhibit T-1               Form of Termination of Subrogation and Contribution
                          Agreement

Exhibit 3.1(k)            Form of Officer's Compliance Certificate

Exhibit 5.2(r)            Form of Aging Report

                 ---------------------------------------------

Schedule E-1              Excluded Properties

Schedule F-1              Facility A Commitment (including Facility A
                          Subfacility Commitment and Facility A Florida LC
                          Subfacility Commitment)

Schedule L-1              Letters of Credit outstanding on the Closing Date

Schedule S-1              Specified Subsidiaries

Schedule 11.3             Notice Information

         This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of November 19, 1993, among SOUTHDOWN, INC., a Louisiana corporation ("Borrower"), on the one hand, and, on the other hand, the financial institutions which either now or in the future are signatories hereto (collectively referred to as "Banks" and individually as a "Bank"), and WELLS FARGO BANK, N.A., a national banking association, as agent (hereinafter, in such capacity, together with any successors thereto in such capacity, referred to as "Agent") for Banks hereunder.


                                    RECITALS

         WHEREAS, Borrower, certain Banks, and Agent are parties to that certain Credit Agreement dated as of April 5, 1988, that has been amended pursuant to that certain Amendment Number One to Credit Agreement dated as of May 18, 1988, that certain Amendment Number Two to Credit Agreement dated as of June 17, 1988, that certain Amendment Number Three to Credit Agreement dated as of August 25, 1988, that certain Amendment Number Four to Credit Agreement dated as of September 23, 1988, that certain Amendment Number Five to Credit Agreement dated as of December 31, 1988, that certain Amendment Number Six to Credit Agreement dated as of December 31, 1988, that certain Amendment Number Seven to Credit Agreement dated as of April 28, 1989, that certain Amendment Number Eight to Credit Agreement dated as of May 22, 1989, that certain Amendment Number Nine to Credit Agreement dated as of September 1, 1989, that certain Amendment Number Ten to Credit Agreement dated as of October 31, 1989, that certain Amendment Number Eleven to Credit Agreement dated as of May 11, 1990, that certain Amendment Number Twelve to Credit Agreement dated as of June 27, 1990, and that certain Amendment Number Thirteen to Credit Agreement dated as of March 28, 1991 (as amended, the "1988 Credit Agreement");

         WHEREAS, Borrower, certain Banks, and Agent are parties to that certain Amended and Restated Credit Agreement, dated as of April 30, 1991, which amended and restated the 1988 Credit Agreement in its entirety and that has been amended pursuant to that certain Amendment Number One to Credit Agreement dated as of June 14, 1991, that certain Amendment Number Two to Credit Agreement dated as of September 27, 1991, that certain Amendment Number Three to Credit Agreement dated as of October 31, 1991, that certain Amendment Number Four to Credit Agreement dated as of March 6, 1992, that certain Amendment Number Five to Credit Agreement dated as of December 18, 1992, that certain Amendment Number Six to Credit Agreement dated as of June 8, 1993, and that certain Amendment Number Seven to Credit Agreement dated as of September 8, 1993 (as amended, the "1991 Credit Agreement");

         WHEREAS, Borrower has requested from Banks and Agent the restructuring of the credit facilities provided pursuant to the 1991 Credit Agreement. Banks and Agent have agreed to restructure the credit facilities on the terms and conditions set forth herein; and

         WHEREAS, Borrower, Banks, and Agent have agreed to amend and restate the 1991 Credit Agreement in its entirety as set forth herein.

         In consideration of the foregoing and the mutual covenants, conditions, and provisions hereinafter set forth, the parties hereto amend and, as so amended, restate in its entirety the 1991 Credit Agreement, and agree as follows:


                                   ARTICLE 1.


                        DEFINITIONS AND ACCOUNTING TERMS

         1.1 DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

             "Acquired Indebtedness" means Debt of a Person existing at the time such Person becomes a Subsidiary or assumed in connection with the acquisition of assets from such Person, and not incurred in connection with, or in anticipation of, such Person becoming a Subsidiary or such acquisition.

             "Adjusted Free Cash Flow Ratio" means and refers to, for the period to be determined, the ratio of (a) Consolidated EBITDA minus Capital Expenditures, to (b) the sum of cash Interest Expense, current provision for income taxes, dividends, and the current portion of Funded Debt as of the last day of such period (exclusive of Debt under this Agreement, the Subordinated Debt, and the Debt evidenced by the Martin Marietta Promissory Note).

             "Affiliate" means and refers to, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, the terms "controlling," "controlled by," and "under common control with", as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

             "Agent" shall have the meaning set forth in the introduction to this Agreement.

         "Agent's Fees" shall mean those fees that have been separately agreed upon between Borrower and Agent, which fees shall be for the sole account of Agent.

         "Agent's Fee Letter" shall mean that certain letter, dated as of the Closing Date, from Agent to Borrower, setting forth, among other items, the Agent's Fees.

         "Agreement" means and refers to this Second Amended and Restated Credit Agreement between Borrower, on the one hand, and Agent and Banks, on the other hand, together with all exhibits and schedules hereto.

         "Ancillary Documents" means and refers to the Loan Documents.

         "Applicable Base Rate Margin" means and refers to, with respect to Base Rate Loans,

 Leverage Ratio                           Applicable Base Rate Margin
 --------------                           ---------------------------
 greater than or
 equal to 5.0:1.0                         1.25 percentage points

 less than 5.0:1.0,
 but greater than or
 equal to 4.0:1.0                         1.00 percentage points

 less than 4.0:1.0,
 but greater than or
 equal to 3.0:1.0                         0.75 percentage points

 less than 3.0:1.0                        0.25 percentage points


         The Applicable Base Rate Margin shall be based upon the Borrower's Leverage Ratio which will be calculated quarterly as at the end of each fiscal quarter of the Borrower based upon the four (4) immediately preceding fiscal quarters, including the quarter then ended. The applicable margin shall be redetermined quarterly on the date Agent receives quarterly financial statements pursuant to Section 5.2(a) hereof, (or, in the case of the fourth fiscal quarter in each fiscal year, a certification by the chief financial officer or treasurer of Borrower). In addition to the foregoing, (a) within forty-five (45) days of the date on which Borrower consummates a Qualifying Offering, Borrower may submit a certification by its chief financial officer or treasurer regarding its then current Leverage Ratio (using, for the numerator of such ratio, its then extant level of Funded Debt and, for the denominator, using Consolidated EBITDA minus Capital Expenditures determined for the four fiscal quarters ended as of the last day of the immediately preceding fiscal quarter) and the Applicable Base Rate Margin shall be determined based upon the Leverage Ratio set forth in such certification, and (b) within five (5) days of the date of an exchange of the Convertible Exchangeable Preferred Stock for Exchange Subordinated Debt, Borrower shall submit a certification by its chief financial officer or treasurer regarding its then current Leverage Ratio (using, for the numerator of such ratio, its then extant level of Funded Debt and, for the denominator, using Consolidated EBITDA minus Capital Expenditures determined for the four fiscal quarters ended as of the last day of the immediately preceding fiscal quarter) and the Applicable Base Rate Margin shall be determined based upon the Leverage Ratio set forth in such certification.

         "Applicable Commercial Letter of Credit Margin" means and refers to, with respect to Comercial Letters of Credit,

 Leverage Ratio                     Applicable Commercial Letter of Credit Margin
 --------------                     ---------------------------------------------
                                    .55 percentage points
 greater than or
 equal to 5.0:1.0

 less than 5.0:1.0,                 .50 percentage points
 but greater than or
 equal to 4.0:1.0

 less than 4.0:1.0,                 .45 percentage points
 but greater than or
 equal to 3.0:1.0                   .35 percentage points

 less than 3.0:1.0

         The Applicable Commercial Letter of Credit Margin shall be based upon the Borrower's Leverage Ratio which will be calculated quarterly as at the end of each fiscal quarter of the Borrower based upon the four (4) immediately preceding fiscal quarters, including the quarter then ended. The applicable margin shall be redetermined quarterly on the date Agent receives quarterly financial statements pursuant to Section 5.2(a) hereof, (or, in the case of the fourth fiscal quarter in each fiscal year, a certification by the chief financial officer or treasurer of Borrower). In addition to the foregoing, (a) within forty-five (45) days of the date on which Borrower consummates a Qualifying Offering, Borrower may submit a certification by its chief financial officer or treasurer regarding its then current Leverage Ratio (using, for the numerator of such ratio, its then extant level of Funded Debt and, for the denominator, using Consolidated EBITDA minus

Capital Expenditures determined for the four fiscal quarters ended as of the last day of the immediately preceding fiscal quarter) and the Applicable Commercial Letter of Credit Margin shall be determined based upon the Leverage Ratio set forth in such certification, and (b) within five (5) days of the date of an exchange of the Convertible Exchangeable Preferred Stock for Exchange Subordinated Debt, Borrower shall submit a certification by its chief financial officer or treasurer regarding its then current Leverage Ratio (using, for the numerator of such ratio, its then extant level of Funded Debt and, for the denominator, using Consolidated EBITDA minus Capital Expenditures determined for the four fiscal quarters ended as of the last day of the immediately preceding fiscal quarter) and the Applicable Commercial Letter of Credit Margin shall be determined based upon the Leverage Ratio set forth in such certification. Anything to the contrary contained herein notwithstanding, there shall not be any increase to, or refund of, any letter of credit fee previously paid with respect to a Commercial Letter of Credit that is outstanding on the day on which the Applicable Commercial Letter of Credit Margin changes.

         "Applicable LIBOR Rate Margin" means and refers to, with respect to LIBOR Rate Loans,

 Leverage Ratio                         Applicable LIBOR Rate Margin
 --------------                         ----------------------------
 greater than or
 equal to 5.0:1.0                       2.50 percentage points

 less than 5.0:1.0,
 but greater than or
 equal to 4.0:1.0                       2.25 percentage points

 less than 4.0:1.0,
 but greater than or
 equal to 3.0:1.0                       2.00 percentage points

 less than 3.0:1.0                      1.50 percentage points

         The Applicable LIBOR Rate Margin shall be based upon the Borrower's Leverage Ratio which will be calculated quarterly as at the end of each fiscal quarter of the Borrower based upon the four (4) immediately preceding fiscal quarters, including the quarter then ended. The applicable margin shall be redetermined quarterly on the date Agent receives quarterly financial statements pursuant to Section 5.2(a) hereof, (or, in the case of the fourth fiscal quarter in each fiscal year, a certification by the chief financial officer or treasurer of Borrower). In addition to the foregoing, (a) within forty-five (45) days of the date on which Borrower consummates a Qualifying Offering, Borrower may submit a certification by its chief financial officer or treasurer regarding its then current Leverage Ratio (using, for the numerator of such ratio, its then extant level of Funded Debt and, for the denominator, using Consolidated EBITDA minus Capital Expenditures determined for the four fiscal quarters ended as of the last day of the immediately preceding fiscal quarter) and the Applicable LIBOR Rate Margin shall be determined based upon the Leverage Ratio set forth in such certification, and (b) within five (5) days of the date of an exchange of the Convertible Exchangeable Preferred Stock for Exchange Subordinated Debt, Borrower shall submit a certification by its chief financial officer or treasurer regarding its then current Leverage Ratio (using, for the numerator of such ratio, its then extant level of Funded Debt and, for the denominator, using Consolidated EBITDA minus Capital Expenditures determined for the four fiscal quarters ended as of the last day of the immediately preceding fiscal quarter) and the Applicable LIBOR Rate Margin shall be determined based upon the Leverage Ratio set forth in such certification. Anything to the contrary contained herein notwithstanding, (a) any LIBOR Rate Loan that is outstanding on the day on which the Applicable LIBOR Rate Margin changes, shall, until the end of the Interest Period relating to such LIBOR Rate Loan, continue to bear interest at the Applicable LIBOR Rate Margin that was in effect on the date such LIBOR Rate Loan was made, and (b) the letter of credit fee with respect to any Letter of Credit (other than a Commercial Letter of Credit) that is outstanding on the day on which the Applicable LIBOR Rate Margin changes, automatically shall be adjusted as of the date on which the Applicable LIBOR Rate Margin is adjusted.

         "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement among an assigning Bank, such Bank's assignee thereunder, Borrower, and Agent, substantially in the form of Exhibit A-1 attached hereto.

         "Balance of Net Issuance Proceeds" means and refers to (a) the aggregate Net Issuance Proceeds of Qualifying Offerings, minus (b) the aggregate amount paid by Borrower on or after September 30, 1993 to redeem or acquire Convertible Exchangeable Preferred Stock in connection with one or more Failed Conversions (such amount to be calculated by excluding amounts paid by Borrower that were covered by an Underwritten Call where the underwriter has performed its underwriting obligations).

         "Bank" and "Banks" shall have the respective meanings set forth in the introduction to this Agreement.

         "Base LIBOR Rate" means the average of the rate per annum at which Dollar deposits are offered to Agent in the London interbank eurocurrency market on the second LIBOR Business Day prior to the commencement of an Interest Period at or about 11:00 A.M. (London time), for delivery on the first day of such Interest Period, for a term comparable to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period shall apply.

         "Base Rate" means, for any day, the higher of (a) the Federal Funds Rate in effect on such day plus 0.50%, and (b) the Prime Rate. Each change in the interest rate on the Loans based on a change in the Base Rate shall be effective as of the effective date of such change in the Base Rate.

         "Base Rate Borrowing" means and refers to any Borrowing designated by Borrower as a Base Rate Borrowing pursuant to Section 2.8 of this Agreement or any Loans deemed to be a Base Rate Borrowing pursuant to Section 2.9 of this Agreement.

         "Base Rate Loan" means each portion of a Loan bearing interest at a rate determined by reference to the Base Rate.

         "Board of Directors" means the Board of Directors of Borrower or any committee thereof duly authorized to act on behalf of the Board of Directors.

         "Borrower" shall have the meaning set forth in the introduction to this Agreement.

         "Borrower Common Stock" means and refers to the common stock of Borrower.

         "Borrowing" means and refers to a borrowing under this Agreement consisting of Loans made severally by each Bank to Borrower.

         "Brooksville Collateral" means and refers to the interests of Borrower in the real property and fixtures relating to Borrower's cement plant located in Brooksville, Florida and Borrower's cement terminal located in Jacksonville, Florida.

         "Brooksville Collateral Documents" means and refers to those mortgages, fixture filings, and all other documents, agreements and instruments, including the Brooksville Mortgage, and all amendments and modifications thereto, including the Brooksville Mortgage Modification, that have been or are executed and delivered by Borrower and that grant a lien to Agent, on behalf of Banks, on the Brooksville Collateral.

         "Brooksville Mortgage" means and refers to that certain Mortgage and Security Agreement, executed by Borrower, as Mortgagor, in favor of Agent, as Mortgagee, that encumbers the Brooksville Collateral.

         "Brooksville Mortgage Modification" means and refers to that certain Modification of Mortgage and Security Agreement, modifying the Brooksville Mortgage.

         "Capital Expenditures" means and refers to, when used in connection with any Person for any period, any expenditure by such Person that, in conformity with GAAP, has been or should be included in the additions to property, plant, and equipment or in acquisitions, net of cash acquired, in each case, as reflected in such Person's statement of consolidated cash flows for such period prepared on substantially the same basis as Borrower's statement of consolidated cash flows for its fiscal year ended December 31, 1992.

         "Capitalized Lease" means and refers to any lease of property (whether real, personal, or mixed real and personal) by a Person as lessee that should, in conformity with GAAP, be accounted for as a capital lease on the balance sheet of that Person.

         "Capitalized Lease Obligations" means and refers to any and all lease obligations that, in accordance with GAAP, have been or are required to be capitalized on the books of a lessee.

         "Capital Stock" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of, or rights, warrants, or options to purchase, corporate stock or any other equity interest (however designated) of or in such Person.

         "Cash Equivalents" means and refers to: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's; (c) commercial paper maturing no more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody's; (d) certificates of deposit or bankers' acceptances maturing within one (1) year from the date of acquisition thereof either (i) issued by any of the Banks or any bank organized under the laws of the United States of America or any state thereof or the District of Columbia which Bank or other bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) certificates of deposit less than or equal to One Hundred Thousand Dollars ($100,000) in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

         "CERCLA" means and refers to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (by SARA or otherwise), set forth at 42 U.S.C. Section Section 9601-9657, and all rules and regulations promulgated thereunder as of the date hereof.

         "Change of Control" means and refers to the occurrence of one or more of the following events: (a) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the properties or assets of Borrower to any Person or related group for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof, (b) the shareholders of Borrower shall approve any plan or proposal for the liquidation or dissolution of Borrower, (c) any Person or Group, together with any Affiliates thereof, shall, as a result of a tender or exchange offer, a merger, consolidation or similar transaction, open market purchases, privately negotiated purchases, or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Borrower representing at least thirty percent (30%) of the Voting Stock of Borrower, or (d) a majority of the members of the Board of Directors shall not constitute Continuing Directors. For purposes of this definition, "Board of Directors" does not include any committee thereof.

         "Closing Date" means and refers to the date of the first Borrowing under this Agreement.

         "Code" means and refers to the Internal Revenue Code of 1986, as amended from time to time, or any successor or superseding tax laws of the United States of America, together with all regulations promulgated thereunder.

         "Collateral" means and refers to: (a) the interests of Borrower in the capital stock of FCC, FI, Mojave, SCI, SES, SFC, SSI, and VPC encumbered under the Stock Pledge; (b) the interests of Borrower in its accounts, equipment, general intangibles, inventory, and other personal property (including the interest of Borrower in KCC) encumbered under the Security Agreement; (c) the interests of Borrower in its real or personal property encumbered under the Real Property Collateral Documents; and (d) the interests of the Specified Subsidiaries in their respective real and personal property encumbered under the Specified Subsidiaries Security Agreements.

         "Commercial Letter of Credit" means and refers to any sight letter of credit issued hereunder for the purpose of supporting Borrower's obligations incurred in the ordinary course of business and which is conditioned upon the presentation of documents (as that term is defined in Section 5103(b) of the UCC).

         "Commercial Paper Letters of Credit" means and refers to, depending on the context, any or all of the Letters of Credit issued pursuant to the terms of Sections 2.1(b) or 2.2 of this Agreement for the purpose of supporting commercial paper issued by Borrower.

         "Commercial Paper Letter of Credit Amount" means and refers to an amount equal to Seventy-Five Million Dollars ($75,000,000).

         "Commercial Paper Letter of Credit Usage" means and refers to, as of the date any determination thereof is to be made, the sum of: (a) the Stated Amount of each Commercial Paper Letter of Credit then outstanding; and (b) the aggregate amount of all Unpaid Drawings with respect to Commercial Paper Letters of Credit. For purposes of this definition, any amount described which is denominated in a currency other than Dollars shall be valued in Dollars based on the applicable Exchange Rate for such currency as of the date of determination.

         "Commitment Fee" shall have the meaning set forth in Section 2.13 of this Agreement.

         "Consolidated Current Assets" means and refers to the total of all assets of Borrower and its Subsidiaries that have been or properly should be classified as current assets in accordance with GAAP and determined on a consolidated basis.

         "Consolidated Current Liabilities" means and refers to the total of all of the liabilities of Borrower and its Subsidiaries that have been or properly should be classified as current liabilities in accordance with GAAP and determined on a consolidated basis.

         "Consolidated EBITDA" means and refers to, for any period, an amount determined on a consolidated basis in accordance with GAAP, equal to (a) operating earnings, plus or minus, as applicable (b) consolidated non-cash charges to the extent that such charges were included in the calculation of operating earnings.

         "Consolidated Net Income" means and refers to, for any period, the net income (or deficit) of Borrower and its Subsidiaries for such period (on a consolidated basis), after deducting portions of income properly attributable to minority interests, if any, in the stock and surplus of such Subsidiaries; provided, however, that there shall be excluded: (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or such Person's assets are acquired by Borrower or any of its Subsidiaries; (b) the income (or deficit) of any Person (other than a Subsidiary of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income has been actually received by Borrower or such Subsidiary in the form of dividends, management fees, or other distributions, loans, or other mechanisms to achieve the economic benefit to Borrower of dividends; and (c) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or other distributions, loans, or other mechanisms to achieve the economic effect to Borrower of dividends by such Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Subsidiary.

         "Consolidated Tangible Net Worth" means and refers to, on the date of determination thereof, the amount calculated as: (a) the consolidated stockholders' equity of Borrower and its Subsidiaries plus the aggregate amount of Permitted Preferred Stock, minus (b) the aggregate amount of Intangible Assets of Borrower and its Subsidiaries.

         "Contingent Obligation" means and refers to, as to any Person and without duplication of amounts, any obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any Debt, Noncancellable Lease, dividend, reimbursement obligations relating to letters of credit, or other obligation ("primary obligation") of any other Person ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person, irrespective of whether contingent, (a) to purchase any such primary obligation, (b) to advance or supply funds (whether in the form of a loan, advance, stock purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any asset constituting direct or indirect security therefor, or (ii) to maintain working capital or equity capital of the primary obligor, or otherwise to maintain the net worth, solvency, or other financial condition of the primary obligor, (c) to purchase or make payment for any asset, securities, services, or Noncancellable Lease if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to otherwise assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (y) trade payables or accrued liabilities of the Person making the Contingent Obligation, or (z) non-pension post retirement benefits. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the net present value of the maximum amount of such Person's liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the net present value of the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined, reasonably and in good faith, by Borrower.

         "Continuing Director" means and refers to (a) any member of the Board of Directors who was a director of Borrower on the Closing Date, and (b) any person who becomes a member of the Board of Directors after the Closing Date if such person was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such person originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors of Borrower (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted form such contest or the settlement thereof.

         "Contractual Obligation" means and refers to, as applied to any Person, any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which that Person is a party or by which it or any of its owned properties or assets is bound or to which it or any of its owned properties or assets is subject; provided, however, that this term shall not include permits, licenses, and other authorizations from governmental or regulatory authorities issued under any Environmental Protection Statute.

         "Controlled Group" means and refers to all domestic and foreign members of a controlled group of corporations under Section 1563(a) of the Code (determined without regard to Section 1563(b)(2)(c) of the Code) and all trades or businesses (irrespective of whether incorporated) under common control of Borrower or its Subsidiaries.

         "Convertible Exchangeable Preferred Stock" means and refers to Borrower's Preferred Stock, $3.75 Convertible Exchangeable Series B.

         "Damages" means and refers to those damages set forth in 42 U.S.C.
Section 9601, 42 U.S.C. Section 9607(a), and 42 U.S.C.  Section 9611(b).

         "Debt" means and refers to, with respect to any Person, the aggregate amount of, without duplication: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) all Capitalized Lease Obligations; (d) all obligations or liabilities of others secured by a Lien on any property or asset of such Person, irrespective of whether such obligation or liability is assumed; and
(e) any obligation owed for all or any part of the deferred purchase price of property, assets, or services that is due more than twelve (12) months from the date of the incurrence of the obligation in respect thereto.

         "Debt Service Ratio" means and refers to, for the period to be determined, the ratio of (a) Consolidated EBITDA, to (b) the sum of cash Interest Expense, current provision for income taxes, and the current portion of Funded Debt as of the last day of such period (exclusive of Debt under this Agreement, the Subordinated Debt, and the Debt evidenced by the Martin Marietta Promissory Note).

         "Defaulting Bank" shall have the meaning ascribed thereto in Section 2.10(c).

         "Disclosure Statement" means and refers to that statement, executed and delivered by a Responsible Officer of Borrower pursuant to Section 3.1(b) hereof, as amended from time to time to the extent permitted hereby, which statement sets forth information regarding, or exceptions to, the representations, warranties, and covenants made by Borrower herein.

         "Dollars and $" means and refers to United States of America dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

         "Domestic Business Day" means and refers to a day (other than a Saturday or Sunday) on which major commercial banks are open for business in San Francisco, California, Houston, Texas, and New York, New York.

         "Environment" or "Environmental" shall have the meanings set forth in 42 U.S.C. Section 9601(8).

         "Environmental Protection Statute" means and refers to any local, state, or federal law, statute, regulation, or ordinance enacted in connection with or relating to the protection or regulation of the Environment, including those laws, statutes, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, discharge, emission, release, investigation, remediation, cleanup, use, treatment, or transporting of Hazardous Waste or Hazardous Substances, regulating the discharge or emission of pollutants or contaminants into water or air, regulating industrial health and safety, and protecting human health, and any regulations, issued or promulgated in connection with such statutes by any governmental agency or instrumentality.

         "Environmental Subsidiaries" means and refers, collectively, to SES, Southdown Environmental Treatment Systems, Inc., a Delaware corporation, Rho-Chem Corporation, a California corporation, Allworth, Inc., an Alabama corporation, Allworth of Tennessee, Inc., a Tennessee corporation, Century Resources, Inc., an Illinois corporation, Southdown TDI, Inc., a Delaware corporation, Sessa, SA de CV Incorporated, a Mexico corporation, and any other direct or indirect Subsidiary of Borrower the principal business of which is certified by Borrower to Agent to be hazardous or other waste treatment or processing or the holding of stock or interests in an Environmental Subsidiary.

         "EPA" means and refers to the United States Environmental Protection Agency, or any successor thereto.

         "ERISA" means and refers to the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

         "ERISA Affiliate" means and refers to, as to any Person, any trade or business (irrespective of whether incorporated) that is a member of a group of which such Person is a member (determined immediately following the Closing Date and thereafter) and that is under common control within the meaning of the regulations promulgated under Section 414 of the Code (except that such rules and regulations also shall be deemed to apply to foreign corporations).

         "Event of Default" shall have the meaning set forth in Section 7.1 of this Agreement.

         "Exchange Act" means and refers to the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations thereunder.

         "Exchange Subordinated Debt" means and refers to the Borrower's 7 1/2% Convertible Subordinated Debentures, due 2013 that are issuable, at the option of Borrower, in exchange for the Convertible Exchangeable Preferred Stock.

         "Exchange Rate" means and refers to the nominal rate of exchange of Issuing Bank in a chosen foreign exchange market for the purchase by Issuing Bank, by cable or transfer of any currency other than Dollars at 12:00 noon, local time, one Domestic Business Day prior to any date of determination, expressed as the number units of such currency per one (1) Dollar.

         "Excluded Properties" means and refers to any one or more of the properties described on Schedule E-1 attached hereto.

         "Existing Subordinated Debt" means and refers to (a) the Debt of Borrower evidenced by the Senior Subordinated Notes, and (b) the Debt of Borrower evidenced by the Senior Subordinated Notes (1991).

         "Extended Due Date" has the meaning ascribed thereto in Section
2.10(c).

         "Facility A" means and refers to the revolving loan and letter of credit facility set forth in Article 2 of this Agreement.

         "Facility A Commitment" means and refers to, on the date of determination thereof, and subject to the effect of the provisions of Section
2.12 hereof, the total amount of Banks' commitments to extend credit to Borrower under Facility A, which commitment for any Bank shall be the amount set forth opposite the name of such Bank under the appropriate heading on Schedule F-1 attached hereto, and the total amount of which shall be the total of such amounts set forth on such schedule. As of the Closing Date, the Facility A Commitment is $200,000,000 (inclusive of the Facility A Florida LC Subfacility Commitment and the Facility A Florida Subfacility Commitment).

         "Facility A Florida LC Subfacility" means and refers to the revolving loan and letter of credit facility that is a subfacility of Facility A and is set forth in Section 2.1(d) of this Agreement.

         "Facility A Florida LC Subfacility Commitment" means and refers to, on the date of determination thereof, the total amount of Banks' commitments under the Facility A Florida LC Subfacility to extend credit to Borrower as set forth in Section 2.1(d) hereof, which commitment for any Bank shall be the amount set forth opposite the name of such Bank under the appropriate heading on Schedule F-1 attached hereto, and the total amount of which shall be the total of such amounts set forth on such schedule. As of the Closing Date, the Facility A Florida LC Subfacility Commitment is $35,000,000.

         "Facility A Florida LC Subfacility Letter of Credit Usage" means and refers to, as of any date of determination, the Stated Amount of each Facility A Florida LC Subfacility Letter of Credit then outstanding. For purposes of this definition, any amount that is denominated in a currency other than Dollars shall be valued in Dollars based on the applicable Exchange Rate for such currency as of the date of determination.

         "Facility A Florida LC Subfacility Letters of Credit" means and refers to the Letters of Credit issued under the Facility A Florida LC Subfacility pursuant to the terms of Sections 2.1(b), 2.1(d), and 2.2 of this Agreement.

         "Facility A Florida LC Subfacility Notes" means and refers to any one or more of the promissory notes, dated as of the Closing Date, substantially in the form of Exhibit F-1 hereto, issued by Borrower to the order of a Bank in a face amount equal to 35/200ths of such Bank's pro rata share of the Facility A Commitment in effect on the Closing Date.

         "Facility A Florida LC Subfacility Revolving Loans" means and refers to the Loans made to Borrower under the Facility A Florida LC Subfacility.

         "Facility A Florida LC Subfacility Revolving Loan Usage" means and refers to the outstanding amount of the Facility A Florida LC Subfacility Revolving Loans.

         "Facility A Florida LC Subfacility Usage" means and refers to the sum of (a) the Facility A Florida LC Subfacility Revolving Loan Usage plus (b) the Facility A Florida LC Subfacility Letter of Credit Usage.

         "Facility A Florida Subfacility" means and refers to the revolving loan and letter of credit facility that is a subfacility of Facility A and is set forth in Section 2.1(e) of this Agreement.

         "Facility A Florida Subfacility Commitment" means and refers to, on the date of determination thereof, the total amount of Banks' commitments under the Facility A Florida Subfacility to extend credit to Borrower by means of Facility A Florida Subfacility Revolving Loans or Facility A Florida Subfacility Letters of Credit, which commitment for any Bank shall be the amount set forth opposite the name of such Bank under the appropriate heading on Schedule F-1 attached hereto, and the total amount of which shall be the total of such amounts set forth on such schedule. As of the Closing Date, the Facility A Florida Subfacility Commitment is $25,000,000.

         "Facility A Florida Subfacility Letter of Credit Usage" means and refers to, as of any date of determination, the Stated Amount of each Facility A Florida Subfacility Letter of Credit then outstanding. For purposes of this definition, any amount that is denominated in a currency other than Dollars shall be valued in Dollars based on the applicable Exchange Rate for such currency as of the date of determination.

         "Facility A Florida Subfacility Letters of Credit" means and refers to the Letters of Credit issued under the Facility A Florida Subfacility pursuant to the terms of Sections 2.1(b), 2.1(e), and 2.2 of this Agreement.

         "Facility A Florida Subfacility Notes" means and refers to any one or more of the promissory notes, dated as of the Closing Date, substantially in the form of Exhibit F-2 attached hereto, issued by Borrower to the order of a Bank in a face amount equal to 25/200ths of such Bank's pro rata share of the Facility A Commitment.

         "Facility A Florida Subfacility Revolving Loans" means and refers to the Loans made to Borrower under the Facility A Florida Subfacility.

         "Facility A Florida Subfacility Revolving Loan Usage" means and refers to the outstanding amount of the Facility A Florida Subfacility Revolving Loans.

         "Facility A Florida Subfacility Usage" means and refers to the sum of
(a) the Facility A Florida Subfacility Revolving Loan Usage plus (b) the Facility A Florida Subfacility Letter of Credit Usage.

         "Facility A Notes" means and refers to any one or more of the promissory notes, dated as of the Closing Date, substantially in the form of Exhibit F-3 attached hereto, issued by Borrower to the order of a Bank in a face amount equal to

140/200ths of such Bank's pro rata share of the Facility A Commitment in effect on the Closing Date.

         "Facility A Revolving Loans" means and refers to the Loans made to Borrower under Facility A.

         "Facility A Usage" shall mean, on the date any determination thereof is to be made, the sum of, without duplication: (a) the outstanding amount of the Facility A Revolving Loans; plus (b) the Letter of Credit Usage; plus (c) the MARAD Reserve; plus (d) any amounts reserved under Section 6.1(d).

         "Failed Conversion" means and refers to an attempted redemption or acquisition (except acquisitions from time to time if the aggregate amount paid in connection with all such excepted acquisitions does not exceed $50,000) of the Convertible Exchangeable Preferred Stock by Borrower where, in response to such attempt, the holders of five percent (5%) or more of the outstanding shares of such Convertible Exchangeable Preferred Stock that Borrower offered to redeem or acquire do not elect to convert such stock into Borrower Common Stock.

         "FCC" means and refers to Frontier Cement Company, a Delaware corporation.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day as published by the Federal Reserve Bank of New York on the Domestic Business Day immediately following such day; provided, however, that (a) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Domestic Business Day as published on the immediately following Domestic Business Day, and (b) if such rate is not published for any Domestic Business Day, then the Federal Funds Rate shall be the average of the quotations for such day on such transactions received by Agent from three (3) federal funds brokers of recognized standing selected by Agent.

         "Federal Reserve Board" means and refers to the Board of Governors of the Federal Reserve System or any successor thereto.

         "FI" means and refers to Foothill Industries, a California corporation.

         "Florida Collateral" means and refers to the interests of Borrower in real property and fixtures located in the State of Florida, other than Brooksville Collateral.

         "Foreign Bank" means and refers to any Bank other than a Bank organized and existing under the laws of the United States of America or any political subdivision thereof or therein.

         "Free Cash Flow Ratio" means and refers to, for the period to be determined, the ratio of (a)(i) Consolidated EBITDA minus Capital Expenditures, plus (ii) one third (1/3) of the Balance of Net Issuance Proceeds as of the last day of such period, to (b) the sum of cash Interest Expense, current provision for income taxes, dividends, and the current portion of Funded Debt as of the last day of such period (exclusive of Debt under this Agreement, the Subordinated Debt, and the Debt evidenced by the Martin Marietta Promissory
Note); provided, however, that for fiscal year 1993 only, Borrower shall be entitled to add to the numerator of the ratio up to $10,000,000 of cash or Cash Equivalents that are owned by Borrower as of the relevant date of determination.

         "Fund," "Trust Fund," or "Super Fund" means and refers to the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C.
Section 9631 and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. Section 9641. The above provisions have been amended or repealed by SARA and the "Fund," "Trust Fund," or "Super Fund" are now maintained pursuant to Section 9507 of the Code.

         "Funded Debt" means and refers to all consolidated Debt of Borrower or its Subsidiaries that matures one (1) year or more from the date of determination, or that is renewable or extendable, at the sole option of Borrower or its Subsidiaries, as applicable, by its terms or by the terms of any instrument or agreement relating thereto to a date that is one (1) year or more from the date of determination thereof, or that, under a revolving credit or similar agreement, obligates the lender to extend credit over a period of one (1) year or more from the date of determination.

         "GAAP" means and refers to generally accepted accounting principles recognized as such by the American Institute of Certified Public Accountants in the opinions and pronouncements of the Accounting Principles Board and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

         "Governmental Authority" means and refers to any federal, state, local, or other governmental department, commission, board, bureau, agency, central bank, court, tribunal, or other instrumentality, domestic or foreign.

         "Hazardous Substances" shall have the meaning set forth in 42 U.S.C.
Section 9601(14); provided, however, that the exclusions set forth therein shall not apply.

         "Hazardous Waste" shall have the meaning set forth in 42 U.S.C.
Section 6903(5), and 40 C.F.R. Section 261.3.

         "Hedge Agreements" means and refers to any interest rate swap agreement, interest rate cap agreement, or other similar agreement or arrangement entered into by Borrower.

         "Highest Lawful Rate" means and refers to, with respect to any Bank, the maximum non-usurious interest rate, as in effect from time to time, that may be charged, contracted for, reserved, received, or collected by such Bank in connection with this Agreement or the Notes, or any of the Loan Documents.

         "Indemnified Liabilities" shall have the meaning set forth in Section
10.2 of this Agreement.

         "Indemnitees" shall have the meaning set forth in Section 10.2 of this Agreement.

         "Intangible Assets" means and refers to, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

         "Interest Expense" means and refers to, with respect to any period of determination, the total consolidated interest expense, determined in accordance with GAAP, of Borrower and its Subsidiaries.

         "Interest Payment Date" means and refers to, with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that in the case of any Interest Period in excess of three
(3) months, "Interest Payment Date" also shall include the end of each three-month period following the commencement of that Interest Period.

         "Interest Period" means, with respect to each LIBOR Rate Borrowing, the period commencing on the date of such LIBOR Rate Borrowing and, subject to the availability of funds, ending one (1), two (2), three (3), or six (6) months thereafter, as Borrower may elect pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that:

              (a) any Interest Period that would otherwise end on a day that is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;

               (b) any Interest Period that begins on the last LIBOR Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), end on the last LIBOR Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

               (c) if any Interest Period includes a date on which a payment of principal of any Loan is required to be made under this Agreement, but does not begin or end on such date, then (x) the principal amount of such LIBOR Rate Borrowing required to be repaid on such date shall have an Interest Period ending on such date; and (y) the remainder (if any) of such LIBOR Rate Borrowing shall have an Interest Period determined as set forth in the lead-in to this definition;provided, however, that the foregoing shall not be deemed to relieve Borrower from any of its obligations under Section 2.15.

         "Investment" means and refers to, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of, or beneficial interest in, stock or other securities of any other Person, or any direct or indirect loan, advance, or capital contribution by that Person to any other Person, including all Debt and accounts receivable from that other Person that are not current assets and did not arise from sales, leases, or rendition of services to that other Person in the ordinary and usual course of business.
The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In addition, for purposes of Sections 6.3 and 6.22, the amount of any loan or advance made in the ordinary course of business by a Person to an Environmental Subsidiary for working capital purposes shall not be deemed to be an "Investment."

         "Issuing Bank" shall mean Wells Fargo or any other Bank that, on behalf of all Banks, issues a Letter of Credit requested by Borrower hereunder.

         "KCC" means and refers to Kosmos Cement Company, a Kentucky partnership.

         "Keepwell Agreement" means and refers to, collectively, that certain Keepwell Agreement dated December 29, 1983, between MMRI and the Interlake Steamship Company, a Delaware corporation, and that certain letter agreement, dated

March 23, 1987, from MMRI addressed to the Secretary of Transportation, in care of MARAD.

         "Lending Office" shall have the meaning ascribed thereto in Section
2.18 hereof.

         "Letters of Credit" means and refers to, depending on the context, any or all of the Commercial Paper Letters of Credit, Commercial Letters of Credit, or Standby Letters of Credit issued pursuant to the terms of Sections 2.1(b), 2.1(d), 2.1(e), or 2.2 of this Agreement or those letters of credit described on Schedule L-1 attached hereto.

         "Letter of Credit Amount" means and refers to an amount equal to Ninety-Five Million Dollars ($95,000,000).

         "Letter of Credit Usage" means and refers to, as of any date of determination, (a) the aggregate Stated Amount of the Letters of Credit then outstanding, plus (b) the aggregate amount of all Unpaid Drawings. For purposes of this definition, any amount that is denominated in a currency other than Dollars shall be valued in Dollars based on the applicable Exchange Rate for such currency as of the date of determination.

         "Leverage Ratio" means and refers to, for the period to be determined, the ratio of (a) the aggregate amount of Funded Debt as of the last day of such period, to (b) Consolidated EBITDA minus Capital Expenditures.

         "LIBOR Business Day" means a Business Day on which dealings in Dollar deposits are carried on in the London interbank market.

         "LIBOR Rate" means for each Interest Period for each LIBOR Rate Loan owed to a Bank the rate per annum (rounded upward, if necessary, to the nearest whole 1/16 of 1%) determined by Agent pursuant to the following formula:

                                Base LIBOR Rate
                                ---------------
         LIBOR Rate =  100% - Reserve Percentage of such Bank

         "LIBOR Rate Borrowing" means and refers to any Borrowing designated by Borrower as a LIBOR Rate Borrowing pursuant to Sections 2.8 or 2.9 of this Agreement.

         "LIBOR Rate Loan" means each portion of a Loan bearing interest at a rate determined by reference to the LIBOR Rate.

         "Lien" means and refers to any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain from giving any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.

         "Loan" and "Loans" means and refers to the loans, including drawings under Letters of Credit, to be made severally (not jointly and not jointly and severally) by Banks to Borrower pursuant to Article 2 of this Agreement.

         "Loan Documents" shall mean the Real Property Collateral Documents, the Agent's Fee Letter, the Personal Property Collateral Documents, the Termination of Subrogation and Contribution Agreement, and all other written documents, agreements, or instruments, including financing statements and fixture filings, other than this Agreement and the Notes, that have been or are entered into by Borrower, the Specified Subsidiaries, Agent, or Banks, as the case may be, in connection with the transactions contemplated by this Agreement.

         "Majority Banks" means and refers to, as of the date of determination thereof, Banks having at least a majority of the aggregate unpaid principal amount then outstanding of the Loans, or if no Loans are outstanding at the date of determination, Banks having at least a majority of the Facility A Commitment.

         "MARAD" means and refers to the United States Department of Transportation acting by and through the Maritime Administration.

         "MARAD Reserve" means and refers to an amount equal to the lesser of Twenty Million Dollars ($20,000,000) or the then outstanding obligation of Borrower (as successor to MMRI) under the Keepwell Agreement, that, so long as the Keepwell Agreement remains in effect, shall be reserved under the Facility A Commitment and shall not be available for borrowing or for any other purpose other than payment of obligations under the Keepwell Agreement.

         "Martin Marietta" means and refers to Martin Marietta Corporation, a Maryland corporation.

         "Martin Marietta Letter of Credit" means and refers to that certain Letter of Credit, in the original face amount of Eighteen Million Eight Hundred Thousand ($18,800,000), issued by Societe Generale, Southwest Agency as the Issuing Bank in favor of Martin Marietta Investments Inc., in support of (a) the Martin Marietta Promissory Note, and (b) that certain Letter Agreement, dated April 3, 1984, entered into between SCE and Martin Marietta, each of which was executed and delivered pursuant to the terms of that certain Agreement for Sale of Properties, dated as of March 21, 1984, between SCE and Martin Marietta.

         "Martin Marietta Promissory Note" means and refers to that certain Promissory Note, dated April 3, 1984, in the original principal amount of Forty Five Million Dollars ($45,000,000), executed by SCE and payable to the order of Martin Marietta.

         "Material Adverse Change" means and refers to a material adverse change in the business, properties, assets, operations, business prospects, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, as compared with the business, properties, assets, operations, business prospects, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, as of December 31, 1992.

         "Material Adverse Effect" means and refers to a material adverse effect on the business, properties, assets, operations, business prospects, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

         "Maturity Date" means and refers to November 30, 1996.

         "MMRI" means and refers to Moore McCormack Resources, Inc., a former Delaware corporation that was merged with and into Borrower, with Borrower being the surviving entity in such merger.

         "Mojave" means and refers to Mojave Northern Railroad Company, a California corporation.

         "Moody's" means and refers to Moody's Investors Service, Inc.

         "Multiemployer Plan" means and refers to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or a "multiemployer pension plan" as defined in Section 3(37) of ERISA or Section 414 of the Code, or any similar type of plan established and regulated under the laws of any foreign country, that is maintained for employees of such Person or any ERISA Affiliate of such Person.

         "1988 Credit Agreement" shall have the meaning ascribed thereto in the recitals to this Agreement.

         "1991 Credit Agreement" shall have the meaning ascribed thereto in the recitals to this Agreement.

         "Net Issuance Proceeds" means and refers to, in respect of any issuance of equity securities, cash proceeds received by Borrower in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith, such costs and expenses to be consistent with standard practices for similar issuances.

         "Noncancellable Lease" means and refers to any lease of a Person that is not cancellable without penalty at any time pursuant to the terms thereof or any lease of a Person the cancellation of which, pursuant to the terms thereof, would not be economical.

         "Notes" means and refers to the Facility A Notes, the Facility A Florida Subfacility Notes, and the Facility A Florida LC Subfacility Notes.

         "Notice of Borrowing" means and refers to an irrevocable notice from Borrower to Agent of Borrower's intention to borrow all or any portion of the Loans (or request the issuance of all or any portion of the Letters of Credit) that Borrower is entitled to borrow hereunder, substantially in the form of Exhibit N-1 attached hereto, executed by a Responsible Officer of Borrower and delivered to Agent pursuant to Section 2.8 hereof.

         "Notice of Conversion/Continuation" means and refers to an irrevocable notice from Borrower to Agent of Borrower's request to convert all or any portion of such of the Loans bearing interest at one rate to that of another rate or continue Loans at a particular rate of interest, substantially in the form of Exhibit N-2 hereto, executed by a Responsible Officer of Borrower and delivered to Agent pursuant to Section 2.9 hereof.

         "Officer's Compliance Certificate" means and refers to that certificate of a Responsible Officer of Borrower described in Section 3.1(k) of this Agreement.

         "Operating Lease" means and refers to, as applied to any Person, any Noncancellable Lease of any property or asset (whether real, personal, or mixed), that is not a Capitalized Lease, other than any such lease under which that Person is the lessor.

         "Overdue Rate" shall have the meaning set forth in Section 2.6 hereof.

         "PBGC" means and refers to the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

         "Pension Plan" or "Plan" means and refers to any pension, retirement, disability, health, welfare, life insurance or other employee benefit plan, defined benefit, defined contribution, profit sharing, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, bonus or other incentive plan, vacation benefit, fringe benefit, severance, thrift or other employee benefit plan or arrangement, including any Pension Plan (other than any Multiemployer Plan) or any plan similar to any of those plans described above that is established or maintained under the law of any foreign country, irrespective of whether any of the foregoing is funded, that was, is, or will be sponsored or maintained by Borrower or its ERISA Affiliates (excluding any plans in which personnel of Borrower or its ERISA Affiliates are not participating) in which any personnel of Borrower or its ERISA Affiliates participate or from which any such personnel may derive a benefit.

         "Pension Protection Act" means and refers to the Pension Protection Act, Pub. L. No. 101-508, Title IX, Subtitle D, Part II, 101 Stat. 1330 et seq.
(1987), as amended by Pub. L. No. 101-239, Title VII, 103 Stat. 2438 et seq.
(1989), and any successor statute.

         "Permitted Junior Payments" means and refers to, so long as at each time thereof, no Event of Default or Unmatured Event of Default has occurred and is continuing and no such Event of Default or Unmatured Event of Default would result therefrom, (a) the redemption, payment, or acquisition, in one or more transactions, of up to Forty-Five Million Dollars ($45,000,000) principal amount of the Senior Subordinated Notes, (b) from and after the date of the consummation of a Qualifying Offering, and so long as, prior thereto, there has not been a Failed Conversion, the redemption, payment, or acquisition, in one or more transactions, in an aggregate amount (excluding any consideration paid in the form of Borrower Common Stock) up to the Net Issuance Proceeds of such Qualifying Offering, of the Senior Subordinated Notes or the Convertible Exchangeable Preferred Stock, (c) from and after the date of the consummation of a Qualifying Offering and if, prior thereto, there has been a Failed Conversion, the redemption, payment, or acquisition, in one or more transactions, in an aggregate amount (excluding any consideration paid in the form of Borrower Common Stock) up to the Balance of the Net Issuance Proceeds, of the Senior Subordinated Notes or the Convertible Exchangeable Preferred Stock, (d) the redemption or acquisition, in one or more transactions, in an aggregate amount (excluding any consideration paid in the form of Borrower Common Stock) up to the obligation of the underwriter under an Underwritten Call, of the Convertible Exchangeable Preferred Stock, (e) the incurrence of the Exchange Subordinated Debt pursuant to Section 6.1(c), (f) the conversion of any Permitted Preferred Stock into, or the redemption or acquisition of any Permitted Preferred Stock for, Borrower Common Stock and payments of immaterial amounts in lieu of fractional shares in connection with any such conversion or redemption, and (g) the redemption, repurchase, or retirement for value of Borrower Common Stock so long as the aggregate amount of all such redemptions, repurchases, and retirements for value do not exceed $50,000.

                  "Permitted Liens" shall mean and refer to:

         (i) Liens for Taxes, assessments, or governmental charges or claims the payment of which is not, at such time, required by Section
         5.4 of this Agreement;

         (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, and other Liens imposed by law and incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

         (iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, or to secure the performance of statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money);

         (iv)     any attachment or judgment Lien in existence less than thirty
         (30) days after the date of entry thereof or with respect to which execution has been stayed;

         (v) leases or subleases granted to others not interfering with the ordinary and usual course of business of Borrower or any of its Subsidiaries;

         (vi) easements, rights-of-way, mineral reservations, restrictions, and other similar defects or irregularities of title not interfering in any material respect with the ordinary and usual course of business of Borrower or any of its Subsidiaries;

         (vii) Liens granted by Borrower in favor of Agent, on behalf of Banks, pursuant to the Personal Property Collateral Documents and the Real Property Collateral Documents;

         (viii) Liens granted by Specified Subsidiaries in favor of Agent, on behalf of Banks, pursuant to the Personal Property Collateral Documents and the Real Property Collateral Documents;

         (ix) banker's liens in the nature of rights of setoff arising in the ordinary and usual course of business of Borrower or any of its Subsidiaries and the

         Lien granted in favor of The Bank of Nova Scotia in the deposit account of Borrower maintained at The Bank of Nova Scotia, such Lien being granted solely to secure Borrower's reimbursement obligations respecting the letters of credit issued by The Bank of Nova Scotia that are outstanding on the Closing Date;

         (x) the Liens reflected in the Disclosure Statement securing Debt extant on the Closing Date;

         (xi) purchase money Liens granted by Borrower or any of its Subsidiaries in property or assets acquired in the ordinary course of business to secure the payment of the purchase price of such property or assets;

         (xii) Liens, in the nature of agreements to refrain from giving any lien, mortgage, pledge, security interest, charge, or other encumbrance, with respect to property or assets of Borrower and its Subsidiaries the value of which is immaterial in relation to the value of all of the properties and assets of Borrower and its Subsidiaries;

         (xiii) Liens securing Acquired Indebtedness permitted to be incurred under Section 6.1(k) if such Liens secured such Acquired Indebtedness at the time such Acquired Indebtedness becomes an obligation of Borrower or any of its Subsidiaries and such Liens were not incurred in connection with, or in anticipation of, such Acquired Indebtedness becoming an obligation of Borrower or one of its Subsidiaries; provided, however, that such Liens shall not extend to or cover any property or assets of Borrower or any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness and are not more favorable in any material respect to the holders of the Lien than those securing the Acquired Indebtedness prior to such Acquired Indebtedness becoming an obligation of Borrower or one of its Subsidiaries;

         (xiv) Liens securing the Indebtedness of Borrower and its Subsidiaries incurred pursuant to Section 6.1(k) of this Agreement so long as such Liens do not attach or extend to the Collateral; and

         (xv) Liens not specified in clauses (i) through (xiv) of this definition and granted by Borrower or any of its Subsidiaries in the ordinary and usual course of business of, and consistent with past practices of, Borrower or any of its Subsidiaries (other than Liens securing Debt permitted under clauses

         (b), (c), (d), (e), (j), (k), (l), and (m) of Section 6.1) and Liens in the nature of deposits with a trustee or other depository in connection with a redemption, payment, acquisition, or conversion that constitutes a Permitted Junior Payment.

         "Permitted Preferred Stock" means and refers to (a) Borrower's Preferred Stock, $.70 Cumulative Convertible Series A, (b) the Convertible Exchangeable Preferred Stock, (c) the Series C Preferred Stock, and (d) Preferred Stock issued by Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

         "Person" means and refers to natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, vehicle trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

         "Personal Property Collateral Documents" means and refers to the Stock Pledge, the Security Agreement, the Specified Subsidiaries Guaranties, the Specified Subsidiaries Security Agreements, a security agreement in which Borrower grants to Agent, on behalf of Banks, a security interest in its interest in KCC, and any and all other documents, agreements, or instruments to be executed or delivered in connection herewith or therewith.

         "Preferred Stock" means and refers to any class or series of equity securities of Borrower or its Subsidiaries that is entitled, upon any distribution of property or assets of Borrower or its Subsidiaries, as the case may be, whether by dividend or by liquidation, to a preference over another class or series of equity securities of Borrower or its Subsidiaries, as applicable.

         "Prime Rate" means the rate of interest announced within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

         "Prohibited Preferred Stock" means and refers to any Preferred Stock that by its terms (a) is mandatorily redeemable on or before November 30, 2000 or, on or before November 30, 2000, is redeemable at the option of the holder thereof for cash (or property or assets or securities other than distributions in kind of preferred stock of the same class and series or of Borrower Common Stock) of Borrower or any of its

Subsidiaries; provided, however, that Preferred Stock that is not otherwise Prohibited Preferred Stock shall not be deemed to be Prohibited Preferred Stock by reason of this clause (a) by virtue of the inclusion of a mandatory purchase or redemption obligation that is triggered solely by a change of control so long as the governing definition of change of control is not more restrictive than the definition of `Change of Control' contained in this Agreement, or (b) is convertible or exchangeable on or before November 30, 2000, mandatorily or at the option of the holder thereof, into Debt of Borrower or any of its Subsidiaries.

         "Qualifying Offering" means and refers to one or more offerings by Borrower, on or after November 15, 1993, of equity securities pursuant to which Borrower receives an aggregate amount of not less than $45,000,000 of Net Issuance Proceeds.

         "Quarterly Payment Date" means and refers to the last day of each December, March, June, and September so long as any portion of the Loans are outstanding.

         "RCRA" means and refers to the Resource Conservation and Recovery Act of 1976, as amended, set forth at 42 U.S.C. Section Section 6901-6991i, including any rules or regulations issued in connection therewith.

         "Real Property Collateral Documents" means and refers to those mortgages, deeds of trust, fixture filings, or amendments or modifications thereto, executed and delivered by Borrower in favor of Agent for benefit of the Banks in order to encumber its fee estates in real property and interests in fixtures, including the Brooksville Collateral Documents.

         "Regulatory Change" shall have the meaning ascribed thereto in Section
2.15 hereof.

         "Remedial Action" means and refers to all response actions set forth in 42 U.S.C. Section 9601(23), (24), and (25), whether or not these activities are conducted under CERCLA.

         "Reportable Event" means and refers to any event described in Section
Section 4043 (excluding subsections(b)(7) and (9)) of ERISA.

         "Required Banks" means and refers to, as of the date of determination thereof, Banks having at least sixty-six and two-thirds percent (66-2/3%) of the aggregate unpaid principal amount then outstanding of the Loans, or, if no Loans are outstanding at the date of determination thereof, Banks having at least sixty-six and two-thirds percent (66-2/3%) of the Facility A Commitment.

         "Reserve Percentage" means and refers to, as of the date of determination thereof, for any Bank, the maximum percentage (rounded upward, if necessary to the nearest one-hundredth (1/100th) of one percent (1%)), as determined by such Bank in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), that is in effect on such date as prescribed by the Federal Reserve Board for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Bank, but so long as such Bank shall not be required or directed, under applicable regulations of the Federal Reserve Board, to maintain such reserves, the Reserve Percentage shall be zero.

         "Responsible Officer" means and refers to the President, Chief Executive Officer, Chief Financial Officer, Treasurer, Controller, or Chief Operating Officer of Borrower, or such other officer of Borrower designated by a Responsible Officer in a writing delivered to Agent.

         "S&P" means and refers to Standard & Poor's Corporation.

         "SARA" means and refers to the Superfund Amendments and Reauthorization Act of 1986, as amended from time to time, set forth in Public Law 99-499 et seq., and all rules and regulations promulgated thereunder.

         "SCE" means and refers to Southwestern Cement Enterprises, Inc., a former Delaware corporation, that was merged with and into Borrower, with Borrower being the surviving entity in such merger.

         "SCI" means and refers to Southwestern Cement International Finance, N.V., a company organized under the laws of the Netherlands Antilles.

         "SEC" means and refers to the United States Securities and Exchange Commission, and any successor thereto.

         "Securities Act" means and refers to the Securities Act of 1933, as amended from time to time, including any rules and regulations promulgated in connection therewith and any successor statue.

         "Security Agreement" means and refers to that certain Security Agreement, executed by Borrower, as debtor, in favor of Agent, on behalf of Banks, as secured party, together with any amendments or modifications thereto, substantially in the form of Exhibit S-1 attached hereto.

         "Senior Subordinated Notes" means and refers to Borrower's 12% Senior Subordinated Notes, due May 1, 1997, issued under the Subordinated Indenture
(1987) of which Ninety Million Dollars ($90,000,000) were outstanding on the Closing Date.

         "Senior Subordinated Notes (1991)" means and refers to Borrower's Series B 14% Senior Subordinated Notes, due 2001, issued under the Subordinated Indenture (1991) of which One Hundred Twenty-Five Million Dollars
($125,000,000) were outstanding on the Closing Date.

         "Series C Preferred Stock" means and refers to the Preferred Stock, Cumulative Junior Participating Series C that is issuable by Borrower on the terms and conditions, and entitled to the preferences, limitations, and relative rights, set forth in Borrower's Restated Articles of Incorporation, as amended.

         "SES" means and refers to Southdown Environmental Systems, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of Borrower.

         "SFC" means and refers to South Flores Company, Inc., a Texas corporation.

         "Specified Subsidiaries" means and refers to the Subsidiaries of Borrower that are set forth on Schedule S-1 attached hereto.

         "Specified Subsidiaries Guaranties" means and refers to those certain Continuing Guaranties, executed by one or more of the Specified Subsidiaries, guaranteeing Debt of Borrower owing to Agent and the Banks, and any modifications or amendments thereto, substantially in the form of Exhibit S-2 attached hereto.

         "Specified Subsidiaries Security Agreements" means and refers to those certain Security Agreements, executed by one or more of the Specified Subsidiaries, as debtor, in favor of Agent, on behalf of Banks, as secured party, securing the Specified Subsidiaries Guaranties, and any modifications or amendments thereto, substantially in the form of Exhibit S-3 attached hereto.

         "SSI" means and refers to Southdown Sugars, Inc., a Delaware corporation.

         "Standby Letter of Credit" means any standby letter of credit issued hereunder for the purpose of supporting: (a) any letters of credit or any obligations or liabilities supported on the Closing Date by letters of credit to be replaced or supported by letters of credit issued under this Agreement by an Issuing Bank; (b) worker's compensation liabilities of Borrower or any of its Subsidiaries; (c) the obligations of third party insurers of Borrower or any of its Subsidiaries; (d) performance, payment, deposit, or surety obligations of Borrower or any of its Subsidiaries; or (e) the Letters of Credit described on Schedule L-1 attached hereto.

         "Stated Amount" means and refers to the maximum amount available to be drawn under each Letter of Credit, without regard to whether any conditions to drawing could then be met.

         "Stock Pledge" means and refers to that certain Security
Agreement-Stock Pledge, executed by Borrower, as debtor, in favor of Agent, on behalf of Banks, as secured party, hypothecating the capital stock of FCC, FI, Mojave, SCI, SES, SFC, SSI, and VPC, together with any modifications or amendments thereto, substantially in the form of Exhibit S-4 attached hereto.

         "Subordinated Debt" means and refers to (a) the Existing Subordinated Debt, and (b) the Exchange Subordinated Debt.

         "Subordinated Indenture (1987)" means and refers to that certain Indenture, dated as of May 1, 1987, entered into between Borrower and Texas Commerce Bank National Association, a national banking association, as trustee, respecting the Senior Subordinated Notes, as amended from time to time in conformity with the terms hereof.

         "Subordinated Indenture (1991)" means and refers to that certain Indenture, dated as of October 15, 1991, entered into between Borrower and State Street Bank and Trust Company of Connecticut, N.A., as trustee, respecting the Senior Subordinated Notes (1991), as amended from time to time in conformity with the terms hereof.

         "Subordinated Indentures" means and refers to the Subordinated Indenture (1987) and the Subordinated Indenture (1991).

         "Subsidiary" means, with respect to any Person: (a) any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than fifty percent (50%) of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation; and (b) any partnership, association, joint venture, or other entity in which such Person, directly or indirectly through its Subsidiaries, has more than a fifty percent (50%) equity interest at the time.

         "Taxes" means and refers to any taxes, charges, fees, levies or other assessments based upon or measured by net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, occupation, premium or property taxes, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority upon any Person.

         "Termination Event" means and refers to: (a) a Reportable Event; (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA excluding, for purposes of this clause (c), any standard termination under Section 4041(b) of ERISA; (d) the institution of proceedings to terminate a Pension Plan by the PBGC; or (e) any other event or condition which would likely constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

         "Termination of Subrogation and Contribution Agreement" shall mean that certain Termination of Subrogation and Contribution Agreement, entered into among Borrower and each of the Specified Subsidiaries, substantially in the form of Exhibit T-1 attached hereto.

         "UCC" shall mean the California Uniform Commercial Code, as amended or supplemented from time to time, and any successor statute.

         "Underwritten Call" means and refers to an underwriting agreement whereby an underwriter, with a rating of A or A2, or better, from S&P or Moody's agrees, in connection with a proposed redemption or acquisition of Convertible Exchangeable Preferred Stock, to purchase from Borrower shares of Borrower Common Stock at a price at least equal to the conversion price then applicable to the Convertible Echangeable Preferred Stock. The number of such shares that such underwriter shall so agree to purchase shall be a number such that, after giving effect to such purchase and any conversion of the Convertible Exchangeable Preferred Stock to Borrower Common Stock in accordance with the terms and conditions governing the Convertible Exchangeable Preferred Stock, Borrower will have issued at least 95% of the number of shares of Borrower Common Stock as it would have issued if all the Convertible Exchangeable Preferred Stock proposed to be redeemed or acquired had been so converted. Such purchase may be a direct purchase of Borrower Common Stock or may be effected indirectly, such as pursuant to an agreement by such underwriter to purchase tendered shares of Convertible Exchangeable Preferred Stock and, thereupon, to convert such shares to Borrower Common Stock.

                 "Unmatured Event of Default" means and refers to an event, act, or occurrence that, with solely the giving of notice or the lapse of time (or both), would become an Event of Default.

                 "Unpaid Drawings" means and refers to all drawings under any Letter of Credit paid by the Issuing Bank with respect thereto, on behalf of Banks, for which such Issuing Bank has not been reimbursed by Borrower or funded by Loans pursuant to Section 2.1 hereof.

                 "Voidable Transfer" has the meaning ascribed thereto in
Section 11.18.

                 "Voting Stock" means, with respect to any Person, Capital Stock of any class or classes if the holders of such Capital Stock are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or other persons performing similar functions) of such Person even if the right to so vote has been suspended by the happening of such a contingency.

                 "VPC" means and refers to Victor Products Company, a California corporation.

                 "Wells Fargo" means and refers to Wells Fargo Bank, N.A., a national banking association.

         1.2 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the terms "include" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or".
References in this Agreement to a "determination" by Agent or Required Banks or Majority Banks, as applicable, include good faith estimates by Agent or Required Banks or Majority Banks, as applicable, in the case of quantitative determinations, and good faith beliefs by Agent or Required Banks or Majority Banks, as applicable, in the case of qualitative determinations. The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, exhibit, and schedule references are to this Agreement unless otherwise specified. Any reference herein to this Agreement, the Notes, or any of the Loan Documents includes any and all alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable. Any terms used herein that are not accounting terms and that are not separately defined shall have the meanings ascribed thereto in the UCC. Any reference to the provision by Borrower of cash collateral to Agent, on behalf of Banks, to secure any obligations of Borrower arising under this Agreement shall mean that Borrower shall have entered into such documents as Agent shall have required, and shall have taken such actions as may be required, in order for Agent, on behalf of Banks, to possess a perfected, first priority security interest in such cash collateral.

         1.3 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect from time to time, including applicable statements, bulletins, and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations, and statements issued by the American Institute of Certified Public Accountants or its committees. When used herein, the term "financial statements" shall include the notes and schedules thereto.

         1.4 DISCLOSURE STATEMENT, EXHIBITS, SCHEDULES. The Disclosure Statement delivered by Borrower pursuant hereto and all of the exhibits and schedules attached to this Agreement shall be deemed incorporated herein by reference.


                                   ARTICLE 2.

                           AMOUNT AND TERMS OF LOANS

         2.1     FACILITY A.

                 (a) FACILITY A REVOLVING LOANS. Subject to the terms and conditions hereof, each Bank severally agrees to make Facility A Revolving Loans to Borrower, pro rata in proportion of its share of the Facility A Commitment, from the Closing Date to but not including the Maturity Date, at such times and in such amounts as Borrower may request in accordance with
Section 2.8 hereof, which amounts may be borrowed, repaid without penalty or premium, and reborrowed subject to the limitations set forth herein; provided, however, that: (i) the aggregate principal amount at any time outstanding of all Facility A Revolving Loans made by any Bank shall not exceed such Bank's pro rata share of the Facility A Commitment then in effect; and (ii) the aggregate principal amount of any Borrowing under Facility A shall not exceed the positive difference between: (x) the Facility A Commitment then in effect; minus (y) the amount of the Facility A Usage immediately prior to such Borrowing. Subject to the foregoing: (i) each Base Rate Borrowing shall be in a minimum principal amount of One Million Dollars ($1,000,000) or such lesser amount as is the then unfunded balance of the Facility A Commitment and, thereafter, in integral multiples of One Hundred Thousand Dollars ($100,000); and (ii) each LIBOR Rate Borrowing shall be in a minimum principal amount of Five Million Dollars ($5,000,000) and, thereafter, in integral multiples of One Million Dollars ($1,000,000). No Bank shall have any obligation to make Facility A Revolving Loans on or after the Maturity Date.

                 (b) FACILITY A LETTERS OF CREDIT. As part of Facility A and subject to the terms and conditions hereof, Borrower may request, in accordance with Section 2.2 hereof, that an Issuing Bank issue Letters of Credit for the account of Borrower, and, subject to the terms and conditions hereof, the Banks agree that an Issuing Bank will issue such Letters of Credit. On the Closing Date, any and all Letters of Credit set forth on Schedule L-1 shall be deemed issued under this Section 2.1(b). The foregoing notwithstanding, (a) no Issuing Bank shall issue any Commercial Paper Letter of Credit under Facility A if, after giving effect to such issuance, the Commercial Paper Letter of Credit Usage would exceed the Commercial Paper Letter of Credit Amount, and (b) no Issuing Bank shall issue any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed the Letter of Credit Amount. It is further agreed between Banks and Borrower that an amount equal to the Letter of Credit Usage shall be reserved under the Facility A Commitment and shall not be available for borrowing or for any purpose other than payment of the Letters of Credit issued pursuant to the terms of this Section 2.1(b).

                 (c) MARAD. Subject to the terms and conditions hereof and so long as a Borrowing under Facility A is otherwise permitted, in the event MARAD has made a demand provided for, and in accordance with paragraph 5 of the Keepwell Agreement, and Borrower has failed to comply therewith, each Bank severally agrees to make advances under Facility A to MARAD (for the benefit of Borrower), pro rata in proportion of such Bank's share of the Facility A Commitment, from the Closing Date to but not including the Maturity Date, in such amounts that in the aggregate shall not exceed the lesser of (i) Borrower's obligation that is then due and payable to MARAD under the Keepwell Agreement, (ii) the amount of the MARAD Reserve at such time, and (iii) the amount of Facility A Revolving Loans that are available to be borrowed under this Agreement, but only upon receipt by Agent of a written request from the United States Secretary of Transportation (the "Secretary") for such an advance and after ten (10) Domestic Business Days prior notice by the Secretary to Borrower of such a request. Any such advances requested by MARAD shall be advanced to such account of MARAD as requested by the Secretary and shall be deemed to be Facility A Revolving Loans and Base Rate Loans. Borrower authorizes the making of such advances on its behalf and acknowledges that it will be obligated to repay any such advances to MARAD as if the same directly had been requested by Borrower. The amount of the MARAD Reserve shall be reduced immediately by the amount of any such Borrowing.

                 (d) FACILITY A FLORIDA LC SUBFACILITY. As a part of, and as a subfacility under, Facility A, the parties hereby establish the Facility A Florida LC Subfacility. The Facility A Florida LC Subfacility shall be in an amount equal to the Facilty A Florida LC Subfacility Commitment existing from time to time and shall be available for the issuance of Facility A Florida LC Subfacility Letters of Credit and the making of Facility A Florida LC Subfacility Revolving Loans; provided, however, that:

(i) the aggregate principal amount at any time outstanding of all Facility A Florida LC Subfacility Revolving Loans made by any Bank shall not exceed such Bank's pro rata share of the Facility A Florida LC Subfacility Commitment then in effect; (ii) the aggregate principal amount of any Borrowing under the Facility A Florida LC Subfacility shall not exceed the positive difference between: (x) the Facility A Florida LC Subfacility Commitment then in effect; minus (y) the amount of the Facility A Florida LC Subfacility Usage immediately prior to such Borrowing, and (iii) the Stated Amount of any Letter of Credit to be issued under the Facility A Florida LC Subfacility shall not exceed the positive difference between: (x) the Facility A Florida LC Subfacility Commitment then in effect; minus (y) the amount of the Facility A Florida LC Subfacility Usage immediately prior to the issuance of such Letter of Credit. In all other respects, and except as provided in Section 2.1(f) hereof, the Facility A Florida LC Subfacility shall be solely a subfacility of Facility A and the terms and conditions governing the availablilty and terms of Facility A Florida LC Subfacility Revolving Loans and Facilty A Florida LC Subfacility Letters of Credit shall be the same as if they were not made or issued, as applicable, under a subfacility of Facility A. Without limiting the foregoing, Facility A Florida LC Subfacility Revolving Loans shall be made severally by the Banks in accordance with Section 2.1(a) hereof and Facility A Florida LC Subfacility Letters of Credit shall be issued by an Issuing Bank in accordance with Sections 2.1(b) and 2.2 hereof.

                 (e) FACILITY A FLORIDA SUBFACILITY. As a part of, and as a subfacility under, Facility A, the parties hereby establish the Facility A Florida Subfacility. The Facility A Florida Subfacility shall be in an amount equal to the Facilty A Florida Subfacility Commitment existing from time to time and shall be available for the issuance of Facility A Florida Subfacility Letters of Credit and the making of Facility A Florida Subfacility Revolving Loans; provided, however, that: (i) the aggregate principal amount at any time outstanding of all Facility A Florida Subfacility Revolving Loans made by any Bank shall not exceed such Bank's pro rata share of the Facility A Florida Subfacility Commitment then in effect; (ii) the aggregate principal amount of any Borrowing under the Facility A Florida Subfacility shall not exceed the positive difference between: (x) the Facility A Florida Subfacility Commitment then in effect; minus (y) the amount of the Facility A Florida Subfacility Usage immediately prior to such Borrowing, and (iii) the Stated Amount of any Letter of Credit to be issued under the Facility A Florida Subfacility shall not exceed the positive difference between: (x) the Facility A Florida Subfacility Commitment then in effect; minus (y) the amount of the Facility A Florida Subfacility Usage immediately prior to the issuance of such Letter of Credit. In all other respects, and except as provided in Section 2.1(f) hereof, the Facility A Florida Subfacility shall be solely a subfacility of Facility A and the terms and conditions governing the availablilty and terms of Facility A Florida Subfacility Revolving Loans and Facilty A Florida Subfacility Letters of Credit shall be the same as if they were not made or issued, as applicable, under a subfacility of Facility A. Without limiting the foregoing, Facility A Florida Subfacility Revolving Loans shall be made severally by the Banks in accordance with Section 2.1(a) hereof and Facility A Florida Subfacility Letters of Credit shall be issued by an Issuing Bank in accordance with Sections 2.1(b) and 2.2 hereof.

                 (f) ALLOCATION OF REVOLVING LOANS AND THE LETTERS OF CREDIT AMONG FACILITY A, THE FACILITY A FLORIDA LC SUBFACILITY, AND THE FACILITY A FLORIDA SUBFACILITY. The parties hereby agree that the following shall be the allocation of the Revolving Loans and the Letters of Credit among Facility A, the Facility A Florida LC Subfacility, and the Facility A Florida
Subfacility:

                      (i)         LETTERS OF CREDIT:

                                  (a)      the Closing Date Residual Loans
         shall be allocated prior to the Letters of Credit in the manner set forth in Section 2.1(f)(ii)(a) hereof;

                                  (b)      other than the Closing Date Residual
         Loans, the Letters of Credit shall be allocated prior to the allocation of the Loans;

                                  (c)      the Letters of Credit first shall be
         allocated to the Facility A Florida LC Subfacility up to the amount of the Facility A Florida LC Subfacility Commitment and, when allocated, shall be deemed to be Facility A Florida LC Subfacility Letters of Credit;

                                  (d)      the remaining Letters of Credit, if
         any, then shall be allocated to the Facility A Florida Subfacility up to the amount of the Facility A Florida Subfacility Commitment and, when allocated, shall be deemed to be Facility A Florida Subfacility Letters of Credit;

                                  (e)      the remaining Letters of Credit, if
         any, then shall be allocated to Facility A up to the balance of the Letter of Credit Amount;

                                  (f)      once initially allocated, a Letter
         of Credit shall remain allocated to the Facility A Florida LC Subfacility, the Facility A Florida Subfacility, or Facility A, as applicable, unless the expiration of a Letter of Credit or a drawing under a Letter of Credit results in Letters of Credit being allocated
         (1) to the Facility A Florida Subfacility when the Facility A Florida LC Subfacility is not fully composed of

         Letters of Credit, or (2) to Facility A when the Facility A Florida LC Subfacility or the Facility A Florida Subfacility are not fully composed of Letters of Credit, in which case and each time such circumstances may exist, all of the Letters of Credit automatically shall be reallocated in accordance with the foregoing priorities;

                                  (g)      if it is not possible to allocate
         the Stated Amounts of Letters of Credit and arrive at a number that is equal to the Facility A Florida LC Subfacility Commitment, then (1) the Letters of Credit that have the largest aggregate Stated Amount that is less than the Facility A Florida LC Subfacility Commitment first shall be allocated to the Facility A Florida LC Subfacility, and
         (2) then, the Letter of Credit of those remaining that has the smallest Stated Amount of those remaining that, when added to the aggregate amount of the other Letters of Credit that have been allocated to the Facility A Florida LC Subfacility under subclause (1) above, would exceed the Facility A Florida LC Subfacility Commitment, shall be deemed (for purposes of determining which Letters of Credit are the Facility A Florida LC Subfacility Letters of Credit only) to be partitioned such that the portion of the Stated Amount of such Letter of Credit that, when added to the aggregate Stated Amount of all of the other Letters of Credit that have been allocated to the Facility A Florida LC Subfacility under subclause (1), will equal the Facility A Florida LC Subfacility Commitment, shall be allocated to the Facility A Florida LC Subfacility and the balance of such partitioned Letter of Credit shall be deemed allocated to the Facility A Florida Subfacility;

                                  (h)      if it is not possible, after
         allocating Letters of Credit to the Facility A Florida LC Subfacility, to allocate the Stated Amounts of the remaining Letters of Credit and arrive at a number that is equal to the Facility A Florida Subfacility Commitment, then (1) the remaining Letters of Credit that have the largest aggregate Stated Amount that is less than the Facility A Florida Subfacility Commitment first shall be allocated to the Facility A Florida Subfacility, and (2) then, the Letter of Credit of those remaining that has the smallest Stated Amount of those remaining that, when added to the aggregate amount of the other Letters of Credit that have been allocated to the Facility A Florida Subfacility under subclause
         (1) above, would exceed the Facility A Florida Subfacility Commitment, shall be deemed (for purposes of determining which Letters of Credit are the Facility A Florida Subfacility Letters of Credit only) to be partitioned such that the portion of the Stated Amount of such Letter of Credit that, when added to the aggregate Stated Amount of all of the other Letters of Credit that have been allocated to the Facility A Florida Subfacility under subclause (1), will equal the Facility A Florida Subfacility Commitment, shall be allocated to the Facility A Florida Subfacility and the balance of such partitioned Letter of Credit shall be deemed allocated to Facility A;

                                  (i)      the foregoing notwithstanding, all
         Commercial Letters of Credit shall be allocated, from the date of their issuance, as if they were Loans; and

                                  (j)      the foregoing not withstanding, the
         Martin Marietta Letter of Credit shall be allocated to Facility A.

                      (ii)        LOANS:

                                  (a)      As of the execution hereof,
         $25,000,000 of loans outstanding under the 1991 Credit Agreement has been carried forward, allocated and deemed to be Facility A Florida Subfacility Revolving Loans hereunder; provided, that, following a $10,000,000 voluntary prepayment to be made by the Borrower, $15,000,000 of the Loans shall be then outstanding as of the close of business on the Closing Date or such lesser amount that is continuously outstanding ("Closing Date Residual Loans"), shall continue to be allocated to the Facility A Florida Subfacility, and shall continue to be deemed to be Facility A Florida Subfacility Revolving Loans;

                                  (b)      thereafter, the remaining Loans
         shall be allocated after the allocation of the Letters of Credit;

                                  (c)      the remaining Loans first shall be
         allocated to the Facility A Florida Subfacility up to an amount equal to (1) the Facility A Florida Subfacility Commitment, minus (2) the Facility A Florida Subfacility Letter of Credit Usage, and, when allocated, shall be deemed to be Facility A Florida Subfacility Revolving Loans;

                                  (d)      the remaining Loans, if any, then
         shall be allocated to the Facility A Florida LC Subfacility up to an amount equal to (1) the Facility A Florida LC Subfacility Commitment, minus (2) the Facility A Florida LC Subfacility Letter of Credit Usage, and, when allocated, shall be deemed to be Facility A Florida LC Subfacility Revolving Loans;

                                  (e)      the remaining Loans, if any, then
         shall be allocated to Facility A up to the balance of the Facility A Commitment; and

                                  (f)      the foregoing notwithstanding, all
         Commercial Letters of Credit shall be allocated, from the date of their issuance, as Facility A Revolving Loans.

         2.2     LETTERS OF CREDIT.

                          (a)     Immediately upon the issuance of each Letter
of Credit hereunder, each Bank shall be deemed to and hereby agrees to have irrevocably purchased from the Issuing Bank a participation in such Letter of Credit and any drawing thereunder in an amount equal to such Bank's pro rata share of the relevant Facility A Commitment to the same extent and with the same effect as if such Bank had issued such Letter of Credit. Accordingly, each Bank shall, pursuant to the provisions of Section 2.10(b) hereof, remit to Agent, in immediately available funds, an amount that is in the same proportion to the amount drawn under the Letter of Credit as such Bank's share of the relevant Facility A Commitment, plus interest on such amount, at the rate set forth in Section 2.10(b) hereof, payable from the date of such drawing to the date such Bank initiates payment of such amount to Agent. Borrower and Banks hereby agree that amounts paid by or on behalf of Banks under and pursuant to each Letter of Credit shall constitute Base Rate Loans made under Section 2.1(a). Each Bank's obligation to make the Base Rate Loans referred to in this
Section 2.2 shall continue despite the occurrence of any Event of Default or Unmatured Event of Default or any inability of Borrower to require that such Bank fund its pro rata share of the relevant Facility A Commitment, including any inability resulting from the operation of Section 365(c)(2) of the federal Bankruptcy Code or otherwise. Borrower acknowledges and agrees that, anything herein to the contrary notwithstanding, in the event of a bankruptcy of Borrower, should Banks be precluded or restricted from making Loans to Borrower secured by the Collateral and entitled to all the benefits and protections of the Loan Documents, then, in the event of any draw under any Letter of

Credit, the reimbursement claim of the Issuing Bank against Borrower for the amount paid by the Issuing Bank with respect to such draw shall be treated in all respects as if it were a Loan made by the Issuing Bank on the date that the Issuing Bank honored such draw (including for purposes of accruing interest), and, upon paying to the Issuing Bank such Bank's share of the amount paid by the Issuing Bank in connection with such draw, each Bank shall hold a corresponding participation interest in the Issuing Bank's reimbursement claim against Borrower.

                          (b)     Borrower shall pay a letter of credit fee to
Agent, in an amount equal to (i) in the case of Commercial Letters of Credit, the then extant Applicable Commercial Letter of Credit Margin times the Stated Amount of each requested Commercial Letter of Credit, such letter of credit fee to be payable in advance at the time of the issuance of each such Commercial Letter of Credit, and (ii) in the case of Commercial Paper Letters of Credit and Standby Letters of Credit, the then extant Applicable LIBOR Rate Margin, on a per annum basis, times the Stated Amount of each requested Commercial Paper Letter of Credit or Standby Letter of Credit, such letter of credit fee to be payable quarterly, in arrears.

                          (c)     Each Letter of Credit is to be issued only
upon satisfaction of the following conditions:

                  (i) Borrower shall be entitled under Section 2.1 to a Borrowing in an amount equal to or greater than the face amount of the Letter of Credit on the date of the issuance thereof;

                  (ii) all conditions to Loans specified in Sections 3.1 and 3.2 hereof, with respect to Letters of Credit to be issued on the Closing Date, and in Section 3.3, with respect to all Letters of Credit, shall have been satisfied on the date of the issuance of each Letter of Credit; and

                  (iii) Borrower shall have submitted an application and executed such other documents, instruments, and agreements as may be required by the Issuing Bank, all in form and substance reasonably satisfactory to such Issuing Bank.

                          (d)     Each Letter of Credit shall be administered
by the Issuing Bank on behalf of all Banks. The letter of credit fees payable by Borrower for the issuance of Letters of Credit shall be allocated by Agent to Banks as follows:

                                  (1)     Commercial Letters of Credit.

                                        (y) to the Issuing Bank, an
                                           administrative fee equal to .10
                                           percentage points times the Stated
                                           Amount of the Commercial Letter of
                                           Credit, such fee to be payable at
                                           the time of issuance; and


                                        (z) to all Banks (including the Issuing
                                           Bank), the balance of the letter of
                                           credit fee payable with respect to
                                           such Commercial Letter of Credit,
                                           pro rata, based upon each Bank's
                                           proportionate share of the Facility
                                           A Commitment, such fee to be payable
                                           at the time of issuance.

                                        (2)     Standby Letters of Credit and
                                                Commercial Paper Letters of
                                                Credit.

                                        (y) to the Issuing Bank, an
                                           administrative fee equal to .25
                                           percentage points, per annum, times
                                           the Stated Amount of the Standby
                                           Letter of Credit or Commercial Paper
                                           Letter of Credit, such fee to be
                                           payable in arrears on each Quarterly
                                           Payment Date; and

                                        (z) to all Banks (including the Issuing
                                           Bank), the balance of the letter of
                                           credit fee payable with respect to
                                           such Standby Letter of Credit or
                                           Commercial Paper Letter of Credit,
                                           pro rata, based upon each Bank's
                                           proportionate share of the Facility
                                           A Commitment, such fee to be payable
                                           in arrears, on each Quarterly
                                           Payment Date.

                                  (e)      If, for any reason, a Bank fails to
pay its liability on a Letter of Credit in accordance with the provisions of this Section 2.2, then the Issuing Bank automatically shall be subrogated to the right of such defaulting Bank to repayment, in full, of the Base Rate Loan created by virtue of a drawing on a Letter of Credit prior to distribution of any repayments to the defaulting Bank.

                                  (f)      Each Commercial Letter of Credit
shall be issued for a term not to exceed one hundred eighty (180) days, each Commercial Paper Letter of Credit shall be issued for a term not to exceed one
(1) year, and each Standby Letter of Credit shall be issued for a term not to exceed one (1) year, in each case as designated by Borrower when requesting such Letter of Credit.

                                  (g)      Letters of Credit issued pursuant to
this Section 2.2 shall have an expiration date not later than the Maturity
Date.

                                  (h)      SUBJECT TO THE UNIFORM CUSTOMS AND
PRACTICE FOR DOCUMENTARY CREDITS, IN DETERMINING WHETHER TO PAY UNDER ANY LETTER OF CREDIT, THE ISSUING BANK SHALL BE RESPONSIBLE ONLY TO DETERMINE THAT THE DOCUMENTS AND CERTIFICATES REQUIRED TO BE DELIVERED UNDER THAT LETTER OF CREDIT HAVE BEEN DELIVERED AND THAT THEY COMPLY ON THEIR FACE WITH THE REQUIREMENTS OF THAT LETTER OF CREDIT.

                 2.3 AUTHORIZATION AND ISSUANCE OF NOTES. Borrower has authorized the issuance of Facility A Notes in the aggregate principal amount of One Hundred Forty Million Dollars ($140,000,000), Facility A Florida Subfacility Notes in the aggregate principal amount of Twenty-Five Million Dollars ($25,000,000), and Facility A Florida LC Subfacility Notes in the aggregate principal amount of Thirty-Five Million Dollars ($35,000,000). On the Closing Date, Borrower shall issue a Facility A Note, a Facility A Florida Subfacility Note, and a Facility A Florida LC Subfacility Note, payable to the order of each Bank, substantially in the form of Exhibits F-3, F-2, and F-1, respectively, with appropriate insertions. Each such Facility A Note shall be in an amount equal to 140/200ths of such Bank's pro rata share of the Facility A Commitment in effect on the Closing Date, each such Facility A Florida Subfacility Note shall be in an amount equal to 25/200ths of such Bank's pro rata share of the Facility A Commitment in effect on the Closing Date, and each such Facility A Florida LC Subfacility Note shall be in an amount equal to 35/200ths of such Bank's pro rata share of the Facility A Commitment in effect on the Closing Date.

                          Borrower shall deliver each such Facility A Note,
Facility A Florida Subfacility Note, and Facility A Florida LC Subfacility Note to Agent for delivery to the appropriate Bank. The Facility A Notes, the Facility A Florida Subfacility Notes, and the Facility A Florida LC Subfacility Notes delivered to the Banks shall evidence the aggregate outstanding principal balance of the Facility A Revolving Loans made, from time to time, to Borrower and the obligation of Borrower to repay the amount of any drawings made under Letters of Credit, together with interest accrued and unpaid thereon. Such Facility A Revolving Loans and such obligations under Letters of Credit shall be allocated among such Notes in the manner specified in Section 2.1 hereof.

                          Anything herein to the contrary notwithstanding, it
is the express intent of the parties hereto to preserve the outstanding nature of all loans and letters of credit made or issued under the 1991 Credit Agreement and outstanding on the Closing Date immediately prior to the closing of the transactions contemplated hereby. To that end, as more specifically delineated in Section 3.2, all such outstanding loans and letters of credit shall be converted on the Closing Date to Loans and Letters of Credit hereunder and allocated as set forth in such Section 3.2, and shall not be deemed to have been repaid or cancelled and reloaned or reissued, but rather, at all times, continuously to have remained outstanding. To the extent that the identities or shares of Banks hereunder differ from the identities or shares of the "Banks" under the 1991 Credit Agreement, the claims of such old "Banks" that are being replaced, or whose shares are being reduced, shall be considered to have been assigned, without representation, warranty, or recourse by such old "Banks" to the Banks hereunder in such a manner as to achieve ratable outstandings hereunder immediately following the closing, and Agent and the Banks shall cooperate to effect such adjustments and transfers at closing among the Banks as may be necessary or appropriate to achieve such ratable outstandings immediately after such closing.

                 2.4 RATE DESIGNATION. Borrower shall designate each Borrowing requested by it as a Base Rate Borrowing or a LIBOR Rate Borrowing in the Notice of Borrowing given to Agent in accordance with Section 2.8 hereof.

                 2.5      INTEREST RATES; PAYMENT OF PRINCIPAL AND INTEREST.

                          (a)     (i)      The obligation of Borrower to repay
all of the Loans made under Facility A shall be evidenced by the Facility A Notes, the Facility A Florida Subfacility Notes, and the Facility A Florida LC Subfacility Notes.

                                  (ii)     All of the Notes shall be payable to
the order of each Bank at Agent's San Francisco main branch located at 420 Montgomery Street, San Francisco, California 94163, or at such other office of Agent as may be designated, from time to time, by Agent, for the account of each Bank, not later than 9:00 a.m., California time, on the date of payment. Upon receipt by Agent of such payments as are made in compliance with the terms of this Section 2.5(a), payments made by Borrower shall be deemed made to each Bank and shall constitute satisfaction of Borrower's obligations to each Bank with respect to the Loans so repaid. Agent shall, on either the Domestic Business Day that is the day upon which Agent receives a payment from Borrower if Agent shall have received such payment from Borrower by 9:00 a.m., California time, on that day, or on the next Domestic Business Day following the Domestic Business Day on which Agent receives a payment from Borrower if such payment is received after 9:00 a.m., California time, initiate payment to each Bank of its pro rata share of the Loans repaid. If Agent shall initiate such payment to a Bank later than the date set forth in the immediately preceding sentence, then Agent shall pay to such Bank, in addition to its pro rata share of the Loans repaid, interest on such amount at the customary rate set by Agent for the correction of errors among banks for the first three (3) Domestic Business Days and, thereafter, at the Base Rate.

                          (b)     Each Base Rate Loan shall bear interest, upon
the unpaid principal balance thereof from the date advanced or converted, at a fluctuating rate, per annum, equal to the Base Rate plus the Applicable Base Rate Margin. Interest due on the Base Rate Loans shall be due and payable, in arrears, commencing on the first Quarterly Payment Date following the Closing Date, and continuing thereafter on each Quarterly Payment Date up to and including the Quarterly Payment Date immediately preceding the Maturity Date, and on the Maturity Date.

                          (c)     Each LIBOR Rate Loan owed to a Bank shall
bear interest, upon the unpaid principal balance thereof, from the date advanced or converted, at a rate, per annum, equal to the LIBOR Rate for such Bank plus the Applicable LIBOR Rate Margin. Interest due on the LIBOR Rate Loans shall be due and payable, in arrears, on each Interest Payment Date applicable to that LIBOR Rate Loan. Anything to the contrary contained in this Agreement notwithstanding, Borrower shall not have more than six (6) LIBOR Rate Borrowings outstanding at any one time.

                          (d)     The aggregate principal amount of all
Facility A Revolving Loans outstanding as of the Maturity Date shall be due and payable on the Maturity Date.

                          (e)     Anything to the contrary contained in this
Agreement notwithstanding, Borrower shall not be obligated to pay, and Banks shall not be entitled to charge, collect, receive, reserve, or take interest ("interest" being defined as the aggregate of all charges that constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the maximum rate allowed by applicable law. During any period of time in which the interest rate specified herein exceeds such maximum rate, interest shall accrue and be payable at such maximum rate; provided, however, that, if the interest rate declines below such maximum rate, interest shall continue to accrue and be payable at such maximum rate (so long as there remains any unpaid principal with respect to the Loans) until the interest that has been paid hereunder and under the Notes equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the interest rate specified in this Section 2.5 without being limited to the maximum rate specified in this Section 2.5.

                                  For purposes of this Section 2.5(e), the term
"applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between Borrower and Banks that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, INCLUDING LAWS OF THE STATE OF CALIFORNIA AND, TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA. It is intended that, in the event that, notwithstanding the parties' express choice of other law to be applicable to this Agreement, the laws of the State of Texas are included in determining applicable law, Chapter One ("Chapter One") of Title 79, Revised Civil Statutes of Texas, 1925, as amended (the

"Texas Credit Code"), shall be included in any such determination, and that, for the purpose of applying Chapter One to this Agreement, the maximum interest rate shall be the "indicated rate ceiling" (as such term is used in Article 5069-1.04 of Chapter One) from time to time in effect. Any Bank may, from time to time, as to current and future balances, implement any other ceiling under Chapter One by notice to Borrower, if and to the extent permitted by Chapter One. The parties hereto expressly agree, pursuant to Article 5069-15.10(b) of Chapter Fifteen ("Chapter Fifteen") of the Texas Credit Code, that Chapter Fifteen shall not apply to this Agreement or to any Loan and that neither this Agreement nor any Loan shall be governed by or subject to the provisions of Chapter Fifteen in any manner whatsoever.

                          (f)     Anything to the contrary contained in this
Agreement notwithstanding, any prepayment of any portion of the principal of the Facility A Revolving Loans shall be applied by each Bank first to amounts outstanding and evidenced by such Bank's Facility A Note, and, after such Facility A Note is fully repaid, thereafter to amounts outstanding and evidenced by such Bank's Facility A Florida Subfacility Note, and, after such Facility A Florida Subfacility Note is fully repaid, thereafter to amounts outstanding and evidenced by such Bank's Facility A Florida LC Subfacility Note.

                          (g)     In the event that, as a result of the
operation of any provision of this Agreement, Borrower repays a LIBOR Rate Loan prior to the expiration of the Interest Period applicable thereto, Borrower shall, concurrently with the repayment of any such Loan, pay any and all accrued and unpaid interest on the amount repaid.

                 2.6 OVERDUE RATES. Any payment of principal or (to the extent permitted by law and both before and after judgment) interest with respect to the Loans, or any fees, expenses, or other amounts not paid when due hereunder or declared due, whether at maturity, by acceleration, by lapse of time, or otherwise, shall thereafter bear interest, without affecting any of the other rights and remedies provided for herein or in the Notes, at a rate (the "Overdue Rate") equal to the lesser of: (a) (i) for all amounts not paid when due other than LIBOR Rate Loans, at the Base Rate plus the Applicable Base Rate Margin plus two (2) percentage points; and (ii) as to all LIBOR Rate Loans not paid when due, at the LIBOR Rate plus the Applicable LIBOR Rate Margin plus two (2) percentage points; and (b) the Highest Lawful Rate.

                 2.7 COMPUTATION OF INTEREST AND FEES. All computations of the Commitment Fee, computations of the letter of credit fees with respect to Standby Letters of Credit and Commercial Paper Letters of Credit, and computations of interest with respect to Base Rate Loans for any period shall be calculated on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable, for the actual number of days elapsed in such period. All computations of interest with respect to LIBOR Rate Loans and all computations of interest due under Section 2.6 hereof, for any period shall, to the fullest extent permitted by law, be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed in such period. Interest shall accrue from the first day of the making of a Loan to the date of repayment of such Loan in accordance with the provisions hereof; provided, however, that, if a Loan is repaid on the same day on which it is made, then one (1) day's interest shall be paid on that Loan.

                 2.8      NOTICE OF BORROWING REQUIREMENTS.

                 (a) Each Base Rate Borrowing shall be made on a Domestic Business Day and each LIBOR Rate Borrowing shall be made on a LIBOR Business Day.

                 (b)      Each Borrowing (except a Borrowing pursuant to
Section 2.1(c) which shall be made upon the written notice provided for therein but shall be subject to the timing requirement set forth in clause (i) and subsection (c) below) or Letter of Credit issuance shall be made upon written notice, by way of a Notice of Borrowing, in the form of Exhibit N-1, given by telex, telecopy, mail, or personal service, delivered to Agent at 420 Montgomery Street, San Francisco, California 94163, as follows:

                          (i)  For a Base Rate Borrowing, Agent shall be given
notice on the day on which such Borrowing is to be made and such notice shall specify that a Base Rate Borrowing is requested and shall state the amount thereof (subject to the provisions of this Article 2);

                          (ii)  For a LIBOR Rate Borrowing, Agent shall be
given notice at least three (3) LIBOR Business Days prior to the day on which such Borrowing is to be made and such notice shall specify that a LIBOR Rate Borrowing is requested and shall state the amount and proposed Interest Period thereof (subject to the provisions of this Article 2);

                          (iii)  For the issuance of a Letter of Credit, Agent
and the Issuing Bank shall be given notice at least four (4) Domestic Business Days prior to the day on which such Letter of Credit is to be issued, or such shorter period of time as is acceptable to the Issuing Bank; provided, however, that any such notice period shall be sufficiently long as is necessary to satisfy the conditions set forth in Section 2.2, as applicable, with respect to such issuance. Such notice shall specify that a Letter of Credit issuance is requested and shall state the amount thereof (subject to the provisions of this Article 2).

                 (c)      If the notice required by clause (b) of this Section
2.8 shall have been received by Agent no later than 9:00 a.m., California time, on a Domestic Business Day or LIBOR Business Day, as applicable, such day shall be treated as the first Domestic Business Day or LIBOR Business Day, as applicable, of the required notice period. In any other event, such notice shall be treated as having been received immediately before

9:00 a.m., California time, of the next Domestic Business Day or LIBOR Business Day, as applicable.

                 (d) In lieu of delivering the above-described Notice of Borrowing, Borrower, by one of its Responsible Officers or any other individual authorized to act on its behalf, may give Agent telephonic notice requesting a Borrowing to be disbursed pursuant to the terms of Section 2.21 hereof by the required time of any proposed Borrowing under this Section 2.8; provided, however, that such notice shall be confirmed in writing by delivery of a Notice of Borrowing to Agent on or before the proposed date of such Borrowing. Agent and Banks shall incur no liability to Borrower and Agent shall incur no liability to Banks in acting upon any telephonic notice referred to above which Agent believes in good faith to have been given by a Responsible Officer or other individual authorized to act on behalf of Borrower or for otherwise acting in good faith under this Section 2.8 and in making any Loans in accordance with this Agreement pursuant to any telephonic notice. Any Notice of Borrowing (or telephonic notice in lieu thereof) shall be irrevocable and Borrower shall be bound to make a Borrowing in accordance therewith.

                 2.9      CONVERSION OR CONTINUATION.

                          (a)     Subject to the provisions of Section 2.16,
Borrower shall have the option to: (a) convert all or any part of its outstanding Loans equal to One Million Dollars ($1,000,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of such amount, to a Base Rate Loan; (b) convert all or any portion of its outstanding Loans equal to Five Million Dollars ($5,000,000), and integral multiples of One Million Dollars ($1,000,000) in excess of such amount, to a LIBOR Rate Loan; or
(c) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to continue all of such LIBOR Rate Loan as a LIBOR Rate Loan and the succeeding Interest Period of such continued Loan shall commence on the expiration date of the Interest Period previously applicable thereto; provided, however , that a LIBOR Rate Loan only may be converted into a Base Rate Loan or continued, as the case may be, on the expiration date of the Interest Period applicable thereto; provided further, however, that no outstanding Loan may be continued as, or be converted into, a LIBOR Rate Loan when any Unmatured Event of Default or Event of Default has occurred and is continuing; provided further, however, that if Borrower fails to deliver the appropriate Notice of Conversion/Continuation or the telephonic notice in respect thereof before the expiration of the Interest Period of a LIBOR Rate Loan, such LIBOR Rate Loan automatically shall be converted to a Base Rate Loan.

                          (b)     Any provisions of the foregoing paragraph of
this Section 2.9 to the contrary notwithstanding, Borrower may convert a LIBOR Rate Loan into a Base Rate Loan prior to the expiration date of the Interest Period applicable thereto upon payment to each Bank, pursuant to the provisions of Section 2.15 hereof, of all costs, expenses and losses incurred by any Bank as a result of the timing of such conversion.

                          (c)     Borrower shall deliver a Notice of
Conversion/Continuation, in the form of Exhibit N-2, with respect to a conversion or continuation of one of its Loans to Agent no later than 9:00 a.m., California time, on the Domestic Business Day that is the proposed conversion date in the case of a conversion to a Base Rate Loan and at least three (3) LIBOR Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a LIBOR Rate Loan. A Notice of Conversion/Continuation shall specify: (i) the proposed conversion/continuation date (which shall be a Domestic Business Day or a LIBOR Business Day, as applicable); (ii) the amount of the Loan to be converted/continued; (iii) the nature of the proposed conversion/continuation; and (iv) in the case of a conversion to, or continuation of, a LIBOR Rate Loan, the requested Interest Period.

                          (d)     In lieu of delivering the above-described
Notice of Conversion/Continuation, Borrower, by any of its Responsible Officers or any other individual authorized to act on behalf of Borrower, may give Agent telephonic notice by the required time of any proposed conversion/continuation under this Section 2.9; provided, however, that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Agent on or before the proposed conversion/continuation date. Agent and Banks shall incur no liability to Borrower in acting upon any such telephonic notice that Agent believes in good faith to have been given by a Responsible Officer or other individual authorized to act on behalf of Borrower, or for otherwise acting in good faith under this Section 2.9 and in converting/continuing pursuant to any telephonic notice. Any Notice of Conversion/Continuation (or telephonic notice in lieu thereof) shall be irrevocable and Borrower shall be obligated to convert or continue in accordance therewith.

                 2.10     LOANS BY BANKS.

                          (a)     Agent promptly shall notify each Bank of that
Bank's pro rata portion of a Borrowing or Letter of Credit issuance requested pursuant to Section 2.8 hereof. Not later than 10:00 a.m., California time, on the date specified in such notice as the date on which the Borrowing so requested is to be made, each Bank, subject to the terms and conditions hereof, shall initiate a transfer of funds to make its pro rata portion of the Borrowing available in immediately available funds, to Agent at its San Francisco main branch located at 420 Montgomery Street, San Francisco, California 94163.

                          (b)     An Issuing Bank promptly shall notify each
Bank of that Bank's pro rata portion of a drawing made under a Letter of Credit. Not later than 9:00 a.m., California time, on the date specified in such notice as the date on which such drawing is to be paid, each Bank, subject to the terms and conditions hereof, shall initiate a transfer of funds to make its pro rata portion of such drawing available, in immediately available funds, to Agent. In the event that Issuing Bank is unable to notify Banks in time sufficient to permit Banks to timely remit their portion of the drawing to Issuing Bank, then each Bank shall be required to initiate a transfer of funds to make payment to Agent of its pro rata portion of the drawing under the Letter of Credit, together with interest thereon accrued from the date of the drawing to the date on which such Bank initiates payment to Agent at the rate set forth in the following sentence, by no later than 9:00 a.m. California time, on the Domestic Business Day immediately following the date of receipt of the notice from Issuing Bank. In the event that any Bank fails to make any payment to Agent, as specified above, Issuing Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon until paid at the customary rate set by such Bank for the correction of errors among banks for the first three (3) Domestic Business Days and, thereafter, at the Base Rate.

                          (c)     Each Bank's obligation to make any Loan
pursuant hereto is several, and not joint or joint and several, and is not conditioned upon the performance by each, any, or all of the other Banks of their obligations to make Loans. The failure by any Bank to perform its obligation to make Loans will neither increase any other Bank's pro rata portion of the Facility A Commitment nor relieve any other Bank of its obligation to make Loans pursuant to its share of the Facility A Commitment. Agent shall notify Banks of the failure by any Bank (a "Defaulting Bank") to perform its obligation to make a Loan required to be made by such Defaulting Bank hereunder and any Bank (other than such Defaulting Bank) may, if it desires, assume, in such proportion as the Majority Banks (calculated without inclusion of the Defaulting Bank) may agree, the obligation of the Defaulting Bank or Banks to make Loans, but no Bank shall be obligated to do so. Anything to the contrary herein notwithstanding, if any Bank shall be a Defaulting Bank and if such default shall be continuing, then Agent shall not make payment (when such payment is due) to such Defaulting Bank of its pro rata portion of any repayments or prepayments of principal, interest, fees, costs, or expenses (although such amounts shall continue to be owing to such Defaulting Bank or Banks, such amounts shall not be due until all the obligations to the non-Defaulting Banks are paid in full and the Facility A Commitment is terminated in full (the "Extended Due Date"), and no Event of Default or Unmatured Event of Default shall result from, and neither Borrower nor any of its Subsidiaries shall be considered not to be in compliance with this Agreement, the Notes, the Loan Documents, or any other document as a result of, the non-payment of such amounts prior to the Extended Due Date); such amounts first shall be paid by Agent to the other non-Defaulting Banks in order to insure that all of the obligations of Borrower or any of its Subsidiaries to such non-Defaulting Banks are paid in full prior to the Defaulting Bank being entitled to receive payment of any amount on account of the obligations of Borrower or any of its Subsidiaries owing to such Defaulting Bank.

                 2.11     MANDATORY REPAYMENT.

                          (a)     Subject to the provisions of Section 2.12,
the Facility A Commitment shall terminate on the Maturity Date.

                          (b)     In the event that, at any time, the Facility
A Usage exceeds the then extant amount of the Facility A Commitment, then, and in each such event, Borrower immediately shall repay the amount of such excess to Agent to be distributed to Banks based upon their pro rata share of the Facility A Commitment.

                 2.12 VOLUNTARY PREPAYMENTS OR REDUCTIONS OF FACILITY A COMMITMENT.

                          (a)     Subject to Section 2.15 hereof, Borrower
shall have the right, at any time and from time to time, to prepay the Loans without penalty or premium. Borrower shall give Agent notice of any such prepayment with respect to Base Rate Loans on the date of prepayment and not less than three (3) LIBOR Business Days prior written notice of any such prepayment with respect to LIBOR Rate Loans. In each case, such notice shall designate whether the prepayment is to be applied to Facility A Revolving Loans, Facility A Florida Subfacility Revolving Loans, or Facility A Florida LC Subfacility Revolving Loans, and shall specify the date on which such prepayment is to be made (which shall be a Domestic Business Day or LIBOR Business Day, as applicable), and the amount of such prepayment. In the absence of such designation, any such prepayment first shall be applied to Facility A Revolving Loans (other than Facility A Florida Subfacility Revolving Loans and Facility A Florida LC Subfacility Revolving Loans) until paid in full, second to Facility A Florida Subfacility Revolving Loans until paid in full, and third to Facility A Florida LC Subfacility Revolving Loans. Each such prepayment on account of Base Rate Loans shall be in an aggregate minimum amount of One Million Dollars ($1,000,000), and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of such amount and shall include interest accrued on the amount prepaid to the date of payment. Each such prepayment on account of LIBOR Rate Loans shall be in an aggregate minimum amount of Five Million Dollars ($5,000,000), and integral multiples of One Million Dollars ($1,000,000) in excess of such amount and shall include interest accrued on the amount prepaid to the date of payment.

                          (b)     Borrower shall have the right at any time and
from time to time to permanently reduce, in whole or in part, the unfunded portion of the Facility A Commitment. Borrower shall give Agent not less than five (5) Domestic Business Days prior written notice designating whether the reduction is to be applicable to Facility A (without a reduction of the Facility A Florida Subfacility or the Facility A Florida LC Subfacility), the Facility A Florida Subfacility (with a corresponding reduction to the Facility A Commitment), or the Facility A Florida LC Subfacility (with a corresponding reduction to the Facility A Commitment), the date (which shall be a Domestic Business

Day) of such reduction and the amount of such reduction. Each such reduction shall be effective on the date specified in Borrower's notice given in compliance hereunder. Each such reduction shall be in an aggregate minimum amount of Five Million Dollars ($5,000,000), and integral multiples of One Million Dollars ($1,000,000) in excess thereof, or, if less, the balance of the Facility A Commitment. Each such reduction shall not reduce any LIBOR Rate Borrowing to an amount that is less than Five Million Dollars ($5,000,000) but greater than zero.

                          (c)     Any reduction of the Facility A Commitment
pursuant to this Section 2.12 shall be without premium or penalty (other than under Section 2.15 hereof and other than payment of any Commitment Fees accrued under Section 2.13 hereof).

                          (d)     Any reduction of the Facility A Commitment
pursuant to this Section 2.12 shall reduce each Bank's pro rata share of the Facility A Commitment and, where applicable under clause (b) above, the Facility A Florida Subfacility Commitment and the Facility A Florida LC Subfacility Commitment.

                 2.13 COMMITMENT FEE. Borrower shall pay a fee (the "Commitment Fee") to Agent, to be distributed by Agent to each Bank based upon such Bank's pro rata share of the Facility A Commitment. The Commitment Fee shall be payable quarterly in arrears, commencing on December 31, 1993, continuing on the last day of each September, December, March, and June thereafter so long as the Facility A Commitment is outstanding, and on the date of final termination of the Facility A Commitment. The Commitment Fee that is due and payable on December 31, 1993, shall cover the period of time from the Closing Date to December 31, 1993. On or before the Closing Date, Borrower shall pay to Agent the Commitment Fee (as defined and payable under the 1991 Credit Agreement), covering the period of time from October 1, 1993 through the day prior to the Closing Date.

                          The Commitment Fee shall be equal to one-half of one
percent (1/2%), per annum, times the average daily amount of the unfunded portion of the Facility A Commitment, decreased by the amount of the Letter of Credit Usage extant from time to time and shall be calculated, as set forth in
Section 2.7 hereof, on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable, for the actual number of days elapsed.

                 2.14 AGENT'S FEES. As and when agreed to in the Agent's Fee Letter, Borrower agrees to pay to Agent, for its own account, the Agent's Fees.

                 2.15 INCREASED COSTS. If after the Closing Date, (a) the adoption of, or any change in, any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request, guideline, or directive (irrespective of whether having the force of law) of any governmental authority (a "Regulatory Change") shall impose, modify, or deem applicable any reserve, special deposit, or similar requirement (including any such requirement imposed by the Federal Reserve Board, but excluding with respect to any LIBOR Rate Loan any such requirement included in the calculation of the LIBOR Rate) against assets of, deposits with, or for the account of, or credit extended by, any Bank's Lending Office or shall impose on any Bank (or its Lending Office) or the inter-bank eurodollar market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or (b) Borrower prepays or converts any LIBOR Rate Loan prior to the end of its applicable Interest Period, and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement with respect thereto, or results in any loss or expense (including any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain outstanding its pro rata share of the principal amount of the Loans, but not including any loss of profit) by an amount deemed by such Bank to be material, then, such Bank may, by written notice given to Borrower, require Borrower to pay to such Bank such additional amounts as shall compensate such Bank for such increased cost, reduction, loss, or expense for the ninety (90) day period preceding the date on which such notice is given and during each fiscal quarter thereafter. Any such request for compensation by a Bank under this Section 2.15 shall set forth the basis of calculation thereof and shall, in the absence of manifest error, be conclusive and binding for all purposes. In determining such amount, such Bank may use any reasonable averaging or attribution methods.

                 2.16 ILLEGALITY. If any Bank shall determine that it has become unlawful, as a result of any Regulatory Change, for such Bank to make, convert into, or maintain a LIBOR Rate Loan as contemplated by this Agreement, such Bank promptly shall give notice of such determination to Borrower (through the Agent) and, thereafter, (a) the obligation of such Bank to make, convert into, or maintain LIBOR Rate Loans shall be suspended until such Bank gives notice that the circumstances causing such suspension no longer exist, and (b) each of such Bank's outstanding LIBOR Rate Loans shall, if requested by such Bank, be converted into a Base Rate Loan not later than upon the expiration of the Interest Period related to such LIBOR Rate Loans, or, if earlier, on such date as may be required by the applicable Regulatory Change, as shall be specified in such request. Any such determination shall, in the absence of manifest error, be conclusive and binding for all purposes.

                 2.17     TAXES.

                          (a)     All payments made by Borrower in connection
with this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other Taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein) on any of the Banks, excluding Taxes on, or measured by, or with respect to net income, alternative minimum taxable income under Code Section 55, dividend equivalent amount under Code Section 884, franchise, or capital stock imposed by (i) the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico), or (ii) the countries in which any Bank is organized or its lending or principal executive offices may be located or are conducting business or any political subdivision or taxing authority thereof or therein except any country or state or political subdivision thereof that imposes taxes on any Bank solely as a result of this Agreement or Borrower's or any of its Subsidiaries' presence in that country. If any such non-excluded Taxes are required to be deducted or withheld from any such payments to any Bank, the amounts of such payments shall be increased to the extent necessary in order that the amount of such payment to such Bank (after payment of all Taxes) shall equal the amount which would have been received by such Bank in the absence of such Taxes, or any such other amounts payable; provided, however , that in the event that payments to any Bank are required to be increased as a result of any non-excluded Taxes imposed by any country (excluding the United States), Borrower shall be entitled to substitute for such Bank any other bank or financial institution reasonably acceptable to the Required Banks. Whenever any such non-excluded Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Agent, for the account of such Bank, a certified copy of the original official receipt, if any, received by Borrower showing payment thereof. If Borrower fails to pay non-excluded Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Banks, the required receipts or other required documentary evidence, Borrower shall indemnify Banks for any incremental non-excluded Taxes that may become payable by Banks and all costs and expenses related thereto (including reasonable attorneys fees) as a result of any such failure.

                          (b)     Section 2.17(a) hereof to the contrary
notwithstanding, in the event that a Foreign Bank becomes a signatory to this Agreement, Borrower shall withhold tax with respect to payments to such Foreign Bank in accordance with the United States federal income tax laws in effect and shall have no obligation to make payments to such Foreign Bank that are free and clear of such withheld amounts, unless such Foreign Bank promptly shall deliver to Agent and Agent delivers to Borrower duly executed certificates in duplicate to the effect that as of that date such Foreign Bank is entitled to receive all payments made hereunder without deduction or withholding of United States federal income tax: (i) pursuant to the terms of an applicable tax treaty in effect with the United States of America (in which case such certificates shall be accompanied by two executed copies of Form 1001 of the Internal Revenue Service), (ii) under Code
Section 1441(c) (in which case such certificates shall be accompanied by two executed copies of Form 4224 of the Internal Revenue Service), or (iii) pursuant to an exemption certificate received from the Internal Revenue Service (in which case such certificates shall be accompanied by a copy of said exemption certificate). During the term of this Agreement, each Foreign Bank shall file such additional Forms 1001 or 4224 as the case may be, as may be required by law or reasonably requested by Borrower. Each Foreign Bank, upon becoming aware of the occurrence of any event requiring a change in its prior certificate, promptly shall deliver to Agent for delivery to Borrower duly executed certificates to the effect that (as the case may be): (y) such Foreign Bank is not capable of receiving future payments hereunder without deduction or withholding of United States federal income tax; or (z) such Foreign Bank is capable of receiving all payments hereunder without deduction or withholding of United States federal income tax, pursuant to a tax treaty of the United States, pursuant to Code Section 1441(c), or pursuant to an exemption certificate received from the Internal Revenue Service, a copy of which shall be attached to such certificate.

                 In the event that the Internal Revenue Service notifies Borrower that Borrower improperly failed to withhold tax with respect to payments to such Foreign Bank: (aa) Borrower timely and fully shall pay such tax to the Internal Revenue Service and such Foreign Bank immediately, upon notice of such payment by Borrower, shall pay to Borrower an amount necessary in order that the amount of such payment to Borrower after payment of all Taxes with respect to such payment shall equal the amount that Borrower has paid to the Internal Revenue Service pursuant to this clause; and (bb) Borrower shall have no obligation to make payments to such Foreign Bank that are free and clear of such withheld amounts, until such Foreign Bank delivers to Agent for delivery to Borrower the duly executed certificates described in this subsection that entitle such Foreign Bank to receive all payments made hereunder without deduction or withholding of United States federal income tax.

                 Anything to the contrary contained in this clause (b) notwithstanding, to the extent that a Bank is unable to deliver a certificate or form required hereunder as a result of a change in applicable law, such inability shall not adversely affect such Bank's rights to reimbursement under clause (a) of this Section 2.17.

                 2.18 LENDING OFFICES. The Loans made by each Bank may be made from and maintained in such offices of such Bank, or its Affiliates (each a "Lending Office") as such Bank may from time to time designate to Borrower and the Agent (irrespective of whether such office is specified on Schedule
11.3 hereto). A Bank shall not elect a Lending Office that, at the time of the making of such election, increases the amounts that would have been payable by Borrower to such Bank under this Agreement in the absence of such election. With respect to LIBOR Rate Loans made from and maintained at such

Bank's foreign offices or Affiliates, the obligation of Borrower to repay such LIBOR Rate Loans shall nevertheless be to such Bank and shall, for all purposes of this Agreement (including for purposes of the definition of the terms "Majority Banks" and "Required Banks") be deemed made, or maintained by it, for the account of such office or Affiliate.

                 2.19 FUNDING SOURCES. Nothing herein shall be deemed to obligate any Bank to obtain the funds to make any Loan hereunder in any particular place or manner and nothing herein shall be deemed to constitute a representation by any Bank that it has obtained or will obtain such funds in any particular place or manner.

                 2.20 HOLIDAYS. Any principal or interest in respect of a Loan that otherwise would become due on a day other than a Domestic Business Day, instead shall become due on the next succeeding Domestic Business Day and such adjustment shall be reflected in the computation of interest; provided, however, if any such extension shall cause a LIBOR Rate Loan to be due in the next calendar month, then such amount shall be due on the next preceding LIBOR Business Day.

                 2.21 PLACE OF BORROWINGS. All Borrowings made hereunder shall be disbursed by credit to Borrower's deposit account with Agent maintained by Borrower at Agent's office at 420 Montgomery Street, San Francisco, California 94163, or as may otherwise be agreed to by Borrower and Agent.

                 2.22     TIME AND PLACE OF PAYMENTS.

                          (a)     Borrower shall make each payment hereunder or
on the Notes by making, or causing to be made, the amount thereof available to Agent in Dollars in immediately available funds at Agent's main branch office located at 420 Montgomery Street, San Francisco, California, 94163 not later than 9:00 a.m., California time, on the day of payment (except in the case of (i) compensation pursuant to Section 2.15 hereof, and (ii) interest paid in respect of a LIBOR Rate Borrowing as to which any Bank shall have requested conversion of a LIBOR Rate Loan to a Base Rate Loan in a principal amount equal to the principal amount thereof pursuant to Section 2.16 hereof, respectively). In the absence of timely receipt, such funds shall be deemed to have been paid by Borrower on the next succeeding Domestic Business Day.

                          (b)     Without limitation of Bank's rights of setoff
provided for and contemplated by Section 11.15 hereof or by law, Agent shall have the right to charge (i.e., debit) any account of Borrower maintained with Agent for the amount of any payment due hereunder or on the Notes by Borrower.

                 2.23 INCREASED RISK-BASED CAPITAL COST. If any Bank determines that the cost (including any additional cost attributable to any reduction of a Bank's rate of return on its equity or assets) to such Bank of maintaining its share of the Facility A Commitment is increased because of any law or regulation or any interpretation, directive, or request (irrespective of whether having the force of law), of any foreign or domestic court or governmental or monetary authority, with respect to risk-based capital requirements for binding loan commitments, such Bank may, by written notice given to Borrower, require Borrower to pay, on demand, an amount equal to such Bank's additional costs incurred during the ninety (90) days preceding the date on which such notice is given and during each fiscal quarter thereafter. Each such Bank shall state in the notice required by this Section 2.23, in reasonable detail, the cause and amount of such additional cost. Within thirty (30) calendar days after receipt of such notice, Borrower may, at its option, elect to terminate that portion of the Facility A Commitment that is held by such Bank.

                 2.24 AGREEMENT REGARDING AMOUNT SECURED BY FLORIDA COLLATERAL AND BROOKSVILLE COLLATERAL. Banks, Agent, and Borrower hereby agree to the following with respect to the amount secured by the Florida Collateral and the Brooksville Collateral:

                 (a) As of the Closing Date, the Florida Collateral only shall secure the Facility A Florida Subfacility in an amount equal to the Facility A Florida Subfacility Commitment;

                 (b) As of the Closing Date, the Brooksville Collateral only shall secure the Facility A Florida LC Subfacility in an amount equal to the Facility A Florida LC Subfacility Commitment;

                 (c) At any time and from time to time if the outstanding Loans made, and Letters of Credit issued, under the Facility A Florida Subfacility are repaid or retired such that the amount outstanding under such subfacility is less than the Facility A Florida Subfacility Commitment, and if, thereafter, Borrower requests additional Loans or Letters of Credit, then concurrent with the making or issuance thereof, Borrower agrees to pay the Florida intangibles tax, if any, that becomes due and payable as a result of such additional extensions of credit hereunder;

                 (d) At any time and from time to time if the outstanding Loans made, and Letters of Credit issued, under the Facility A Florida LC Subfacility are repaid or retired such that the amount outstanding under such subfacility is less than the Facility A Florida LC Subfacility Commitment, and if, thereafter, Borrower requests additional Letters of Credit, then concurrent with the issuance thereof, Borrower agrees to pay the Florida intangibles tax, if any, that becomes due and payable as a result of such additional extensions of credit hereunder;

                 (e) at any time and from time to time if an outstanding Letter of Credit issued under either the Facility A Florida Subfacility or the Facility A Florida LC

         Subfacility is drawn upon, then, concurrent with the payment of the drawing under such Letter of Credit, Borrower agrees to pay the Florida intangibles tax, if any, that becomes due and payable as a result thereof; and

                 (f) Anything in Section 11.1 hereof to the contrary notwithstanding, any amendment, modification, supplement, termination, or waiver of or to, or consent to any departure from, any provision of this Section 2.24 shall be effective only if it is in writing and signed by or on behalf of the Required Banks and Borrower.

                 2.25 SURVIVABILITY. Borrower's obligations under Sections 2.5, 2.6, 2.15, 2.17, and 2.23 hereof shall survive repayment of the Loans and termination of the Facility A Commitment hereunder.


                                   ARTICLE 3.

                              CONDITIONS TO LOANS

                 3.1 CONDITIONS PRECEDENT TO INITIAL LOANS AND LETTERS OF CREDIT. The obligation of each Bank to make its initial Loan hereunder and of any Issuing Bank to issue the initial Letter of Credit hereunder (including without limitation the conversion of loans and letters of credit outstanding under the 1991 Credit Agreement as provided for in Section 3.2) is, in addition to the conditions set forth in Sections 3.2 and 3.3 hereof, subject to the fulfillment, to the satisfaction of Agent, of each of the following conditions on or before the Closing Date:

                          (a)     the Closing Date shall occur on or before
December 15, 1993;

                          (b)     Borrower shall have executed and delivered to
Agent this Agreement, together with all exhibits and schedules hereto, and, at least one (1) day prior to the Closing Date, the Disclosure Statement;

                          (c)     Borrower shall have completed, executed, and
delivered the Notes to Agent;

                          (d)     Agent shall have received the written
opinions, dated the Closing Date, of counsel to Borrower, in form and substance satisfactory to Agent and its counsel, and also shall have received such written opinions of local counsel to Agent and Banks as Agent shall reasonably require, all in form and substance satisfactory to Agent and its counsel;





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
                          (e)     Agent shall have received a certificate of
corporate status with respect to Borrower, dated within five (5) days of the Closing Date, or confirmed by telex, if telex confirmation is available, by the Secretary of State of Louisiana, such certificate to be issued by the Secretary of State of Louisiana, which certificate shall indicate that Borrower is in good standing in such state;

                          (f)     Agent shall have received a certificate of
corporate status with respect to each of the Specified Subsidiaries, dated within five (5) days of the Closing Date, or confirmed by telex, if telex confirmation is available, by the Secretary of State of the respective states of their incorporation, and all of such certificates to be issued by the Secretaries of State of such states and shall indicate that each and all of such entities are in good standing in such respective states;

                          (g)     Agent shall have received certificates of
corporate status indicating that Borrower is in good standing as a foreign corporation, dated within seven (7) days of the Closing Date, or confirmed by telex, if telex confirmation is available, such certificates to be issued by each Secretary of State of the states in which Borrower's failure to be duly qualified or licensed would have a Material Adverse Effect;

                          (h)     Agent shall have received certified copies of
Borrower's and each of the Specified Subsidiaries' articles of incorporation;

                          (i)     Agent shall have received copies of the
by-laws of Borrower and each of the Specified Subsidiaries (except SCI) certified by their respective Secretaries or Assistant Secretaries;

                          (j)     Agent shall have received signature and
incumbency certificates respecting the officers executing this Agreement, the Notes, and the Loan Documents;

                          (k)     Agent shall have received an Officer's
Compliance Certificate from Borrower, dated as of the Closing Date, duly executed by a Responsible Officer of Borrower, substantially in the form of
Exhibit 3.1(k) attached hereto, certifying that neither an Event of Default nor an Unmatured Event of Default has occurred and is continuing and detailing the calculations by which Borrower has determined it is in compliance with the financial covenants contained herein;

                          (l)     Agent shall have received the duly executed
originals of the Agent's Fee Letter and the Termination of Subrogation and Contribution Agreement and each of such Loan Documents shall be in full force and effect;

                          (m)     Borrower shall have executed and delivered to
Agent such Real Property Collateral Documents and Personal Property Collateral Documents, in form and





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
substance reasonably satisfactory to Agent and its counsel, as are necessary to grant or continue the grant to Agent, on behalf of Banks, a Lien upon all of Borrower's personal property (subject only to certain excluded property described therein) and real property fee estates (except for certain properties described in the Disclosure Statement);

                          (n)     the Specified Subsidiaries shall have
executed and delivered to Agent such additional Real Property Collateral Documents and Personal Property Collateral Documents, in form and substance reasonably satisfactory to Agent and its counsel, as are necessary to grant or continue the grant to Agent, on behalf of Banks, a Lien upon all of the Specified Subsidiaries' personal property (subject only to certain excluded property described therein) and real property fee estates;

                          (o)     Agent shall have received the benefit of such
title policies or commitments for title insurance, and surveys as Agent may request from title companies satisfactory to Agent, in form and substance reasonably satisfactory to Agent;

                          (p)     Agent shall have received appraisals,
conducted by appraisers selected by Agent with respect to Borrower's Victorville, California and Knoxville, Tennessee real property and improvements;

                          (q)     Agent shall have received all of Borrower's
original stock certificates representing all of the issued and outstanding capital stock of FCC, FI, Mojave, SCI, SES, SFC, SSI, and VPC, and the stock powers, duly executed, relating thereto;

                          (r)     Agent shall have received a certificate from
Borrower's Secretary or Assistant Secretary attesting to the resolutions of the Board of Directors authorizing the execution and delivery of this Agreement, the Notes, and the Loan Documents to be executed and delivered by Borrower, and authorizing officers to execute same;

                          (s)     Agent shall have received a certificate from
a Secretary or Assistant Secretary of each the Specified Subsidiaries attesting to the resolutions of the Specified Subsidiaries' boards of directors authorizing the execution and delivery of the Loan Documents to the extent that each is a party thereto, and authorizing officers to execute same;

                          (t)     Agent shall have received full payment of the
Agent's Fees (to the extent payable on or before the Closing Date) and all of Agent's fees, costs, and expenses (including the fees and expenses of Agent's counsel, including allocated amounts for Agent's in-house counsel) incurred in connection with the preparation, negotiation, execution, and delivery of this Agreement, the Notes, and the Loan Documents;





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
                          (u)     the representations and warranties of
Borrower set forth in Article 4 of this Agreement and in the Loan Documents shall be true and correct in all material respects as of the Closing Date;

                          (v)     Agent shall have received originals or copies
of each of the documents referred to in clauses (b), (d), (e), (f), (g), (h),
(i), (j), (k), (l), (m), (n), (o), (p), (r), and (s) hereof in sufficient numbers so as to enable Agent to provide a copy thereof to each Bank;

                          (w)     the incurrence of the initial Loans under
Facility A, and the application of the proceeds thereof, shall not constitute a default under or breach of any term or condition of any Contractual Obligation of Borrower or any of its Subsidiaries;

                          (x)     no Material Adverse Change shall have
occurred as a result of one or more acts or occurrences;

                          (y)     no injunction, writ, restraining order, or
other order of any nature inconsistent with the making of the initial Loans or the issuance of the initial Letters of Credit hereunder, shall have been issued and remain in force by any governmental authority; and

                          (z)     all other documents and legal matters in
connection with the transactions contemplated by this Agreement shall have been delivered, executed, recorded, or filed and shall be in form and substance reasonably satisfactory to Agent and its counsel.

                 3.2 CONDITIONS CONCURRENT TO INITIAL LOANS AND LETTERS OF CREDIT. The obligation of each Bank to make its initial Loan hereunder and of any Issuing Bank to issue the initial Letter of Credit hereunder is, in addition to the conditions set forth in Sections 3.1 and 3.3 hereof, subject to the fulfillment, to the satisfaction of Agent, of each of the following conditions concurrent:

                          (a)     all of the loans outstanding under the 1991
Credit Agreement shall be deemed Loans outstanding hereunder; if such loans were outstanding under the $25,000,000 Facility A Florida Subfacility provided for in the 1991 Credit Agreement, they shall become Facility A Florida Subfacility Revolving Loans; otherwise, such loans shall become Facility A Loans hereunder, but shall not be Facility A Florida Subfacility Revolving Loans or Facility A Florida LC Subfacility Revolving Loans; and

                          (b)     the letters of credit issued under the 1991
Credit Agreement that are outstanding as of the Closing Date shall remain outstanding and shall be deemed to be Letters of Credit issued under Article 2 of this Agreement.

                 3.3 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of each Bank to make each Loan hereunder and of any Issuing Bank to issue any Letter of Credit hereunder is subject to the fulfillment, to the satisfaction of Agent, at or prior to the time of the making of such Loan or the issuance of such Letter of Credit, of each of the following further conditions:

                          (a)     the representations and warranties of
Borrower and the Specified Subsidiaries contained in this Agreement and the Loan Documents, to the extent that each is a party thereto, shall be true and correct in all material respects at and as of the date of such Loan, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date);

                          (b)     neither an Event of Default nor an Unmatured
Event of Default shall have occurred and be continuing on the date of such Loan or Letter of Credit, nor shall either or both result from the making of such Loan or the issuance of such Letter of Credit;

                          (c)     no Material Adverse Change shall have
occurred, as a result of one or more acts or occurrences;

                          (d)     Borrower shall have delivered to Agent a
Notice of Borrowing pursuant to the terms of Section 2.8 hereof; and

                          (e)     No injunction, writ, restraining order, or
other order of any nature preventing any Bank from funding any portion of the Loans or issuing a Letter of Credit shall have been issued and remain in force by any governmental authority.


                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF BORROWER

                 In order to induce Agent and each of the Banks to enter into this Agreement, Borrower makes the following representations and warranties, which, except as set forth in the Disclosure Statement with a specific reference to the section of this Article 4 affected thereby, shall be true, correct, and complete in all material respects as of the Closing Date and at and as of the date of each Loan made or Letter of Credit issued thereafter, as though made on and as of the date of such Loan or Letter of Credit (except to the extent that such representations and warranties expressly relate solely to an earlier date), such representations and warranties to survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of Letters of Credit:

                 4.1      ORGANIZATION, POWERS, GOOD STANDING, AND SUBSIDIARIES.

                          (a)     ORGANIZATION AND POWERS.  Each of Borrower
and Borrower's Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties, and to carry on its business as now conducted and proposed to be conducted. Borrower has all requisite corporate power and authority to enter into this Agreement and the Loan Documents to which it is a party, to issue the Notes, and to carry out the transactions contemplated hereby and thereby. Each of Borrower's Subsidiaries has all requisite corporate power and authority to enter into the Loan Documents to which they are parties, and to carry out their respective obligations contemplated thereby. Each of Borrower and Borrower's Subsidiaries possesses all franchises, certificates, licenses, permits, and other authorizations from governmental or regulatory authorities that are necessary in order to prevent the occurrence of a Material Adverse Effect and Borrower and its Subsidiaries are not in violation thereof in any material respect.

                          (b)     GOOD STANDING.  Each of Borrower and its
Subsidiaries is in good standing in each state where the absence to be so qualified would have a Material Adverse Effect.

                          (c)     SUBSIDIARIES.  Borrower has no Subsidiaries
other than those that are identified in the Disclosure Statement. The Disclosure Statement correctly sets forth the number of shares of each class of common and preferred stock authorized for each of Borrower's Subsidiaries, and the number outstanding and the percentage of the outstanding shares of each such class owned (directly or indirectly) by Borrower or one or more of such Subsidiaries. The capital stock of Borrower and each of its Subsidiaries is duly authorized, validly issued, and fully paid and nonassessable. The Disclosure Schedule may be amended, from time to time, to reflect Borrower's formation or acquisition of new Subsidiaries or other changes so long as the amendment contains the relevant information concerning such Subsidiary as would have been required hereunder as of the Closing Date and so long as such amendment is not in violation of the covenants contained in this Agreement and so long as Borrower, or such Subsidiary, as and if applicable, complies with the provisions of Section 5.11 hereof in connection with such amendment.
Except for Investments permitted under Section 6.3, neither Borrower nor any of its Subsidiaries, individually or collectively, owns or holds, directly or indirectly, in the aggregate, any capital stock or equity security of, or any equity interest in any corporation or business, other than Borrower's Subsidiaries.





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
                 4.2      AUTHORIZATION OF BORROWING, ETC.

                          (a)     AUTHORIZATION OF BORROWING. The execution,
delivery, and performance by Borrower of this Agreement, the Loan Documents to which it is a party, and the Notes have been duly authorized by all necessary corporate action.

                          (b)     AUTHORIZATION OF SUBSIDIARIES' LOAN
DOCUMENTS. The execution, delivery, and performance by each of Borrower's Subsidiaries of the Loan Documents to which they are parties have been duly authorized by all necessary corporate action.

                          (c)     NO CONFLICT - BORROWER.  The execution,
delivery, and performance by Borrower of this Agreement, the Loan Documents to which it is a party, and the Notes do not and will not: (a) violate any provision of federal, state or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) applicable to Borrower, the articles of incorporation or bylaws (or other charter documents) of Borrower, or any order, judgment, or decree of any court or other agency of government binding on Borrower; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation or material lease of Borrower; (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens; or (d) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower.

                          (d)     NO CONFLICT - SUBSIDIARIES.  The execution,
delivery, and performance by each of Borrower's Subsidiaries of the Loan Documents to which they are parties do not and will not: (a) violate any provision of federal, state, or foreign law or regulation applicable to Borrower's Subsidiaries, the articles of incorporation or by-laws (or other charter documents) of Borrower's Subsidiaries, or any order, judgment, or decree of any court or other agency of government binding on Borrower's Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation or material lease of Borrower's Subsidiaries; (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any of Borrower's Subsidiaries' properties or assets other than Permitted Liens; or
(d) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower's Subsidiaries.

                          (e)     GOVERNMENTAL CONSENTS.  Other than such as
shall have previously been obtained, the execution, delivery, and performance by Borrower and Borrower's Subsidiaries of this Agreement, the Notes, and the Loan Documents, to the extent that each is a party thereto, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other governmental authority or regulatory body or other Person.

                          (f)     BINDING OBLIGATIONS.

                                  (i)      This Agreement, the Notes, the Loan
Documents, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                                  (ii)     The Loan Documents and all other
documents contemplated hereby and thereby, when executed and delivered by each of Borrower's Subsidiaries, will be the legally valid and binding obligations of each of Borrower's Subsidiaries, to the extent that they are parties thereto, enforceable against them in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                          (g)     LIEN PRIORITY.  Upon the proper filing of
financing statements and recordation of fixture filings, mortgages, trust deeds, and other applicable Personal Property Collateral Documents and Real Property Collateral Documents with the appropriate filing or recording officers in each of the necessary jurisdictions, and upon delivery of original instruments to Agent, as applicable, the Liens granted by Borrower and the Specified Subsidiaries to Agent, on behalf of Banks, in their respective assets pursuant to the Loan Documents will be validly created, perfected, and first priority Liens, subject only to Permitted Liens.

                 4.3 FINANCIAL CONDITION. Borrower has delivered to Agent its consolidated audited financial statements as of December 31, 1992, certified by Deloitte & Touche, independent certified accountants. All such statements were prepared in accordance with GAAP and fairly present the consolidated financial position of Borrower and its Subsidiaries as at the respective dates thereof, and the results of operations and changes in financial position of Borrower and its Subsidiaries for the period then ended. As of the Closing Date, neither Borrower nor any of its Subsidiaries has any material Contingent Obligation, liability for taxes, long-term lease, or forward or long-term commitment out of the ordinary course of business, that is not reflected in the foregoing statements or in the notes thereto.

                 4.4      CHANGES, ETC.  There has been no Material Adverse
Change.





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
                 4.5 TITLE TO PROPERTIES; LIENS; PROPERTIES. Except as disclosed in Borrower's annual report on Form 10-K for its fiscal year ended December 31, 1992, or on its Form 10-Q for its fiscal quarter ended September 30, 1993, and except for the Permitted Liens, all of the properties and assets of Borrower and each of its Subsidiaries are free from all Liens of any nature whatsoever. Borrower and each of its Subsidiaries have good and indefeasible title to each and all of the material properties and assets reflected in Borrower's or such Subsidiary's books and records as being owned by them. Borrower and each of its Subsidiaries have taken all action necessary to maintain such good and indefeasible title with respect to such properties and assets.

                 4.6 LITIGATION; ADVERSE FACTS. There is no action, suit, proceeding, or arbitration (whether purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries that would have a reasonable possibility of resulting in any Material Adverse Effect or reasonably may be expected to materially adversely affect Borrower's and its Susidiaries' ability, taken as a whole, to perform its obligations hereunder, under the Notes, and the Loan Documents, and there is no basis known to Borrower for any such action, suit, or proceeding. Neither Borrower nor any Subsidiary of Borrower is: (a) in violation of any applicable law, rule, or regulation in a manner that has a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect; or (b) subject to or in default with respect to any final judgment, writ, injunction, decree of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, in a manner which could reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding, or investigation pending or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary of Borrower, that questions the validity or the enforceability of this Agreement or the Notes.

                 4.7 PAYMENT OF TAXES. All tax returns and reports of Borrower and its Subsidiaries (or all taxpayers with which Borrower or any of its Subsidiaries is or has been consolidated or combined) required to be filed by any of them have been timely filed, and all Taxes, assessments, fees, amounts required to be withheld and paid to a governmental agency or regulatory authority, and other governmental charges upon Borrower and its Subsidiaries, and upon their respective properties, assets, income, and franchises that are due and payable have been paid when due and payable, except to the extent that the failure to file returns and reports with respect to such Taxes, assessments, fees, and other governmental charges or the failure to pay the same would not be material to the condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, and except to the extent such Taxes, assessments, fees, and other governmental charges are being contested diligently and in good faith by appropriate proceedings with adequate reserves





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
or other appropriate provision, if any, having been made therefor as required to be in conformity with GAAP. Borrower does not know of any proposed, asserted, or assessed tax deficiency against it or any of its Subsidiaries that would be material to the condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole. Neither Borrower, nor any of its Subsidiaries, is a party to, bound by, or obligated under any tax sharing or similar agreement with any Person that is not Borrower or one of its Subsidiaries and that is reasonably likely to result in a Material Adverse Effect. No Taxes, assessments, charges, or claims have become the subject of a filed federal tax Lien on any of Borrower's or its Specified Subsidiaries' properties or assets.

                 4.8      MATERIALLY ADVERSE AGREEMENTS; PERFORMANCE.

                          (a)     AGREEMENTS.  Neither Borrower nor any of its
Subsidiaries is a party to or is subject to any material agreement or instrument or charter or other internal restriction that has or reasonably could be expected to have a Material Adverse Effect.

                          (b)     PERFORMANCE.  Neither Borrower nor any of its
Subsidiaries is in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

                 4.9 GOVERNMENTAL REGULATION. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act (to the extent it would limit its ability to incur Debt for money borrowed), or the Investment Company Act of 1940, or to any United States federal or state statute or regulation limiting its ability to incur Debt for money borrowed.

                 4.10 SECURITIES ACTIVITIES. Borrower and its Subsidiaries are not engaged principally, or as one of their principal activities, in the business of extending, or arranging for the extension of, credit, for the purpose of "purchasing" or "carrying" any margin stock (within the meaning of Regulations G, T, U, or X of the Federal Reserve Board) as now or from time to time in effect. No part of any Borrowing will be used by Borrower to purchase or carry any such margin stock, or to extend credit to others for the purpose of purchasing or carrying any such margin stock in violation of Regulations G, T, U, or X of the Federal Reserve Board.

                 4.11     EMPLOYEE BENEFIT PLANS.

                          (a)     Borrower and its ERISA Affiliates are in
compliance in all material respects with all applicable provisions of ERISA and published interpretations thereunder with respect to all Pension Plans and Multiemployer Plans, the failure to comply with which would have a Material Adverse Effect. As of the Closing Date, with respect to each of their Pension Plans and Multiemployer Plans, Borrower and each of its ERISA Affiliates: (a) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA; (b) have not incurred any material and past due liability to the PBGC; and (c) have not had asserted against them any penalty for failure to meet their minimum funding requirements under ERISA, and each Pension Plan and Multiemployer Plan is able to pay benefits thereunder when due under the Pension Plan documents.

                          (b)     No Termination Event has occurred or is
reasonably expected to occur with respect to any Pension Plan administered by Borrower, any of its ERISA Affiliates, or any administrator designated by Borrower or any of its ERISA Affiliates which might result in any obligations or Contingent Obligations of Borrower or any of its ERISA Affiliates to the PBGC or any other Pension Plan, that reasonably would be expected to have a Material Adverse Effect.

                          (c)     Liabilities (irrespective of whether vested)
under all Pension Plans (excluding unfunded deferred compensation agreements or other arrangements of similar nature not subject to ERISA and welfare plans not subject to the funding requirements of ERISA) that have assets less than liabilities (irrespective of whether vested) that are administered by Borrower or any of its ERISA Affiliates or any administrator designated by Borrower or any of its ERISA Affiliates do not exceed the assets thereunder by more than five percent (5%) of Consolidated Tangible Net Worth.

                          (d)     Neither Borrower nor any of its ERISA
Affiliates has incurred or reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan which would have a Material Adverse Effect.

                          (e)     To the extent that any Pension Plan (that is
a "welfare plan" under Section 3(1) of ERISA) is insured, Borrower and its Subsidiaries do not have unpaid premiums in excess of Five Hundred Thousand Dollars ($500,000) that are required to be paid for all periods through and including the Closing Date. To the extent that any Pension Plan (that is a "welfare plan" as defined above) is not or has not been funded with insurance, Borrower and its ERISA Affiliates do not have unmade contributions in excess of One Million Dollars ($1,000,000) that are required to be paid for all periods through and including the Closing Date, and such Pension Plans, to the extent that their funding is based on actuarial principles, are based on reasonable and prudent assumptions that are actuarially sound.

                 4.12 DISCLOSURE. As of the date hereof and as of the Closing Date, no representation or warranty of Borrower contained in this Agreement or any other document, certificate, or written statement furnished to Agent or Banks, or any of them, by or on behalf of Borrower with respect to the business, operations, property, assets, business prospects, or condition (financial or otherwise) of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state a material fact (known to Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Borrower (other than matters of a general economic nature) that has resulted in a Material Adverse Change that has not been disclosed herein or in any other documents, certificates, and statements furnished to Agent, Banks, or any of them, for use in connection with the transactions contemplated hereby.
Borrower has furnished or, under the terms of this Agreement, is to furnish to Agent, on behalf of Banks, certain financial information concerning Borrower and its Subsidiaries, including estimates and projections of Borrower's and its Subsidiaries' results of operations and financial position for and as at the end of certain future periods. Such estimates, projections, valuations, and similar matters have been prepared by Borrower in good faith on a basis it believes to be reasonable. Other than as to projections, estimates, valuations, and similar matters (as to which the preceding sentence applies), and other than as to financial statements and other financial and accounting information (as to which Section 6.15 applies), there are no statements or conclusions contained in any document, certificate, or written statement that Borrower is to furnish under the terms of this Agreement to Agent, on behalf of Banks, that, when taken as a whole, in light of the circumstances under which they are or were made, to the knowledge and belief of Borrower at the time provided, are based on or include materially misleading information or fail to take into account material information regarding the matters covered therein.

                 4.13 DEBT. Neither Borrower nor any of its Subsidiaries has any Debt outstanding on the date of this Agreement other than the Debt disclosed in the financial statements referred to in Section 4.3 hereof (other than Debt created under the 1991 Credit Agreement), set forth on the Disclosure Statement, or permitted by Section 6.1 hereof.

                 4.14     TRADEMARKS, ETC.   Borrower and each of its
Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses which are necessary in all material respects to conduct their respective businesses and to operate their respective properties as now conducted and operated. The consummation of the transactions contemplated by this Agreement and the Loan Documents will not alter or impair any of such rights of Borrower or any of its Subsidiaries. Neither Borrower nor any of its Subsidiaries has been charged or is overtly being threatened to be charged with any infringement of, nor has any of them infringed on any unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person, that could reasonably be expected to have a Material Adverse Effect.

                 4.15 EXISTING DEFAULTS. Neither Borrower nor any of its Subsidiaries is in default under any material term of any mortgage, indenture, deed of trust, or any other agreement to which it is a party or by which it or any of the properties owned by it may be bound, the effect of which would be a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule or regulation to which it or any of its properties is subject, the failure to comply with which would have a Material Adverse Effect.

                 4.16 LEASES. Borrower and each of its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to the business, operations and financial condition of Borrower and its Subsidiaries, taken as a whole, to which any of them is a party or under which any of them is operating. All of such leases are valid and subsisting and no material default by Borrower or any of its Subsidiaries exists under any of them.

                 4.17 BURDENSOME AGREEMENTS, ETC. Borrower and its Subsidiaries, are not, individually or in combination, party to any unduly burdensome agreement or undertaking, or subject to any unduly burdensome court order, writ, injunction, or decree of any court or governmental instrumentality, domestic or foreign, which has a Material Adverse Effect.

                 4.18 FIRE, EXPLOSION, AND LABOR DISPUTES. Neither the business nor the properties or operations of Borrower or any of its Subsidiaries are currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether covered by insurance), which has a Material Adverse Effect.

                 4.19 LOCATION OF ASSETS AND CHIEF EXECUTIVE OFFICES. The chief executive offices of Borrower and each of the Specified Subsidiaries are located at the addresses indicated on the Disclosure Statement. Except as otherwise permitted by Section 6.17, the inventory, equipment, and real property of Borrower and each of its Specified Subsidiaries are located at any one of their respective locations identified on the Disclosure Statement.

                 4.20     ENVIRONMENTAL CONDITION.

                          (a)     Except as specifically authorized by, or in
compliance in all material respects with, law or pursuant to valid and effective permits or other appropriate forms of governmental approval, none of the present or previously-owned real property, or other properties or assets of Borrower or any of its Subsidiaries, has, to the best of Borrower's knowledge, ever been used by previous owners or operators in the disposal of





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or to generate, manufacture, produce, store, handle, treat, transfer, release, process, or transport any Hazardous Waste or Hazardous Substance, and Borrower and its Subsidiaries do not now and have not in the past used such real property, or other properties or assets of Borrower or any of its Subsidiaries, for the purpose of disposal of, generating, manufacturing, producing, storing, handling, treating, transferring, releasing, processing, or transporting any Hazardous Waste or Hazardous Substance.

                          (b)     (i) To the best of Borrower's knowledge and
belief after due inquiry, none of the present real property, or other properties or assets owned or operated by Borrower or any of its Subsidiaries, has been designated, listed, or identified in any manner by the EPA or any other federal, state, or local governmental agency charged with administering and enforcing an Environmental Protection Statute, pursuant to RCRA or CERCLA or any other Environmental Protection Statute, as a candidate for a Hazardous Waste or Hazardous Substance investigation, corrective action, or Remedial Action. (ii) To the best of Borrower's knowledge and belief, based upon its reasonably available records, it has received no notice that any of the previously owned real property or other properties or assets of Borrower or any of its Subsidiaries has been so designated, listed, or identified.

                          (c)     Neither Borrower nor any of its Subsidiaries
has received notice that it has been identified as a potentially responsible party, responsible party, or liable party at any site designated, listed, or identified as a candidate for a Hazardous Substance investigation or Remedial Action under CERCLA or any Environmental Protection Statute.

                          (d)     Neither Borrower nor any of its Subsidiaries
has received notice of any Lien arising under or in connection with any Fund that attached to any revenues or to any real or personal property owned by Borrower or any of its Subsidiaries.

                          (e)     Neither Borrower nor any of its Subsidiaries
have received, during the three (3) years preceding the date hereof, any summons, citation, notice, directive, letter, or other communication, in writing, from the EPA or any other federal, state, or local governmental agency or instrumentality, authorized pursuant to an Environmental Protection Statute, or from any other Person concerning any intentional or unintentional action or omission by Borrower or any of its Subsidiaries resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping, or otherwise disposing of Hazardous Waste or Hazardous Substance or any other pollutant into the Environment resulting in Damages thereto.

                          (f)     All activities and operations conducted by
Borrower and its Subsidiaries are in compliance in all material respects with all Environmental Protection Statutes. All past activities and operations conducted by the Environmental Subsidiaries have been in compliance in all material respects with all Environmental Protection Statutes since they were acquired by Borrower. To the best of Borrower's knowledge, neither





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Borrower nor any of its Subsidiaries has in the past conducted any operations or activities that were not in compliance with all Environmental Protection Statutes and that are reasonably likely to result in present or future liabilities to Borrower or its Subsidiaries under any Environmental Protection Statutes greater than or equal to One Million Dollars ($1,000,000).

                          (g)     None of the real property or other properties
or assets owned by Borrower or its Subsidiaries, is affected by any soil or groundwater contamination, attributable to any Hazardous Substance, that Borrower reasonably and in good faith estimates will cost Borrower or its Subsidiaries One Million Dollars ($1,000,000) or more to investigate and clean up. To the best of Borrower's knowledge, none of the real property previously owned by Borrower or its Subsidiaries is affected by any soil or groundwater contamination, attributable to any Hazardous Substance, that Borrower reasonably and in good faith estimates will cost Borrower or its Subsidiaries One Million Dollars ($1,000,000) or more to investigate and clean up.

                 4.21 NO DEFAULT. No Event of Default or Unmatured Event of Default has occurred.

                 4.22 PARTIES INTENDED TO BE BENEFITTED. All of the representations and warranties contained in this Article 4 are solely for the benefit of the Agent, the Banks, and any Person receiving an interest in the Loans or the Notes as permitted under Section 9.2 hereof, and there are no other Persons that are intended to be benefitted, in any way, hereby.


                                   ARTICLE 5.

                       AFFIRMATIVE COVENANTS OF BORROWER

                 Borrower covenants and agrees that, so long as any portion of the Facility A Commitment under this Agreement shall be in effect and until payment in full of the Loans and the Notes, and any other amounts due hereunder, and except as set forth in the Disclosure Statement with specific reference to the Section of this Article 5 affected thereby concerning matters which do not conform to the covenants of this Article 5, Borrower shall, and shall cause each of its Subsidiaries to, perform each and all of the following covenants applicable to it:

                 5.1 ACCOUNTING RECORDS. Borrower shall, and shall cause each of its Subsidiaries to, maintain adequate books and records in accordance with sound business practices and GAAP, consistently applied.





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                 5.2      FINANCIAL STATEMENTS AND NOTICES.  Borrower shall
furnish Agent and each Bank:

                          (a)     as soon as practicable and, in any event,
within fifty (50) days after the close of each of the first three (3) fiscal quarters of each fiscal year of Borrower: (i) a consolidated statement of stockholders' equity and a consolidated statement of cash flows of Borrower and each of its Subsidiaries for such quarterly period; (ii) consolidated and consolidating (based upon business segments) income statements of Borrower and its Subsidiaries for such quarterly period; and (iii) consolidated and consolidating (based upon business segments) balance sheets of Borrower and its Subsidiaries as of the end of such quarterly period, each setting forth in comparative form, if applicable, the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail, and certified by the chief financial officer of Borrower to have been prepared in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments;

                          (b)     as soon as practicable and, in any event,
within ninety-five (95) days after the close of each fiscal year of Borrower, a copy of the annual audited report for such year for Borrower and its Subsidiaries, including therein: (i) a consolidated statement of stockholders' equity and a consolidated statement of cash flows of Borrower and its Subsidiaries for such fiscal year; (ii) consolidated and unaudited consolidating (based upon business segments) income statements of Borrower and its Subsidiaries for such fiscal year; and (iii) consolidated and unaudited consolidating (based upon business segments) balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, each setting forth in comparative form, if applicable, the corresponding figures for the previous year, all in reasonable detail; the consolidated income statement and balance sheet to be audited by independent, nationally recognized, certified public accountants, and certified, without a "going concern" qualification or other qualification or exception of similar gravity or any qualification arising out of the scope of the audit (but not arising out of changes in financial accounting standards), by such accountants to have been prepared in accordance with GAAP, consistently applied, together with a letter of such accounting firm to Agent, stating that its audit of the business of Borrower and its Subsidiaries was conducted by such accounting firm in accordance with generally accepted auditing standards;

                          (c)     contemporaneously with each quarterly and
year-end financial report required by the foregoing subsections (a) and (b), a certificate of the chief financial officer or treasurer of Borrower stating that he or she has individually reviewed the provisions of this Agreement, the Notes, and the Loan Documents, and that a review of the activities of Borrower and its Subsidiaries during such year or quarterly period, as the case may be, has been made by or under such individual's supervision, with a view to determining whether Borrower and its Subsidiaries have fulfilled all of their respective obligations under this Agreement, the Notes, and the Loan Documents, and that Borrower





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and its Subsidiaries have observed and performed each undertaking contained in this Agreement, the Notes, and the Loan Documents, to the extent that each is a party thereto, and Borrower and its Subsidiaries are not in default in the observance or performance of any of the provisions hereof or thereof, or if Borrower or any of its Subsidiaries shall be so in default, specifying all such defaults and events of which such individual may have knowledge or belief;

                          (d)     promptly after sending or making available or
filing of the same, copies of all reports, proxy statements, and financial statements that Borrower or any of its Subsidiaries sends or makes available to the shareholders of Borrower and all regular and periodic reports and all filings pursuant to Sections 13 and 15(d) of the Exchange Act and registration statements that such Persons file with the SEC, and of all press releases and other statements made available generally by Borrower and its Subsidiaries to the public concerning material developments in their business or any condition or event that would be required to be disclosed in a current report filed by Borrower or its Subsidiaries with the SEC on Form 8-K (Items 1, 2, 3, 4, and 6 of such Form as in effect on the date hereof);

                          (e)     notice, as soon as possible and, in any
event, within five (5) Domestic Business Days after any Responsible Officer has knowledge of: (i) the occurrence of any Event of Default or any Unmatured Event of Default; or (ii) any default or event of default (subject to any applicable notice or grace period) as defined in any evidence of Debt of Borrower or any of its Subsidiaries in excess of Two Million Dollars ($2,000,000) or under any agreement, indenture, or other instrument under which such Debt has been issued, irrespective of whether such Debt is accelerated or such default waived. In either event, Borrower shall also supply Banks with a statement from Borrower's chief financial officer or treasurer setting forth the details and the action which Borrower proposes to take with respect thereto;

                          (f)     as soon as possible and, in any event, within
fifty (50) days after the end of each of the first three (3) quarterly accounting periods of Borrower in each fiscal year and within ninety-five (95) days after the end of each of Borrower's fiscal years, an Officer's Compliance Certificate with respect to Borrower;

                          (g)     upon the request of the Required Banks,
together with the delivery for any fiscal year of consolidated financial statements of Borrower and its Subsidiaries pursuant to clause (b) above, if the Required Banks believe, in good faith, that there may be Hazardous Waste or Hazardous Substances present on any of the real property constituting a portion of the Collateral that would have a Material Adverse Effect, a written report by an expert of recognized standing evidencing a complete and thorough inspection of all such real property, including a geohydrological survey of soil or





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subsurface conditions as well as other tests to detect the presence, if any, of
Hazardous Waste or Hazardous Substances;

                          (h)       promptly upon receipt thereof, copies of all
reports or letters submitted to Borrower by its independent public accountants in connection with each annual, interim, or special audit of the financial statements of Borrower or its Subsidiaries made by such accountants, including the comment letter submitted by such accountants to management in respect of Borrower's or its Subsidiaries' internal control matters in connection with their annual audit; and Borrower agrees to obtain such a letter in connection with each of its annual audits;

                          (i)     prompt written notice of any condition or
event which has resulted or reasonably may be expected to result in (i) a Material Adverse Effect; (ii) a breach of or noncompliance with any term, condition or covenant contained in this Agreement, the Notes, or the Loan Documents; (iii) a material breach of or noncompliance with any material term, condition, or covenant of any material contract to which Borrower or any of its Subsidiaries is a party or by which they or their properties may be bound; or
(iv) a transfer, sale, or other disposition of properties or assets, an incurrence of Debt, or any other transaction permitted under Article 6 hereof only upon compliance by Borrower and its Subsidiaries with the provisions of
Section 5.11 hereof to effect and continue the transactions contemplated by this Agreement or the Loan Documents;

                          (j)     prompt written notice of any claims,
proceedings, or disputes against, or to the knowledge or belief of Borrower threatened, or affecting Borrower or any of its Subsidiaries that, if adversely determined, would have a reasonable likelihood of having a Material Adverse Effect (without in any way limiting the foregoing, claims, proceedings, or disputes involving monetary amounts of Five Million Dollars ($5,000,000), or more, in excess of any insurance coverage therefor, shall be deemed to be material for purposes of this clause (j)), or any material labor controversy of which Borrower has knowledge resulting in or, in the reasonable judgment of the management of Borrower, that is reasonably likely, imminently, to result in a strike against Borrower or any of its Subsidiaries, or any proposal of which Borrower has knowledge by any public authority to acquire any of the material assets or business of Borrower or any of its Subsidiaries;

                          (k)     promptly, upon becoming aware of the
occurrence of any of the following events, a written notice specifying the nature thereof, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC, or other party with respect thereto: (i) Reportable Event; (ii) "prohibited transaction," as such term is defined in Section 4975 of the Code, which prohibited transaction could subject Borrower or any member of the Controlled Group to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by
Section 4975 of the Code in connection with any of Borrower's or any of its ERISA Affiliates' Pension Plans or any





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
trust created thereunder; (iii) failure to timely pay the required annual payment or the full amount of a required installment for any Pension Plan in any plan year by the due date as required under Section 412 of the Code; (iv) the liability for any additional premium that must be paid under Section 4006(a)(3) of ERISA; or (v) any Lien on the assets of any member of the Controlled Group under the Pension Protection Act;

                          (l)     promptly, copies of:  (i) all notices
received by Borrower or any member of the Controlled Group of the PBGC's (or a foreign country's) intent to terminate any of Borrower's or any of its ERISA Affiliates' Pension Plans or to have a trustee appointed to administer any of Borrower's or any of its ERISA Affiliates' Pension Plans, or of the PBCG's demand for payment of liability under Section Section 4062, 4063, or 4064 of ERISA; (ii) at the request of Agent or any Bank, each annual report (IRS form 5500 series or similar series under the applicable laws of any foreign country and all accompanying schedules), the most recent actuarial reports, the most recent financial information concerning the financial status of each of Borrower's and its ERISA Affiliates' Pension Plans or Multiemployer Plans, and schedules showing the amounts contributed to each of Borrower's and any of its ERISA Affiliates' Pension Plans or Multiemployer Plans by or on behalf of Borrower or its ERISA Affiliates in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or any member of the Controlled Group with the Internal Revenue Service with respect to each Pension Plan; and (iii) all notices received by Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA or similar liability under the laws of any foreign country; (iv) all notices required to be sent to employees for failure to make a required installment or other payment required to meet the minimum funding standard under Section 302 of ERISA; and (v) all notifications required to be made to the PBGC for failure to make a required installment or other payment under Section 412(n) of the Code;

                          (m)     promptly after the end of each fiscal year of
Borrower, but in any event on or before January 31st of the succeeding fiscal year, consolidating plan and financial forecasts, including a balance sheet, income statement, and cash flow projections covering proposed fundings, repayments, additional advances, investments, and other cash receipts and disbursements for the forthcoming year, as customarily prepared by the management of Borrower for internal use and any other similar reports customarily prepared by management of Borrower pursuant to any provisions of any instrument or documents relating to any Debt of Borrower or any of its Subsidiaries;

                          (n)     promptly upon becoming aware of any Person's
seeking to obtain or threatening to seek to obtain a decree or order for relief with respect to Borrower or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof





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specifying what action Borrower or any such Subsidiary is taking or proposes to take with respect thereto;

                          (o)     promptly, copies of all material amendments
to the articles of incorporation of Borrower;

                          (p)     contemporaneously with each year-end
financial report required by subsection (b) above, a certificate signed by the chief financial officer or treasurer of Borrower separately identifying and describing all material Contingent Obligations of Borrower and its Subsidiaries;

                          (q)     promptly, and in any event within thirty (30)
days after the receipt thereof, the information identified in Section 5.9(d);

                          (r)     within twenty-five (25) calendar days after
the end of each month, an aging of Borrower's and its Subsidiaries' accounts receivable in the form of Exhibit 5.2(r) attached hereto; and

                          (s)     with reasonable promptness, such other
information and data with respect to Borrower or any of its Subsidiaries as from time to time reasonably may be requested by any of the Banks.

                 5.3      CORPORATE EXISTENCE, ETC.  Except as permitted under
Section 6.7 of this Agreement, Borrower shall, and shall cause each of its Specified Subsidiaries to, at all times preserve and keep in full force and effect its and their corporate existence and any rights and franchises material to Borrower's businesses.

                 5.4 PAYMENT OF TAXES AND CLAIMS. Borrower shall, and shall cause each of its Subsidiaries to pay all Taxes, assessments, and other governmental charges imposed upon them or any of their properties or assets or in respect of any of their businesses, incomes, or properties before any penalty or interest accrues thereon, and all claims (including, claims for labor, services, materials, and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of their properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such Tax, assessment, charge, or claim need be paid if the same is being contested in good faith by appropriate actions or proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision, if any, shall have been made therefor as required in order to be in conformity with GAAP; provided further, however, that the foregoing shall not be deemed to have been breached with respect to Taxes, assessments, or other governmental charges imposed upon Borrower or its Subsidiaries or any of their properties or assets if, at the time of the imposition thereof, Borrower and its Subsidiaries are unaware of such Taxes, assessments,





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
or other governmental charges and so long as, promptly after Borrower or its Subsidiaries, as applicable, have knowledge of the Tax, assessment, or other governmental charge, the same is either promptly paid or contested in conformity with the foregoing proviso. Upon the request of Agent, Borrower shall furnish Banks with copies of all federal income tax returns, that are filed by Borrower or its Subsidiaries after the Closing Date, within ten (10) calendar days after the filing thereof.

                 5.5 MAINTENANCE OF PROPERTIES. Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition all of those properties and assets useful or necessary to its business or the business of its Subsidiaries or that are used in connection therewith or related thereto, except for properties or assets that, in the aggregate, are not material to the business or operations of Borrower and its Subsidiaries, taken as a whole.

                 5.6 INSURANCE. Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained, with insurers that are financially sound and reputable at the time of the issuance (or reissuance) of such insurance, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations, and Borrower shall, from time to time, or as otherwise required by any of the Personal Property Collateral Documents or the Real Property Collateral Documents, deliver to Agent, as Agent or any Bank reasonably may request, copies of policies or certificates evidencing or describing all insurance then in effect, which certificates shall indicate Agent, on behalf of Banks, as an additional insured or as a loss-payee, as may be required by any of the Personal Property Collateral Documents.

                 5.7 INSPECTION. Borrower shall permit any Persons designated by Agent or any Bank to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances, and accounts with its and their officers and independent public accountants with respect to any matters concerning or relating to this Agreement, the Loan Documents, or the transactions contemplated herein or therein, all upon reasonable notice and as often as may be reasonably requested. All reasonable costs and expenses incurred by Agent in connection therewith shall be borne by Borrower.

                 5.8 COMPLIANCE WITH LAWS, ETC. Borrower shall, and shall cause its Subsidiaries to, exercise all due diligence in order to comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, noncompliance with which would have a Material Adverse Effect; provided, however, that





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this Section 5.8 shall not prevent Borrower or any of its Subsidiaries from, in good faith and reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings or actions.

                 5.9      ENVIRONMENTAL COMPLIANCE AND REPORTING.

                          (a)     ENVIRONMENTAL LAWS.  Borrower shall, and
shall cause each of its Subsidiaries to comply, in all material respects, with all applicable Environmental Protection Statutes other than any Environmental Protection Statute the noncompliance with which could not reasonably be expected to have a Material Adverse Effect; provided, however, that this
Section 5.9 shall not prevent Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

                          (b)     INDEMNIFICATION.  Borrower shall, pursuant to
the terms of Section 10.2 hereof, indemnify, pay and hold Agent and each Bank harmless from and against any and all losses, costs (including reasonable attorneys fees and experts costs), claims, liabilities, injuries, expenses, and damages whatsoever incurred by Agent or such Bank (i) by reason of any violation of or noncompliance with any applicable Environmental Protection Statutes for which Borrower, or one of its Subsidiaries, as applicable, is liable or which is related to any real property owned, leased, or operated by Borrower or its Subsidiaries; (ii) by reason of the imposition of any Lien for the recovery of environmental cleanup or response costs related to any real property owned, leased, or operated by Borrower or its Subsidiaries; (iii) by reason of any soil or groundwater contamination, attributable to any Hazardous Substance, affecting any real property owned, leased, or operated by Borrower or any of its Subsidiaries; or (iv) by reason of any soil or groundwater contamination, attributable to any Hazardous Substance, affecting any real property in connection with which Borrower or any of its Subsidiaries is a potentially responsible party, responsible party, or liable party under any Environmental Protection Statute.

                          (c)     REMEDIAL ACTION.  Borrower shall, and shall
cause each of its Subsidiaries to, promptly take any and all Remedial Actions required by any federal, state, or local governmental agency under any applicable Environmental Protection Statute; provided, however, that this
Section 5.9 (c) shall not prevent Borrower and its Subsidiaries from in good faith contesting validity, application, or liability or negotiating remediation with regulatory agencies if appropriate reserves have been established in accordance with GAAP.

                          (d)     REPORTING.  Borrower promptly shall advise
Agent and each Bank in writing and in reasonable detail of: (i) any activity or operation conducted by Borrower or any of its Subsidiaries, including any generation, treatment, storage, or





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disposal of Hazardous Wastes, that is not in compliance in all material respects with all Environmental Protection Statutes; (ii) any written notice of violation or noncompliance received from any regulatory agency for any violation of or noncompliance with any Environmental Protection Statute; (iii) quarterly, (A) any issuance, material modification, termination, or denial, by any local, state, or federal regulatory agency, of any permits or interim status relating to the treatment, storage, or disposal of Hazardous Wastes, or
(B) any termination or denial by any such agency of any permits relating to the emission of air pollutants; (iv) any release of a Hazardous Substance that must be reported in accordance with CERCLA Section 102, 42 U.S.C. Section 9602, or the regulations promulgated thereunder, and any material leak, spill, or any unauthorized release of any Hazardous Waste that must be reported in accordance with RCRA; (v) any request for information from any governmental agency that indicates such agency is investigating whether Borrower or its Subsidiaries may be potentially responsible for Remedial Actions or costs in connection with a material release, disposal, or discharge of Hazardous Waste or Hazardous Substance; (vi) any designation, listing, or identification of any real property owned or operated by Borrower or any of its Subsidiaries, under any Environmental Protection Statute, as candidate for a Hazardous Waste or Hazardous Substance investigation, corrective action, or Remedial Action; (vii) any identification of Borrower or any of its Subsidiaries as a potentially responsible party, responsible party, or liable party at any site designated, listed, or identified as a candidate for a Hazardous Substance investigation or Remedial Action under CERCLA or any Environmental Protection Statute; (viii) any material Remedial Action undertaken in accordance with Section 5.9(c); (ix) any notice of a Lien arising in connection with any Fund attached to any revenues or to any real or personal property owned or operated by Borrower or any of its Subsidiaries; (x) any written notice from any Person or regulatory agency of Damages caused or contributed to in any way by Borrower or any of its Subsidiaries; (xi) any written notice or information from any regulatory agency that any of the real property owned or leased by Borrower or any of its subsidiaries has been designated, or is being considered for designation, as border zone property in accordance with California Health & Safety Code Section 25220 et seq., or as restricted-use property under any other Environmental Protection Statute; (xii) any written communication received or sent by Borrower or any of its Subsidiaries relating to contamination attributable to Hazardous Substances at the Azusa, California landfill site; (xiii) at the request of Agent or any Bank, all correspondence and other documents provided to and received from the regulatory agencies relating to Remedial Action at any real property at which Borrower or any of its Subsidiaries has been identified as a potentially responsible party; and (xiv) any other information relating to compliance with Environmental Protection Statutes or to soil or groundwater contamination attributable to Hazardous Substances as reasonably may be requested by Agent or any Bank.

                          (e)     BEST EFFORTS TO AVOID CONTAMINATION.
Borrower and its Subsidiaries shall use their best efforts to avoid creating soil or groundwater contamination, attributable to any Hazardous Substance. If Borrower reasonably and in good faith estimates that the cost of investigating and cleaning up any soil or groundwater contamination attributable to any Hazardous Substance at any real property owned or operated by Borrower or any of its Subsidiaries (which occurs notwithstanding the previous sentence) will equal or exceed One Million Dollars ($1,000,000), Borrower promptly shall advise Agent in writing and in reasonable detail of the contamination and estimated costs, and, upon request from Agent, promptly shall provide and continue to provide all technical environmental reports and similar written evaluations relating to contamination at the site.

                 5.10 COMPLIANCE WITH ERISA. Borrower shall, and shall take all necessary actions to ensure that each of its ERISA Affiliates, to the extent that Borrower or any of its Subsidiaries have direct or indirect control or can direct or cause the direction of each of those ERISA Affiliates, take no action that would render the representations and warranties set forth in
Section 4.11 of this Agreement inaccurate in any material respect.

                 5.11 FURTHER ASSURANCES. At any time as required under the terms of Section 5.2(i) and Article 6 hereof or at any time or from time to time upon the request of Agent or any Bank, Borrower shall execute and deliver, and shall cause its Specified Subsidiaries to execute and deliver, such further documents and do such other acts and things as any Bank or Agent reasonably may request in order to effect fully the purpose of this Agreement, the Notes, and the Loan Documents and to provide for the full measure of collateral security contemplated under the Personal Property Collateral Documents and the Real Property Collateral Documents, and to provide for payment of the Loans made hereunder with interest thereon in accordance with the terms of this Agreement and the Notes. In this regard, Borrower shall, or shall cause its Specified Subsidiaries to, as promptly as possible (and in any event with ten (10) days after acquiring title thereto) deliver to Agent fully executed Real Property Collateral Documents, in form and substance reasonably satisfactory to Agent, together with title insurance policies and surveys, with respect to any parcel or parcels of real property that are acquired by Borrower or its Specified Subsidiaries after the Closing Date; provided, however, that Borrower need not execute and deliver, and need not cause its Specified Subsidiaries to execute and deliver, such Real Property Collateral Documents to the extent that any single parcel of real property (other than any real property received in the exchange contemplated by Section 6.9(h)) has a fair market value, at the time of the acquisition thereof, and based upon the purchase consideration, of Ten Million Dollars ($10,000,000), or less.

                 5.12 SUBORDINATED DEBT. Borrower promptly shall provide to Agent all notices respecting the Subordinated Debt received by Borrower from any holder (or trustee, agent or representative of any holder) thereof respecting any material act, event, or omission, that are sent to Borrower pursuant to the provisions of the Subordinated Indentures.

                 5.13 APPRAISALS. Borrower shall permit Agent to cause to be conducted, at the expense of Borrower (a) upon the request of the Required Banks, an appraisal with respect to each parcel of real property of Borrower and its Specified Subsidiaries that constitutes a part of the Collateral (in addition to the appraisals required under Section 3.1(p)), and (b) any additional appraisals that are required under 12 CFR Part 34.

                                   ARTICLE 6.

                         NEGATIVE COVENANTS OF BORROWER

                 Borrower covenants and agrees that, so long as any portion of the Facility A Commitment under this Agreement shall be in effect and until payment in full of the Loans and the Notes, and any other amounts due hereunder, and except as set forth in the Disclosure Statement with specific reference to the Section of this Article 6 affected thereby concerning matters that do not conform to the covenants of this Article 6, Borrower shall, and shall cause its Subsidiaries to, perform each and all of the following covenants applicable to it:

                 6.1 DEBT. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, permit, guarantee, or otherwise become, or remain, directly or indirectly, liable with respect to any Debt, except:

                          (a)     Borrower may become and remain liable with
respect to the Debt evidenced by the Notes and this Agreement;

                          (b)     Borrower may remain liable with respect to
the Existing Subordinated Debt;

                          (c)     So long as at the time of the incurrence
thereof no Event of Default or Unmatured Event of Default has occurred and is continuing and so long as no Event of Default or Unmatured Event of Default would result from the incurrence thereof, Borrower may become and remain liable with respect to the Exchange Subordinated Debt;

                          (d)     Borrower may issue commercial paper in an
aggregate amount not to exceed the Commercial Paper Letter of Credit Amount; provided, however, that to the extent Borrower issues and has outstanding any commercial paper that is not supported by Commercial Paper Letters of Credit, the Dollar amount of such commercial paper shall be reserved under the Facility A Commitment and shall be available for borrowing solely to repay such commercial paper;

                          (e)     Borrower and its Subsidiaries may become and
remain liable with respect to the Contingent Obligations permitted under
Section 6.4 of this Agreement;

                          (f)     Borrower and its Subsidiaries may become and
remain liable with respect to Debt resulting from Capitalized Leases;

                          (g)     Borrower and its Subsidiaries may remain
liable with respect to Debt disclosed in the financial statements referred to in Section 4.3 hereof (other than Debt created under the 1991 Credit Agreement) or Debt set forth in the Disclosure Statement;

                          (h)     Borrower's Subsidiaries may become and remain
liable with respect to Debt owed to Borrower to the extent permitted under Sections 6.3 and 6.22 of this Agreement;

                          (i)     Borrower may become and remain liable with
respect to Debt owed to any of its Subsidiaries;

                          (j)     Borrower and its Subsidiaries may become and
remain liable with respect to Debt secured by Permitted Liens under clause (xi) of the definition of "Permitted Liens;"

                          (k)     Borrower and its Subsidiaries may become and
remain liable with respect to Debt (including Acquired Indebtedness) not otherwise permitted under this Section 6.1 in an aggregate amount outstanding at any time less than or equal to Thirty Million Dollars ($30,000,000);

                          (l)     (i)  the Environmental Subsidiaries may
become and remain liable with respect to Debt owing to other Environmental Subsidiaries, and (ii) Borrower's Subsidiaries, other than Environmental Subsidiaries, may become and remain liable with respect to Debt owing to any of Borrower's Subsidiaries, other than Environmental Subsidiaries; and

                          (m)     Borrower or its Subsidiaries, as applicable,
may become and remain liable with respect to refinancings, renewals, or extensions of the Debt permitted under clauses (b), (c), (f), (g), (j), (k), and (m) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Loans by Borrower, (ii) such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Debt so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Debt so refinanced, renewed, or extended, and (iv) to the extent that the Debt that is refinanced, renewed, or extended was subordinated in right of payment to the Debt owed to Agent and the Banks, then the subordination terms and conditions of the new Debt shall be at least as favorable to Agent and the Banks as those applicable to the refinanced, renewed, or extended Debt.

                 6.2 LIENS. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist, directly or indirectly, any Lien on or with respect to any property or asset of any kind of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens.

                 6.3 INVESTMENTS. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or own any Investment in any Person, except:

                          (a)     Borrower and each of its Subsidiaries may
make and own Investments in Cash Equivalents;

                          (b)     Borrower and each of its Subsidiaries may
maintain any Investment extant on the date hereof in any of Borrower's Subsidiaries or in any other Person as such Investments are set forth in the Disclosure Statement;

                          (c)     Borrower and its Subsidiaries may make and
own loans and otherwise create Debt as permitted under Sections 6.1(l) and 6.1(i) hereof;

                          (d)     Borrower and its Subsidiaries may make and
own Investments not otherwise permitted under this Section 6.3 in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) outstanding at any one time; provided, however, that, from and after the date of the consummation of a Qualifying Offering and so long as there has not been a Failed Conversion that was not covered by an Underwritten Call, the foregoing amount shall be increased to Thirty Million Dollars ($30,000,000); provided further, however, that if an Investment made under this clause (d) results in the acquisition by Borrower of a new Subsidiary, then, either at the time of the making of such Investment or within a period of not more ten (10) days after the consummation of such Investment, such newly acquired Subsidiary shall be a direct Subsidiary of Borrower and Borrower shall enter into an appropriate amendment of the Stock Pledge in order to hypothecate to Agent, for the benefit of the Banks, Borrower's Capital Stock of such new Subsidiary; provided further, however, that if an Investment made under this clause (d) results in the acquisition by Borrower of a new Subsidiary and if such Subsidiary subsequently is merged with and into Borrower, then the aggregate amount of Investments that may be made under this clause (d) automatically shall be increased by the aggregate amount of the Investment that previously was made by Borrower in such former Subsidiary;

                          (e)     Borrower and its Subsidiaries may make and
own Investments in Environmental Subsidiaries and Southdown TDI, Inc. may make and own Investments in Southdown Thermal Dynamics, a Texas general partnership, to the extent permitted under Section 6.22;

                          (f)     Borrower and its Subsidiaries may make and
own loans or advances to any of their officers or employees;

                          (g)     Borrower and each of its Subsidiaries may
make and own Investments in any debt or equity instrument (x) that matures within two hundred seventy (270) days of the date of acquisition of the Investment and is issued by a Person that on the date of acquisition of the Investment has a commercial paper rating of P-1 by Moody's or A-1 by S&P, or better, or such instrument is irrevocably guaranteed or backed by an irrevocable letter of credit from the date of acquisition of the Investment through maturity by a Person having on the date of acquisition of the Investment a long-term debt rating of no less than Aa by Moody's or AA by S&P, or (y) matures within thirty (30) days of the date of the Investment and is issued by a Person that on the date of acquisition of the Investment has a commercial paper rating of no less than P-2 by Moody's or A-2 by S&P or such instrument is irrevocably guaranteed or backed by an irrevocable letter of credit from the date of acquisition of the Investment through maturity by a Person having on the date of acquisition of the Investment a long-term debt rating of no less than A by Moody's or A by S&P, or (z) with respect to Moore McCormack Insurance Bermuda, Ltd., only, which is consistent with past practices and in an aggregate amount not in excess of that required for collateral security and capitalization purposes for the conduct of its business;

                          (h)     Investments in respect of accounts receivable
that have become delinquent, including securities of the account debtor received by Borrower or its Subsidiaries in connection with a plan of reorganization of the indebtedness of such account debtor;

                          (i)     Borrower may annually make and own loans,
advances, or capital contributions to The Southdown Employee Benefit Trust in an amount actuarially determined as the amount necessary to provide for the satisfaction of Borrower's and its Subsidiaries' estimated health benefit claims;

                          (j)     Borrower may make and own loans to
Moore-McCormack Transport, Inc., or its Affiliates, not otherwise permitted under this Section 6.3 in an aggregate amount not to exceed Three Million Dollars ($3,000,000) outstanding at any one time;

                          (k)     Borrower may make and own loans to KCC not
otherwise permitted under this Section 6.3 in an aggregate amount not to exceed Five Million Dollars ($5,000,000) outstanding at any one time; and

                          (l)     Borrower may make the acquisitions permitted
by the terms of Section 6.7(h) hereof.

                 6.4 CONTINGENT OBLIGATIONS. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation, except:

                          (a)     Contingent Obligations disclosed in the
financial statements and related notes referred to in Section 4.3 of this Agreement or reflected in the Disclosure Statement and any refinancing, renewals or extensions of such Contingent Obligations on terms substantially similar to the original terms;

                          (b)     Contingent Obligations incurred in the
ordinary course of business of Borrower and its Subsidiaries;

                          (c)     Contingent Obligations not otherwise
permitted under this Section 6.4 in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) outstanding at any one time; provided, however, that from and after the date of the consummation of a Qualifying Offering and so long as there has not been a Failed Conversion that was not covered by an Underwritten Call, the foregoing amount shall be increased to Thirty Million Dollars ($30,000,000); and

                          (d)     the Specified Subsidiaries may become and
remain liable with respect to the Debt created by the Specified Subsidiaries Guarantees.

                 6.5 PREFERRED STOCK. Borrower shall not, and shall not permit any of its Subsidiaries to, create, issue, or suffer to exist any Preferred Stock other than Permitted Preferred Stock; provided, however, that, to the extent that Borrower acquires a Person and such Person previously has issued preferred stock that would not have been Permitted Perferred Stock, Borrower shall not be deemed to have breached this Section 6.5 if Borrower could have incurred Acquired Indebtedness in an amount equal to the amount of such preferred stock and so long as, thereafter, it is treated, for all purposes hereunder, as if it were Acquired Indebtedness.

                 6.6      FINANCIAL COVENANTS.

                          (a)     LEVERAGE RATIO.  Borrower shall not permit,
on the final day of any fiscal quarter ending on or after the Closing Date, its Leverage Ratio, calculated based upon the four (4) immediately preceding fiscal quarters, including the quarter then ended, to be greater than the correlative amounts indicated below:

                 Period                                                      Ratio
                 ------                                                      -----
                 Closing Date through
                 June 30, 1994                                               7.50:1.00

                 September 30, 1994 through
                 June 30, 1995                                               6.50:1.00

                 September 30, 1995 through June 30, 1996
                                                                             5.25:1.00
                 September 30, 1996 through
                 the Maturity Date
                                                                             3.50:1.00

                          (b)     CONSOLIDATED TANGIBLE NET WORTH.  Borrower
shall not permit, as of the Closing Date its Consolidated Tangible Net Worth to be less than One Hundred Fifty Two Million Dollars ($152,000,000). Thereafter, beginning with Borrower's fiscal quarter ended December 31, 1993, Borrower's minimum Consolidated Tangible Net Worth shall be increased, as of the last day of each of its fiscal quarters, by an amount equal to (a) one hundred percent (100%) of Consolidated Net Income (solely to the extent that, for any fiscal quarter, such number is a positive number) for such fiscal quarter; minus (b) the aggregate Dollar amount of dividends paid or accrued, without duplication of an accrual taken in a prior fiscal quarter, by Borrower on account of its Capital Stock during such fiscal quarter. In addition to the foregoing, (y) Borrower's minimum Consolidated Tangible Net Worth shall be increased, as of the date of the consummation of a Qualifying Offering, by an amount equal to seventy-five percent (75%) of the Net Issuance Proceeds therefrom, and (z) Borrower's minimum Consolidated Tangible Net Worth shall be decreased, as of the date of a Failed Conversion, by the amount equal to seventy-five percent times (i) the Net Issuance Proceeds from Qualifying Offerings, minus (ii) the Balance of Net Issuance Proceeds.

                          (c)     DEBT SERVICE RATIO.  Borrower shall not
permit, on the final day of any fiscal quarter ending on or after the Closing Date, its Debt Service Ratio, calculated based upon the four (4) immediately preceding fiscal quarters, including the quarter then ended, to be less than the correlative amounts indicated below:

                 Period                                                      Ratio
                 ------                                                      -----
                 Closing Date through
                 June 30, 1994                                               1.50:1.00

                 September 30, 1994 through





                 June 30, 1995                                               2.00:1.00

                 September 30, 1995 through
                 the Maturity Date                                           2.25:1.00







                          (d)     MINIMUM CURRENT RATIO.  Borrower shall not
permit, on the last day of any fiscal quarter, the ratio of: (i) Consolidated Current Assets to (ii) Consolidated Current Liabilities (excluding the current portion of Funded Debt to the extent included in Consolidated Current Liabilities) to be less than 1.25:1.00.

                          (e)     FREE CASH FLOW RATIO.  Borrower shall not
permit, on the final day of any fiscal year ending after the Closing Date, its Free Cash Flow Ratio, calculated based upon the four (4) immediately preceding fiscal quarters, including the quarter then ended, to be less than the correlative amounts indicated below:

                 Period                                                      Ratio
                 ------                                                      -----
                 Fiscal year ended 1993                                      1.00:1.00

                 Fiscal year ended
                 1994                                                        1.00:1.00

                 Fiscal year ended
                 1995                                                        1.30:1.00

                 Fiscal year ended
                 1996                                                        1.60:1.00

                          (f)     MINIMUM ASSET COVERAGE RATIO.  Borrower shall
not permit the ratio of: (i) the fair market value of the Collateral (exclusive of interests of the Specified Subsidiaries in their respective real and personal property) in which Agent, on behalf of Banks, has a perfected Lien (limited to the extent of any limitation of such Lien); to (ii) the Facility A Commitment, to be less than 1.75:1.00 at any time, such ratio to be measured as of the Closing Date and on the final day of any fiscal year of Borrower ending after the Closing Date.

                 6.7 RESTRICTION ON FUNDAMENTAL CHANGES. Borrower shall not, and shall not permit any of its Subsidiaries to, change its or their name, enter into any merger or consolidation, enter into any reorganization or recapitalization of Borrower's Debt in connection with a troubled debt restructuring, or liquidate, wind up, or dissolve itself or themselves (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its or their property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the business, property of, assets of, or stock or other evidence of beneficial ownership of, any Person, except:

                          (a)     any Specified Subsidiary of Borrower may be
merged or consolidated with or into Borrower or any Specified Subsidiary or be liquidated, wound up, or dissolved, or all or any part of its business, property, or assets may be conveyed, sold, assigned, leased, transferred, or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Specified Subsidiary; provided, however, that in the case of its merger or consolidation, Borrower shall give notice to Agent thereof and cause any such Specified Subsidiary to comply with Section 5.11 hereof to effect and continue the transactions contemplated by this Agreement and the Loan Documents;

                          (b)     Borrower and its Subsidiaries may make any
Investment permitted under Section 6.3 of this Agreement;

                          (c)     Borrower and its Subsidiaries may sell or
otherwise dispose of properties or assets in accordance with the provisions of
Section 6.9 of this Agreement;

                          (d)     upon thirty (30) days prior written notice to
Agent, Borrower or any of the Specified Subsidiaries may change its or their names;

                          (e)     upon three (3) days prior written notice to
Agent, any Subsidiary (other than a Specified Subsidiary) of Borrower may change its name;

                          (f)     upon ten (10) days prior written notice to
Agent, (i) any of the Specified Subsidiaries may merge with and into any of the other Specified Subsidiaries, (ii) any of the Environmental Subsidiaries may merge with and into any of the other Environmental Subsidiaries, and (iii) any of Borrower's Subsidiaries, other than Environmental Subsidiaries and Specified Subsidiaries, may merge with and into any of Borrower's Subsidiaries, other than Environmental Subsidiaries and Specified Subsidiaries;

                          (g)     Borrower and its Subsidiaries may acquire all
or substantially all of the business, properties, or assets of a Person so long as the total purchase consideration per transaction, or series of related transactions, does not exceed Twenty-Five Million Dollars ($25,000,000); and

                          (h)     Borrower may acquire ninety percent (90%) or
more of the Capital Stock (or other evidence of beneficial ownership) of a Person and, contemporaneously with such acquisition, cause such Person to be merged with and into Borrower (or its business, properties, and assets to be transferred to Borrower), so long as the total purchase consideration for such transaction, or a series of related transactions, does not exceed Twenty-Five Million Dollars ($25,000,000).

                 6.8 SALES AND LEASE-BACKS. Borrower shall not, and shall not permit any of its Subsidiaries to become or remain liable, directly or indirectly, as lessee or as guarantor or other surety with respect to any lease, whether an Operating or Capitalized Lease, of any property (whether real, personal, or mixed real and personal) whether now owned or hereafter acquired: (a) which Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person, or (b) which Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Borrower or any such Subsidiary to any Person in connection with such lease, unless such sale or transfer is permitted pursuant to Section 6.9 hereof or unless effected in compliance with the provisions of Section 5.11 hereof to effect and continue the transactions contemplated by this Agreement and the Loan Documents.

                 6.9 SALE OF ASSETS. Without obtaining the prior written consent of the Required Banks, Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign, transfer, convey, or otherwise dispose of their assets, whether now owned or hereafter acquired, except for:

                          (a)     the sale or other disposition by Borrower or
any of its Subsidiaries of (i) property or assets having de minimis value, or
(ii) inventory, in each case, in the ordinary course of business;

                          (b)     an involuntary sale or other disposition
(that does not constitute an Event of Default) of any of the properties or assets of Borrower or any of its Subsidiaries;

                          (c)     the sale or other disposition by Borrower or
any of its Subsidiaries, during the period from the Closing Date through the Maturity Date, of properties or assets (the sale of disposition of which would not have a Material Adverse Effect), having an aggregate fair value not to exceed Sixty Million Dollars ($60,000,000); provided, however, that, during any fiscal year of Borrower, such permitted sales or dispositions shall be limited to properties or assets having an aggregate fair value not to exceed Twenty Million Dollars ($20,000,000); provided further, however, that the foregoing shall not be deemed to permit the sale, discount, sale with recourse, or other disposition by Borrower or its Subsidiaries of any of their accounts, general intangibles for the payment of money, or other rights to payment of money, except that this proviso shall not preclude the sale of accounts as part of a sale of the business out of which they arose, an assignment of accounts that is for the purpose of collection only, a transfer of a right to payment under a contract to an assignee that is also to do the performance under the contract, a transfer of a single account to an assignee in whole or partial satisfaction of a pre-existing indebtedness or any sale, discount or other disposition to Borrower;

                          (d)     the sale or disposition by Borrower or any of
its Subsidiaries of the Capital Stock or properties and assets of (i) Rho-Chem Corporation, a California corporation, or (ii) Century Resources, Inc., an Illinois corporation;

                          (e)     the sale or other disposition by any of
Borrower's Subsidiaries of properties or assets to Borrower;

                          (f)     the sale or other disposition by (i) any of
Borrower's Subsidiaries, other than the Environmental Subsidiaries, of properties or assets to any of Borrower's Subsidiaries, (ii) any of the Environmental Subsidiaries of properties or assets to other Environmental Subsidiaries, or (iii) any of the Environmental Subsidiaries of properties or assets to Borrower's Subsidiaries that are not Environmental Subsidiaries, in each case, upon notice by Borrower to Agent of same and compliance to the extent applicable, at the request of Agent, with Section 5.11 to effect and continue the transactions contemplated by this Agreement or the Loan Documents;

                          (g)     the sale or other disposition by Borrower of
any of the Excluded Properties; and

                          (h)     the exchange of approximately 140 acres
currently owned by Borrower in Colorado and not necessary for the operation of the Borrower's business for real estate of comparable value in Colorado that is expected to be useful in Borrower's business.

                 Upon receipt of a written request from Borrower or any of its Subsidiaries with respect to any sale or other disposition permitted under clause (a), (c), or (g) above, Agent shall execute and deliver all agreements and documents as reasonably may be requested to effect a release of the Liens held by Agent, on behalf of Banks, upon the assets or properties that are the subject of such sale or other disposition permitted under this Section 6.9.

                 6.10 TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any holder of five percent (5%) or more of any class of equity securities of Borrower or with any Affiliate of Borrower on terms that are less favorable to Borrower or any of its Subsidiaries, as the case may be, than those terms which might be obtained at the time from Persons who are not such a holder or Affiliate, or if such transaction is not one that could be obtained from such other Person, on terms that are not negotiated in good faith on an arm's length basis.

                 6.11 CONDUCT OF BUSINESS. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business if, as a result thereof, the business of Borrower and its Subsidiaries, taken as a whole, would not be substantially the same as that conducted on the Closing Date. For purposes of this Section 6.11, the business of the manufacture and distribution of building products and the business of hazardous or other waste treatment or processing shall be deemed to be within the types of businesses conducted by Borrower and its Subsidiaries on the Closing Date.

                 6.12 AMENDMENTS OR WAIVERS OF CERTAIN DOCUMENTS. Borrower shall not, and shall not permit any of its Subsidiaries to, agree to any amendment to, or waive any of its rights with respect to, (a) the terms and provisions regarding interest rates, principal or interest payment amounts, total principal amounts, subordination provisions, events of default, or similar terms and provisions (including applicable definitions) of the Debt, and related indentures or agreements, referred to in subsections 6.1(b) or (c) of this Agreement; provided, however, Borrower may agree to an amendment of the Debt, and the related indentures or agreements, that extends the maturity date of such Debt; (b) any of the material terms of that certain Purchase Agreement, dated August 15, 1987, among Borrower, Browning-Ferris Industries, Inc., and the other signatories thereto, regarding the sale of the Azusa, California, land-fill site, or (c) any of the material terms of that certain Purchase Agreement dated as of May 23, 1990, as amended by that certain First Amendment to Purchase Agreement, dated as of June 4, 1990, among Browning-Ferris Industries, Inc., Cecos International, Inc., and Borrower.

                 6.13 USE OF PROCEEDS. Borrower shall not use the proceeds of the Loans for any purpose other than: (a) on the Closing Date, to replace in full the outstanding principal, accrued interest, and accrued fees and expenses owing under the 1991 Credit Agreement; (b) to pay transactional fees, costs, and expenses incurred in connection with this Agreement; and (c) on and after the Closing Date and up to but not including the Maturity Date, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

                 6.14 ERISA. Borrower shall not, and shall not permit any member of the Controlled Group to:

                          (a)     engage in any transaction that it knows or
has reason to know could subject it or any member of the Controlled Group to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code or any penalty, tax, or other form of financial obligation under the laws of any foreign country, that would be material to Borrower and its Subsidiaries, taken as a whole; or

                          (b)     permit the present value of all benefits on a
termination basis (irrespective of whether vested) under all Pension Plans (excluding unfunded deferred compensation agreements or other arrangements of similar nature not subject to ERISA and welfare plans not subject to funding requirements of ERISA), with assets less than benefits (irrespective of whether vested) to exceed the current value of the assets of such Pension Plans allocable to such benefits by an aggregate amount for the Controlled Group taken together of more than the greater of five percent (5%) of Consolidated Tangible Net Worth; or

                          (c)     fail to make any payments to any
Multiemployer Plan that Borrower or any of its ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto, that would have a Material Adverse Effect; or

                          (d)     voluntarily terminate any one or more of
their Pension Plans, if such termination would result in the imposition of liens on Borrower or any member of the Controlled Group under Section 4068 of ERISA or the applicable laws of any foreign country, in an amount that when aggregated with all such prior liens imposed from previous Pension Plan terminations (voluntary or involuntary) would have a Material Adverse Effect; or

                          (e)     fail to make required contributions to any
Pension Plan subject to Section 412(n) of the Code that with the passage of time reasonably could result in a lien upon the assets of Borrower or any member of its Controlled Group, that would have a Material Adverse Effect; or

                          (f)     except as required by law, adopt an amendment
to any Pension Plan (i) the effect of which is to increase the current liability under that Plan for the plan year, and (ii) where the funded current liability percentage for that plan year is less than sixty percent (60%), after taking into account the effect of such an amendment.

As used in this Section 6.14, the term "accrued benefit" has the meaning specified in Section 3(23) of ERISA and the term "current value" has the meaning specified in Section 3(26) of ERISA; and the terms "current liability" and "funded current liability percentage" have the meaning specified in Section 401(a)(29)(E) of the Code.

                 6.15 MISREPRESENTATIONS. Borrower shall not, nor shall it permit any of its Subsidiaries to furnish Agent or any Bank any certificate or other document that, to its or its Subsidiaries' knowledge, contains any untrue statement of material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

                 6.16 PARTNERSHIPS. Except in the ordinary course of business consistent with past practices, neither Borrower nor any of its Subsidiaries shall become a general or limited partner in any partnership or a joint venturer in any joint venture.

                 6.17 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICES AND ASSETS. Borrower shall not, nor shall it permit any of its Specified Subsidiaries to, relocate their respective chief executive offices without first giving Agent thirty (30) days prior written notice of any proposed relocation. Borrower shall not, nor shall it permit any of its Specified Subsidiaries to, move any of their respective equipment or inventory to a location other than any one of their respective locations identified in the Disclosure Statement without first giving Agent fifteen (15) calendar days prior written notice of any such proposed relocation; provided, however, that Borrower and its Specified Subsidiaries shall not be considered to be in violation of this sentence to the extent that equipment or inventory of Borrower and its Specified Subsidiaries having an aggregate value of no more than Five Hundred Thousand Dollars ($500,000) is located at a location other than those identified in the Disclosure Statement. To the extent that Borrower or its Specified Subsidiaries, as applicable, timely comply with the notice provisions set forth in this Section 6.17, and timely comply with the provisions of Section 5.11 of this Agreement and the comparable provisions of the Loan Documents (to the extent that each is a party thereto), the Disclosure Statement automatically shall be deemed to be amended to include such new locations or to reflect a change in the location of their chief executive offices, as applicable.

                 6.18 RESTRICTIVE AGREEMENTS. Borrower shall not, and will not permit any of its Subsidiaries to, enter into any agreement that restricts the ability of such Subsidiary to make payments to Borrower by way of dividends, advances, reimbursements, or otherwise.

                 6.19 MARGIN REGULATION. No portion of the proceeds of any of the Loans shall be used by Borrower in any manner that might cause the Borrowing, the application of such proceeds, or the transactions contemplated by this Agreement to violate Regulations G, T, U, or X of the Federal Reserve Board or any other regulation of such board or to violate the Exchange Act.

                 6.20 SUBORDINATED DEBT, PREFERRED STOCK, AND BORROWER COMMON STOCK. Borrower shall not, and shall not cause or permit any of its Subsidiaries to:

                          (a)     other than Permitted Junior Payments, pay,
prepay, or set aside funds for the payment or prepayment of the principal of any Subordinated Debt, other than in connection with a permitted refinancing thereof;

                          (b)     pay any amount with respect to any
Subordinated Debt in violation of the terms of the subordination provisions thereof;

                          (c)     other than Permitted Junior Payments, redeem,
repurchase, or otherwise retire for value any Subordinated Debt, other than in connection with a permitted refinancing thereof; or

                          (d)     other than Permitted Junior Payments, redeem,
repurchase, or otherwise retire for value, or set aside funds for the redemption, repurchase, or other retirement for value of any of its Preferred Stock or the Borrower Common Stock.

                 6.21 CREATION OF NEW SUBSIDIARIES. Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any Subsidiary that is not, either directly or indirectly, a wholly-owned Subsidiary of Borrower; provided, however, that the foregoing shall not prevent Borrower or its Subsidiaries from creating or suffering to exist any less than wholly-owned Subsidiary of Borrower if the creation or acquisition of such Subsidiary arises in connection with attempts by Borrower or its Subsidiaries to collect or otherwise liquidate delinquent accounts.

                 6.22 ENVIRONMENTAL SUBSIDIARIES. Borrower shall not, directly or indirectly, make any Investment in any Environmental Subsidiary or make, expend, or incur any Capital Expenditure for or on account of the business of the Environmental Subsidiaries if, after giving effect to such Investment or Capital Expenditure, the aggregate amount of all such Investments or Capital Expenditures made in, for, or on account of the Environmental Subsidiaries, after the Closing Date, would exceed Thirty Five Million Dollars ($35,000,000). For purposes of this Section 6.22, the term "Capital Expenditures" shall include (a) any direct or indirect purchase or other acquisition by Borrower of, or beneficial interest in, stock or other securities of any Environmental Subsidiary, (b) any direct or indirect capital contribution by Borrower to any Environmental Subsidiary, and (c) the original amount (irrespective of whether reduced by repayment) of any direct or indirect loan or advance by Borrower to any Environmental Subsidiary for the purpose of acquiring a capital asset.

                 6.23 HEDGE AGREEMENTS. Borrower shall not, and shall not permit any of its Subsidiaries to, become or remain liable with respect to any Hedge Agreement unless such Hedge Agreement meets the following criteria:

                          (a)     such Hedge Agreement hedges actual
outstanding Debt of Borrower or one of its Subsidiaries; and

                          (b)     the pricing and spread under such Hedge
Agreement is on market terms.

                 6.24 DIVIDENDS. Borrower shall not and shall not permit any of its Subsidiaries to make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of property or assets) or distribution on account of any shares or interest of any class of Borrower's or its Subsidiaries' Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, property, assets, or obligations; provided, however, that the foregoing shall not restrict the ability of:

                          (a)     Borrower's Subsidiaries to make any dividend
or other distribution;

                          (b)     Borrower to make any dividend or other
distribution to its shareholders consisting of shares of Borrower Common Stock or warrants or other rights to acquire Borrower Common Stock;

                          (c)     Borrower to make any dividend or other
distribution to the holders of Borrower Common Stock of shares of Series C Preferred Stock pursuant to the terms and conditions of Borrower's Restated Articles of Incorporation, as amended;

                          (d)     so long as no Event of Default or Unmatured
Event of Default has occurred and is continuing and so long as no Event of Default or Unmatured Event of Default would result therefrom, the payment by Borrower of any cash dividend that constitutes a regularly scheduled dividend payment (and not a redemption or partial redemption) with respect to Borrower's Permitted Preferred Stock and any preferred stock of a Subsidiary of Borrower to the extent that it is acquired pursuant to the proviso to Section 6.5 hereof; and

                          (e)     so long as no Event of Default or Unmatured
Event of Default has occurred and is continuing and so long as no Event of Default or Unmatured Event of Default would result therefrom, the payment by Borrower of any cash dividend with respect to Borrower Common Stock so long as,
(i) on the first date on which such dividends are commenced, Borrower's Adjusted Free Cash Flow Ratio, calculated as of the last day of the immediately preceding fiscal quarter and based upon the four (4) immediately preceding fiscal quarters, including the immediately preceding fiscal quarter (using, in the numerator of such ratio, its then extant level of Funded Debt), is not less than the correlative amounts indicated below, and (ii) on the final day of each fiscal year in which such Borrower Common Stock dividends are paid, Borrower's Adjusted Free Cash Flow Ratio, calculated based upon the four (4) immediately preceding fiscal quarters, including the quarter then ended, is not less than the correlative amounts indicated below:

                 Period                                    Ratio
                 ------                                    -----
                 Fiscal year 1993                          1.00:1.00

                 Fiscal year
                 1994                                                        1.00:1.00

                 Fiscal year
                 1995                                                        1.30:1.00

                 Fiscal year
                 1996                                                        1.60:1.00





                                   ARTICLE 7.

                               EVENTS OF DEFAULT

                 7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events, acts, or occurrences shall constitute an event of default (an "Event of Default") hereunder:

                          (a)     FAILURE TO MAKE PAYMENTS WHEN DUE.

                                  (i)      Borrower shall fail to pay any
amount owing hereunder or under any of the Notes with respect to the principal of any Loans when such amount is due, whether at stated maturity, as a result of a mandatory prepayment requirement, by acceleration, by notice of prepayment, or otherwise; or

                                  (ii)     Borrower shall fail to pay, within
five (5) days of the date when due, any amount owing hereunder or under any of the Notes with respect to interest on any of the Loans or with respect to the Commitment Fee or any other amounts (including fees, costs, and expenses payable to Agent or the Banks) payable in connection herewith; or

                          (b)     DEFAULT IN OTHER AGREEMENTS.

                                  (i)      Borrower or any of its Subsidiaries
shall default (as principal or guarantor or other surety) in the payment when due (subject to any applicable notice or grace period), whether at stated maturity or otherwise, of any monetary obligation on (howsoever designated) any Debt, whether such Debt now exists or shall hereafter be created; provided, however, that no default under this clause (i) shall occur or result from a default in the payment of any monetary obligation on any Debt of, or Debt guaranteed by, Borrower or any of its Subsidiaries that, when added to the amount of all other such Debt in default, does not exceed Five Million Dollars ($5,000,000); or

                                  (ii)     An event of default, as defined in
any agreement, mortgage, indenture, instrument, or other agreement relating thereto under which there may be issued, or by which there may be secured or evidenced, any Debt of, or Debt guaranteed by, Borrower or any of its Subsidiaries, whether such Debt now exists or shall hereafter be created, shall occur and Borrower or such Subsidiary shall permit such Debt to become or be declared due prior to its stated maturity or due date; provided, however, that no default under this clause (ii) shall occur or result from a default in any Debt of, or Debt guaranteed by, Borrower or any of its Subsidiaries which, when added to the amount of all other such Debt in default, does not exceed Five Million Dollars ($5,000,000); or

                                  (iii)    A default by Borrower or any of its
Subsidiaries in the payment of money under any Hedge Agreement to which Borrower or any of its Subsidiaries are parties, whether such Hedge Agreement now exists or shall hereafter be created; provided, however, that no default under this clause (iii) shall occur or result from a payment default in a Hedge Agreement of Borrower or any of its Subsidiaries the net obligations under which, when added to the aggregate amount of all net obligations under other Hedge Agreements as to which Borrower or its Subsidiaries have defaulted in the payment of monetary obligations, and based upon a reasonable estimation of the net obligations under each of such Hedge Agreements, do not exceed Five Million Dollars ($5,000,000); or

                          (c)     BREACH OF CERTAIN COVENANTS.

                          Borrower or any of its Subsidiaries shall fail to
perform or comply with any covenant, term, or condition contained in Sections 5.2(e)(i) or 5.12, or Article 6 of this Agreement; or

                          (d)     BREACH OF WARRANTY.

                          Except to the extent qualified by the Disclosure
Statement, any financial statement, representation, warranty, or certification made or furnished by Borrower or any of its Subsidiaries under this Agreement or in any statement, document, letter, or other writing or instrument furnished or delivered to any Bank or to Agent pursuant to or in connection with this Agreement or as an inducement to Agent or any Bank to enter into this Agreement, shall, at any time, prove to have been materially false, incorrect, or incomplete when made, effective, or reaffirmed, as the case may be; provided, however, if a Loan Document applicable to the Collateral or Lien affected by such occurrence provides Borrower or its Subsidiary, as the case may be, the right to correct or remedy the same, which occurrence is capable of being corrected or remedied, and Borrower or its Subsidiary, as the case may be, diligently prosecutes such correction or remedy, then the same shall not be deemed to be an Event of Default hereunder so long as such occurrence could not reasonably be expected to have a Material Adverse Effect; or

                          (e)     OTHER DEFAULTS UNDER AGREEMENT.

                                  (i)      Borrower shall default in the
performance of or compliance with any term contained in Sections 5.2(a), (b),
(c), (p), (q), or (r), 5.5, 5.6, 5.7, or 5.11, and such default shall not have been remedied or waived within five (5) Domestic Business Days after the earlier of: (i) receipt of notice from Agent to Borrower of such default; or
(ii) the date upon which any Responsible Officer has knowledge of such default;
or

                                  (ii)     Borrower shall default in the
performance of or compliance with any term contained in this Agreement other than: (i) those referred to above in Sections 7.1(a), (c), and (d), or (ii) those set forth in Sections 5.2(a), (b), (c), (p), (q), or (r), 5.5, 5.6, 5.7,
or 5.11, and such default shall not have been remedied or waived within ten
(10) Domestic Business Days after the earlier of: (i) receipt of notice from Agent to Borrower of such default; or (ii) the date upon which any Responsible Officer has knowledge of such default; or

                          (f)     DEFAULT UNDER LOAN DOCUMENTS, ETC.

                          Borrower or any of its Subsidiaries shall fail to
observe or perform any term, covenant, condition, agreement, or obligation to be observed or performed by it or them as applicable, under the Loan Documents, to the extent that each is a party thereto, and (i) such failure arises out of the granting by Borrower or any of its Subsidiaries of a Lien or the imposition of a Lien upon any of the material properties or assets of Borrower or any of its Subsidiaries in favor of any Person, except for Permitted Liens; or (ii) such failure arises out of any other act or failure to act of Borrower or any of its Subsidiaries which act materially adversely affects any Lien granted in favor of Banks by Borrower or any of its Subsidiaries; provided, however, that the failure to comply with any further assurance provisions contained in the Loan Documents shall, per se, be deemed to materially adversely affect such Liens; or (iii) such failure arises other than under circumstances set forth in clauses (i) and (ii) above and continues for ten (10) Domestic Business Days after notice to Borrower of such failure from Agent; or (iv) such failure arises other than under circumstances set forth in clauses (i) and (ii) above and continues for fifteen (15) Domestic Business Days after Agent is notified of such failure by Borrower or its Subsidiary; provided, further, however, the provisions of clauses (iii) and (iv) above notwithstanding, if, under the applicable Loan Document, Borrower or any of its Subsidiaries has the right to cure such failure and such failure is capable of being cured, and Borrower or its Subsidiary, as the case may be, commences and diligently prosecutes such cure as required by the terms of such Loan Document, then such failure shall not be deemed to be an Event of Default hereunder so long as such failure could not reasonably be expected to have a Material Adverse Effect; or

                          (g)     INVOLUNTARY BANKRUPTCY; APPOINTMENT OF
RECEIVER, ETC.

                                  (i)      An involuntary case seeking the
liquidation or reorganization of Borrower or any of its Subsidiaries under Chapter 7 or Chapter 11, respectively, of the federal Bankruptcy Code or any similar proceeding shall be commenced against Borrower or any of its Subsidiaries under any other applicable law and any of the following events occur: (v) Borrower or any of its Subsidiaries, as applicable, consents to the institution of the involuntary case; (w) the petition commencing the involuntary case is not timely controverted; (x) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing; provided, however, that, during the pendency of such period, the Banks shall be relieved of the Facility A Commitment, the Facility A Florida Subfacility Commitment, and the Facility A Florida LC Subfacility Commitment; (y) an interim trustee is appointed to take possession of all or a substantial portion of the property or to operate all or any substantial portion of the business of Borrower or any of its Subsidiaries; or (z) an order for relief shall have been issued or entered therein; or

                                  (ii)     A decree or order of a court having
jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer having similar powers of Borrower or any of its Subsidiaries to take possession of all or a substantial portion of the property or to operate all or a substantial portion of the business of Borrower or any of its Subsidiaries shall have been entered and, within thirty (30) days from the date of entry, is not vacated, discharged, or bonded against, or any similar relief shall be granted against Borrower or any of its Subsidiaries under any applicable federal or state law and, within thirty (30) days from the date of entry, is not vacated, discharged, or bonded against; provided, however, that, during the pendency of such period, the Banks shall be relieved of the Facility A Commitment the Facility A Florida Subfacility Commitment, and the Facility A Florida LC Subfacility Commitment; or

                          (h)     VOLUNTARY BANKRUPTCY; APPOINTMENT OF
RECEIVER, ETC.

                          Borrower or any of its Subsidiaries shall institute a
voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the federal Bankruptcy Code; or Borrower or any of its Subsidiaries shall file a petition, answer, or complaint or shall otherwise institute any similar proceeding under any other applicable law, or shall consent thereto; or Borrower or any of its Subsidiaries shall consent to the conversion of an involuntary case to a voluntary case; or Borrower or any of its Subsidiaries shall consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer with similar powers to take possession of all or a substantial portion of the property or to operate all or a substantial portion of the business of Borrower or any of its Subsidiaries; or Borrower or any of its Subsidiaries shall make a general assignment for the benefit of creditors; or the board of directors of Borrower or any of its Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

                          (i)     JUDGMENTS AND ATTACHMENTS.

                                  (i)      Borrower or any of its Subsidiaries
shall suffer any money judgment, writ, or warrant of attachment, or similar process involving payment of money in an amount in excess of One Million Dollars ($1,000,000) and shall not discharge, vacate, bond, or stay the same within a period of nineteen (19) days or, in any event, within ten (10) days of the date of any proposed sale thereunder; or

                                  (ii)     A judgment creditor shall obtain
possession of properties or assets of Borrower or any of its Subsidiaries having a value in excess of One Million Dollars ($1,000,000) by any means, including levy, distraint, replevin, or self-help; or

                          (j)     DISSOLUTION.

                          Any order, judgment, or decree shall be entered
decreeing the dissolution or division of Borrower or any of its Subsidiaries, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

                          (k)     ERISA LIABILITIES.

                                  (i)      Any Reportable Event (or similar
occurrence under the applicable laws of a foreign country) occurs that reasonably can be expected to result in a liability by Borrower, or any of its ERISA Affiliates, to the PBGC (or foreign regulatory authority), that reasonably would be expected to have a Material Adverse Effect, and that Required Banks determine, in good faith, constitutes grounds for the termination of any Pension Plan by the PBGC (or foreign regulatory authority) or for the appointment of a trustee to administer any Pension Plan; or

                                  (ii)     Any Pension Plan maintained by
Borrower, or any of its ERISA Affiliates, shall be terminated or a trustee appointed by an appropriate United States district court, or pursuant to the applicable law of a foreign country, to administer any Pension Plan, or the PBGC shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan if, as of the date thereof, Borrower's, or any of its ERISA Affiliates' liability or the aggregate liability of Borrower, or its ERISA Affiliates (after giving effect to the tax consequences thereof) for unfunded vested benefits under the Pension Plans exceed the then current value of assets accumulated in such

Pension Plans by more than five percent (5%) of Consolidated Tangible Net Worth (or in the case of a termination involving Borrower, or any of its ERISA Affiliates as a Substantial Employer (within the meaning of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount); or

                                  (iii) Failure to make full payment (including
all required installments) when due of all amounts which, under the provisions of any Pension Plan or applicable law, Borrower, or any of its ERISA Affiliates, is required to pay as contributions thereto, that would have a Material Adverse Effect; or

                                  (iv)     Borrower, or any of its ERISA
Affiliates creates any accumulated funding deficiency as defined by ERISA, irrespective of whether waived, with respect to any Pension Plan, that would have a Material Adverse Effect; or

                                  (v)      Borrower, or any of its ERISA
Affiliates, as an employer under a Multiemployer Plan, shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding One Million Dollars ($1,000,000) or the aggregate amount of such withdrawal liabilities for Borrower and its ERISA Affiliates together exceeds One Million Dollars ($1,000,000); or


                                  (vi)     Any Lien on the properties or assets
of Borrower, or any of its Subsidiaries, under the Pension Protection Act shall exceed One Million Dollars ($1,000,000); or

                          (l)     TERMINATION OF LOAN DOCUMENTS.

                          Any of the Loan Documents shall cease to be in full
force and effect for any reason other than: (i) any act or omission of Agent with respect to the filing or recordation of any of such documents or other action necessary for the perfection of Liens in favor of Agent on behalf of the Banks; or (ii) a release or termination thereof upon the full payment and satisfaction of the Debt due hereunder and under the Notes to Banks; or (iii) upon the written consent of the Required Banks; or

                          (m)     SUBORDINATION DEFAULT.

                          The subordination provisions with respect to the
Subordinated Debt, at any time after the execution and delivery thereof and for any reason other than satisfaction in full of all Debt incurred hereunder and under the Notes, cease to be in full force and effect or are declared to be null and void; or any holder of twenty-five percent (25%) or more of an issue thereof denies that it has any further liability or obligation, including with respect to any future Loans by Banks, under such Subordinated Debt or gives notice to such effect; provided, however, neither an Unmatured Event of Default nor an Event of Default shall be deemed to have occurred or be continuing under this Section 7.1(m) by reason of any such denial or notice if:
(a) Borrower promptly obtains an opinion of counsel, from a law firm reasonably acceptable to the Required Banks, addressed to Agent, on behalf of Banks, to the effect that any such denial or notice is not founded upon any reasonable basis at law; and (b) Borrower immediately takes all action necessary to obtain appropriate declaratory and injunctive relief with respect to such denial or notice in order to preserve the full force and effect of such subordination provisions; or

                          (n)     DEFAULT UNDER KEEPWELL AGREEMENT.

                          A failure by Borrower to comply with a demand made by
MARAD in accordance with paragraph 5 of the Keepwell Agreement, if the same shall remain uncured for a period of fifteen (15) Domestic Business Days; or

                          (o)     CHANGE OF CONTROL.

                          A Change of Control shall have occurred.

                 7.2      REMEDIES.  Upon the occurrence of an Event of Default:

                          (i)     If such Event of Default arises and is
continuing under Sections 7.1(g) or (h), then the unpaid principal amount of and any accrued interest on the Loans automatically shall become immediately due and payable, without presentment, demand, protest, notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower and the obligation of any Bank to make any Loan hereunder or issue any Letter of Credit hereunder shall thereupon terminate; and

                          (ii)    In the case of any other Event of Default
which is continuing, the Required Banks may request Agent to and Agent thereupon shall, by written notice to Borrower, declare all of the Loans to be and the same shall forthwith become, due and payable, together with any and all accrued interest thereon, and the obligation of Banks to make any Loan hereunder or issue any Letter of Credit hereunder shall thereupon terminate.

                          The foregoing notwithstanding, if, at any time after
acceleration of the maturity of any Note, Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due other than by acceleration (with interest on principal at the rate specified herein) and all Events of Default and Unmatured Events of Default (other than nonpayment of principal and accrued interest under the Notes, due and payable solely by virtue of acceleration) have been remedied or waived pursuant to

Section 11.1 of this Agreement, then the Required Banks, by written notice to Borrower, may rescind and annul the acceleration and its consequences; provided, however, that such action shall not affect any subsequent Event of Default or Unmatured Event of Default or impair any right consequent thereon.

                          Upon acceleration, Agent, upon the request of the
Required Banks, without notice to or demand upon Borrower, which are expressly waived by Borrower, may proceed to protect, exercise, and enforce their rights and remedies hereunder and under the Notes, or the Loan Documents and any other rights and remedies as are provided by law or equity. The Required Banks may determine, in their sole discretion, the order and manner in which each Bank's rights and remedies are to be exercised, and all payments received by Agent or Banks, or any one or more of them, shall be applied (subject to Section 2.11(c) hereof) as follows (regardless of how each Bank may treat the payments for the purpose of its own accounting): first, to all costs and expenses (including reasonable attorneys fees, costs of maintaining, preserving, or disposing of any of the real, personal, or mixed collateral and costs of settlement) incurred by Agent, or Banks, or any of them, in enforcing any Debt of, or in collecting any payments due from, Borrower hereunder or under the Notes or under the Loan Documents by reason of such Event of Default; second, to all fees due and owing to Banks or Agent, third, to accrued interest on the Loans; fourth, to principal amounts outstanding under the Loans; fifth, to Agent, on behalf of Banks, to be held as cash collateral, in an amount equal to the Letter of Credit Usage in order to secure the obligations of Borrower with respect to such Letters of Credit; sixth, pro rata, to any other Debt of Borrower owing to Agent or Banks, or any of them; and seventh, any remainder to Borrower.


                                   ARTICLE 8.

                            THE AGENT AND THE BANKS

                 8.1 APPOINTMENT AND POWERS OF AGENT. Each Bank hereby irrevocably designates and appoints Agent as its agent hereunder and hereby authorizes Agent to execute and deliver or accept, on behalf of each of the Banks, the Loan Documents and any other documents, instruments, and agreements related thereto or hereto and to take such action on its behalf and to exercise such rights, remedies, powers, and privileges hereunder as are specifically authorized to be exercised by Agent by the terms hereof, together with such rights, remedies, powers, and privileges as are reasonably incidental thereto. Agent may execute any of its respective duties as agent hereunder by or through agents or employees and shall be entitled to retain counsel and to act in reasonable reliance upon the advice of such counsel concerning all matters pertaining to the agencies hereby created and its duties hereunder, and Agent shall not be liable for any action taken or omitted to be taken in accordance with the advice of counsel selected by it.





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                 Except as required by the specific terms of this Agreement,
Agent shall have no duty to exercise any right, power, remedy, or privilege granted to it hereby, or to ascertain whether any Event of Default or Unmatured Event of Default has occurred and is continuing or otherwise to inquire into the performance or observance on the part of Borrower of any term, covenant, condition, or agreement on its part to be performed or observed, or to take any affirmative action hereunder, unless requested or directed to do so by the Required Banks, the Majority Banks, or all Banks, as provided herein, and shall not, without the requisite prior approval as provided in Section 11.1 hereof, consent to any departure by Borrower from the terms hereof, waive any default on the part of Borrower hereunder or amend, modify, supplement, or terminate, or agree to any surrender of, this Agreement, the Notes, or the Loan Documents.

                 Agent has and shall have the same rights and powers under this Agreement, the Notes, and the Loan Documents with respect to its pro rata share of the Facility A Commitment, Loans, and Letters of Credit hereunder as each other Bank and may exercise the same as though it were not the agent; and the terms "Bank" or "Banks" include Wells Fargo, or any successor agent, in its individual capacity hereunder. Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower, or any of Borrower's Subsidiaries or Affiliates, as if it were not the agent hereunder and without any duty to account therefor to Banks.

                 Neither Agent, nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by them hereunder or in connection herewith, except for their own gross negligence or willful misconduct; nor shall Agent be responsible to any Person for the representations, warranties, or other statements made by any other Person or for the due execution or delivery, validity, effectiveness, genuineness, value, sufficiency, or enforceability against Borrower and the Specified Subsidiaries of this Agreement, the Notes, the Loan Documents, or any other document furnished pursuant thereto or in connection herewith.

                 Each Bank hereby agrees, in the ratio that such Bank's pro rata share of the Facility A Commitment bears to the total of the Facility A Commitment, to indemnify, defend, and hold Agent harmless, as agent hereunder, from and against any and all losses, liabilities (including attorneys fees and expenses) incurred or suffered by Agent in such capacity as a result of any action taken or omitted to be taken by Agent in such capacity, or otherwise incurred or suffered by, made upon, or assessed against Agent in such capacity; provided, however, that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, or expenses resulting from or attributable to gross negligence or willful misconduct on the part of Agent or its directors, officers, employees or agents. Without limiting the generality of the foregoing and subject to the proviso above, each Bank hereby agrees, in the ratio aforesaid, to reimburse Agent promptly following its demand for any





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out-of-pocket expenses (including attorneys fees and expenses) incurred by
Agent hereunder and not reimbursed to Agent by Borrower. Each Bank's obligations under this paragraph shall survive the termination of this Agreement and the discharge of Borrower's obligations hereunder.

                 8.2 NATURE OF DUTIES; INDEPENDENT CREDIT INVESTIGATION. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of Agent shall be mechanical and administrative in nature and shall include a duty to distribute copies of this Agreement and the Loan Documents to each Bank promptly after the Closing Date; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein. Each Bank expressly acknowledges: (a) that Agent has not made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Agent to any Bank; (b) that it has made and will make its own independent investigation of the financial condition and affairs, and its own appraisal of the creditworthiness, of Borrower in connection with this Agreement; and (c) that Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information except as provided herein, whether coming into its possession before the making of any Loans hereunder or at any time or times thereafter.

                 8.3 ACTIONS IN DISCRETION OF AGENT; INSTRUCTIONS FROM BANKS. Agent agrees, upon the written request of the Required Banks, the Majority Banks, or all Banks, as applicable, to take any action of the type specified as being within Agent's rights, powers, or discretion herein. In the absence of a request by the Required Banks, the Majority Banks, or all Banks, as applicable, Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks, the Majority Banks, or all Banks, as applicable. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on all Banks and on all holders of Notes. No Bank shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, the Majority Banks, or all Banks, as applicable, or in the absence of such instructions, in the absolute discretion of Agent, subject to the provisions of Section 8.1.

                 8.4 EXCULPATORY PROVISIONS. Agent shall be under no obligation to any Bank to ascertain the existence or possible existence of any Event of Default or Unmatured Event of Default unless a required payment by Borrower to Agent has not been made or unless Agent has received notice from a Bank or Borrower stating that such notice is a "Notice of Default." In the event that such a payment default occurs or that Agent receives





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such a notice of the occurrence of an Event of Default or Unmatured Event of
Default, Agent shall give prompt notice thereof to Banks. Agent shall (subject to Section 11.1 hereof) take such action with respect to such Event of Default or Unmatured Event of Default as shall be directed by the Required Banks; provided, however, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable and in the best interests of Banks.

                 8.5 RELIANCE BY AGENT. Agent shall be entitled to rely upon any communication, instrument, paper, writing, telegram, telex, or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order, other document, conversation by telephone, or otherwise, believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons. Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by Banks (in the ratio provided in Section 8.1) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such actions.

                 8.6 EXCESS PAYMENTS. If any Bank or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal or interest on any Note or payment of Commitment Fee in excess of its pro rata share of payments and other recoveries obtained by all Banks or holders of Notes, such Bank or other holder shall purchase from the other Banks or holders such participations in the Notes held by them as shall be necessary to cause such purchasing Bank or holder to share the excess payment or other recovery ratably with each of the other Banks or holders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to such Bank or other holder to the extent of such recovery, but without interest. Borrower agrees that any Bank or holder so purchasing a participation from another Bank or holder pursuant to this Section
8.6 may, to the fullest extent permitted by law, exercise all of its rights of payment (including setoff) with respect to such participation as fully as if such Bank or holder were the direct creditor of Borrower in the amount of such participation.

                 8.7 OBLIGATIONS SEVERAL. The obligations of Banks hereunder are several, and neither any Bank nor Agent shall be responsible for the obligation of any other Person hereunder, nor will the failure of any Bank to perform any of its obligations hereunder relieve Agent or any other Bank from the performance of its respective obligations hereunder. Nothing contained in this Agreement, and no action taken by Banks or Agent pursuant hereto or in connection herewith or pursuant to or in connection with the Notes,





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or the Loan Documents shall be deemed to constitute Banks, together or with
Agent, a partnership, association, joint venture, or other entity.

                 8.8 RESIGNATION BY AGENT. Agent may resign its agency at any time by giving at least thirty (30) days prior written notice of its intention to do so to each Bank and to Borrower. Such resignation shall become effective upon the earlier of: (a) the appointment by the Required Banks of a successor Agent (which successor Agent shall be a Bank and shall be reasonably acceptable to Borrower), or (b) the effective date set forth in Agent's notice of resignation. After any resigning Agent's resignation hereunder as Agent, the provisions of this Article 8 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder. Upon such appointment, the term "Agent" shall for all purposes of this Agreement thereafter mean such successor.

                 8.9 COLLATERAL FOR BENEFIT OF THE BANKS; APPLICATION OF FUNDS. Agent and, to the extent any Bank receives the same, Banks shall hold all Liens upon the Collateral, and any and all proceeds realized therefrom, for the pro rata benefit of Banks in accordance with each Bank's pro rata share of the Facility A Commitment. While any Loans or Letters of Credit are outstanding hereunder or any portion of the Facility A Commitment exists under the terms of this Agreement, should any Bank receive (whether by voluntary payment for the Loans, realization upon the Collateral, exercise of offset or banker's lien, counter-claim, cross-action, or otherwise) any sums from Borrower, any guarantor of the Loans, or any Subsidiary of Borrower, the sums so obtained shall be received for the benefit of Banks in accordance with each Bank's pro rata share of the Facility A Commitment. If any right of offset is exercised by any Bank, the entire amount of such offset shall be applied to the Loans made pursuant to this Agreement until paid in full, prior to application to any other Debt of Borrower, any guarantor of the Loans or any Subsidiary of Borrower owing to such Bank.


                                   ARTICLE 9.

                             BANKS' REPRESENTATIONS

                 9.1 INVESTMENT REPRESENTATION. Each Bank hereby represents that it will acquire its Notes for its own account, for investment, and not with a view to the distribution or sale of any such Note; provided, however, that the disposition of any Note held by such Bank shall at all times be within such Bank's exclusive control subject to Section 9.2 hereof. Each Bank's acquisition of any Note shall constitute its reaffirmation of the foregoing representation as of the date of such acquisition.

                 9.2 PARTICIPATION IN NOTES; COMPLIANCE WITH LAW. The provisions of Section 9.1 hereof to the contrary notwithstanding, each Bank shall have the right at any





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time and from time to time to do either or both of the following without notice to any Person: (a) furnish one or more purchasers or potential purchasers of all or any portion of the Loans or the Notes or of a participation interest therein, with any and all information concerning Borrower or its Subsidiaries that has been supplied by Borrower to Agent or any Bank or obtained by other means by Agent or any Bank; or (b) to sell, assign, pledge, hypothecate, syndicate, transfer, negotiate or grant participations in all or any portion of such Bank's interests in the Loans or the Notes in accordance with the terms and conditions of Section 11.5 hereof.

                 9.3 CONFIDENTIALITY. Each Bank agrees that material, non-public information regarding Borrower, its Subsidiaries, operations, assets, and existing and contemplated business plans shall be treated by such Bank in a confidential manner, and shall not be disclosed by it to entities or Persons who are not parties to this Agreement, except: (a) to counsel for and other advisors, accountants, and auditors to such Bank; (b) as may be required by statute, decision, or judicial or administrative order, rule, or regulation;
(c) as may be agreed to in advance by Borrower; (d) as to any such information that is or becomes generally available to the public; and (e) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participation, or pledge or prospective pledge of a Bank's interests hereunder, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to take its interest hereunder subject to the terms hereof, including those of this Section 9.3, or shall have entered into a confidentiality agreement with Borrower or for the benefit of Borrower substantiality upon the terms of this
Section 9.3.


                                  ARTICLE 10.

                            EXPENSES AND INDEMNITIES

                 10.1 EXPENSES. Irrespective of whether the transactions contemplated hereby are consummated, Borrower agrees to pay on demand: (a) all of Agent's actual and reasonable out-of-pocket costs and expenses of preparation of this Agreement, the Notes, the Loan Documents, and all other agreements, instruments, and documents contemplated hereby and thereby; (b) the cost of delivering the Notes to Banks pursuant to the provisions of this Agreement; (c) the reasonable fees, expenses, and disbursements of counsel (including in-house counsel to Agent) to Agent in connection with the negotiation, preparation, printing, reproduction, execution, delivery, and administration of this Agreement, the Notes, the Loan Documents, and all other agreements, instruments, and documents contemplated hereby and thereby, and any amendments and waivers hereto or thereto; (d) filing, recording, publication, search, and title fees paid or incurred by or on behalf of Agent or Banks in connection with the transactions contemplated by this





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Agreement, the Notes, and the Loan Documents; (e) the reasonable costs and expenses incurred by Agent, on behalf of Banks, in connection with audits, inspections, and appraisals contemplated by this Agreement, the Notes, and the Loan Documents; (f) all other actual and reasonable out-of-pocket expenses incurred by Agent in connection with the negotiation, preparation, and execution of this Agreement, the Notes, the Loan Documents, and all other agreements, instruments, and documents contemplated hereby and thereby, and the making of the Loans and the issuance of the Letters of Credit hereunder; and
(g) all costs and expenses (including reasonable attorneys fees (including reasonable allocated costs of in-house counsel of Banks) and costs of settlement) incurred by Agent and each Bank in enforcing or collecting any Debt of Borrower or defending the Loan Documents (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or any bankruptcy or insolvency proceeding concerning Borrower or any of its Subsidiaries), irrespective of whether suit is brought.

                 10.2 INDEMNITY. In addition to the payment of expenses pursuant to Section 10.1 hereof, and irrespective of whether the transactions contemplated hereby are consummated, Borrower agrees to indemnify, exonerate, defend, pay, and hold harmless Banks, Agent, and any holder of any interest in the Notes, and the officers, directors, employees, and agents of and counsel to Banks, Agent, and such holders (collectively the "Indemnitees" and individually as "Indemnitee") from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (including, the reasonable fees and disbursements of counsel (including, the allocated costs of in-house counsel to Agent) for such Indemnitees in connection with any investigation, administrative, or judicial proceeding, whether such Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of the Facility A Commitment, the use or intended use of the proceeds of the Loans or Letters of Credit, or the consummation of the transactions contemplated by this Agreement, including any matter relating to or arising out of the filing or recordation of any of the Loan Documents which filing or recordation is done based upon information supplied by Borrower to Agent and its counsel (the "Indemnified Liabilities"); provided, however, that Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnitee. Each Indemnitee will promptly notify Borrower of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 10.2. If any investigative, judicial, or administrative proceeding arising from any of the foregoing is brought against any Indemnitee indemnified or intended to be indemnified pursuant to this Section 10.2, Borrower, to the extent and in the manner directed by the Indemnitee or intended Indemnitee, will resist and defend such action, suit, or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to the Indemnitee or intended Indemnitee). Each Indemnitee will use its best efforts to cooperate in the





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defense of any such action, writ, or proceeding.  To the extent that the undertaking to indemnify, pay, and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The obligations of Borrower under this Section 10.2 shall survive the termination of this Agreement and the discharge of Borrower's other obligations hereunder.


                                  ARTICLE 11.

                                 MISCELLANEOUS

                 11.1 MODIFICATIONS IN WRITING. No amendment, modification, supplement, termination, or waiver of or to, or consent to any departure from, any provision of this Agreement, the Notes, or the Loan Documents shall in any event be effective unless the same shall be in writing and signed by or on behalf of the Majority Banks (or Agent acting upon the written instructions of the Majority Banks) and Borrower (or any of its Subsidiaries to the extent a party to an affected Loan Document), to the extent a party thereto; provided, however, that no amendment, modification, supplement, termination, waiver, or consent, as the case may be, that has the effect of: (a) reducing the rate or amount, or extending the stated maturity or due date, of any sum payable by Borrower hereunder or under any of the Notes or Loan Documents, including any Commitment Fee or any payment or prepayment of principal or interest; or (b) increasing the amount, or extending the stated expiration or termination date, of any Bank's portion of the Facility A Commitment hereunder; or (c) releasing all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Loans hereunder; or (d) changing this
Section 11.1 or Section 11.5 hereof or the definitions of the terms "Facility A Commitment," "Majority Banks," or "Required Banks," shall be effective unless the same shall be signed by or on behalf of all Banks; provided further, however, that no such amendment, modification, supplement, termination, waiver, or consent, as the case may be, that has the effect of changing any provision of this Agreement requiring the consent of Agent or some specified percentage of Banks shall be effective unless the same shall be signed by or on behalf of Agent or such specified percentage of Banks, as the case may be; provided further, however, that no amendment, modification, supplement, termination, waiver, or consent, as the case may be, that has the affect of: (y) changing any provision of this Agreement that, by its terms, requires the consent of Required Banks; or (z) changing the provisions of Section 6.6 hereof or the definitions of the terms used to calculate such financial covenants, shall be effective unless the same shall be signed by or on behalf of the Required Banks; provided further, however, that no such amendment, modification, supplement, termination, waiver, or consent, as the case may be, that has the effect of (aa) increasing the duties or





                                      112
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obligations of Agent or an Issuing Bank hereunder; or (bb) increasing the standard of care or performance required on the part of the Agent or an Issuing Bank hereunder; or (cc) reducing or eliminating the indemnities or immunities to which Agent or an Issuing Bank is entitled hereunder (including any amendment or modification of this Section 11.1), shall be effective unless the same shall be signed by or on behalf of Agent or an Issuing Bank, as applicable. Any waiver of any provision of this Agreement, the Notes, or the Loan Documents, and any consent to any departure by Borrower or any of its Subsidiaries from the terms of any provisions of this Agreement, the Notes, or the Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, supplement, termination, waiver, or consent effected in accordance with this Section 11.1 shall be binding upon each holder of a Note and Borrower (or any of its Subsidiaries to the extent a party to an affected Loan Document).

                 11.2 WAIVERS; FAILURE OR DELAY. No failure or delay on the part of Banks, Agent, or any holder of any Note in the exercise of any power, right, remedy, or privilege under this Agreement, the Notes, or the Loan Documents shall impair such power, right, remedy, or privilege or shall operate as a waiver thereof; nor shall any single or partial exercise of any such power, right, or privilege preclude any other or further exercise of any other power, right, or privilege. The waiver of any such right, power, or remedy with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances. The remedies provided for under this Agreement, in the Notes, and in the Loan Documents are cumulative and are not exclusive of any remedies that may be available to Agent or any Bank at law, in equity, or otherwise.

                 11.3 NOTICES, ETC. Except to the extent provided in Sections 2.8 and 2.9 hereof, all notices, demands, instructions, and other communications required or permitted to be given to or made upon any party hereto shall be in writing and (except for financial statements and other information to be furnished pursuant hereto (but not inclusive of any notices required to be provided pursuant hereto) that may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telecopy, or telegram (with messenger delivery specified) and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the Person to whom it is to be sent pursuant to the provisions of this Agreement. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 11.3, notices, demands, instructions, and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telex, TWX, or telecopier numbers) indicated on Schedule 11.3 attached hereto.





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                 11.4     CONFIRMATIONS.  Borrower and each holder of a Note
agree that, upon written request received from time to time by one from another, each will confirm to the other in writing (with a copy of each such confirmation sent to the Agent) the aggregate unpaid principal amount of the Loans or Letters of Credit then outstanding under any Note. Each holder of a Note agrees that, upon written request received from time to time by it from Borrower, to make any Note held by it (including any schedule attached thereto) available for reasonable inspection by Borrower at the office of such holder.

                 11.5 BENEFIT OF AGREEMENT. (a) This Agreement and any amendments hereto shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and no other Person is intended to be a beneficiary hereof; provided, however, that Borrower may not assign or transfer any interest hereunder without the prior written consent of all Banks and, provided further, that, although any Bank may grant participations in its rights hereunder, (i) such Bank shall remain a "Bank" for all purposes hereunder and the participant shall not constitute a "Bank" hereunder, (ii) any such grant of a participation shall not require Borrower to file a registration statement with the SEC or qualify the Loans or the Notes under the blue sky laws of any state, (iii) such Bank, together with its Affiliates, shall continue at all times to hold beneficial interests in Loans and such Bank's portion of the Facility A Commitment having an aggregate principal amount of not less than an amount equal to: (y) twenty percent (20%) (or such lesser percentage as may be approved by Borrower and Agent) multiplied by (z) that Bank's pro rata share of the Facility A Commitment in effect at the time it first acquired its interests hereunder; provided, however, that such Bank's obligation shall be proportionately reduced to the extent that Borrower elects to reduce the Facility A Commitment pursuant to Section 2.12 hereof, (iv) no Bank shall grant any participation (other than to an Affiliate of such Bank) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or of any other agreement, instrument, or document executed in connection herewith, except to the extent such amendment to or waiver of this Agreement or of any other agreement, instrument, or document executed in connection herewith would (aa) extend the final maturity date of the Loans hereunder in which such participant is participating; (bb) reduce the interest rate applicable to Loans hereunder in which such participant is participating; (cc) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Loans hereunder in which such participant is participating; (dd) postpone the payment of interest or the Commitment Fee or reduce the amount of the Commitment Fee payable to such participant; (ee) change the amount or due dates of scheduled principal repayments or prepayments; and (v) no Bank shall grant any participation (other than to an Affiliate of such Bank) unless either (xx) such participation is in an amount equal to or greater than Ten Million Dollars ($10,000,000), or (yy) the provisions of clause (iv) of this Section 11.5 to the contrary notwithstanding, such participation is granted upon terms under which the participant shall have no rights to approve any amendment or waiver of any provision hereof or of any other agreement,





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instrument, or document executed in connection herewith.  In the case of any participation, the participant shall not have any rights under this Agreement or any of the other documents entered into in connection herewith (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable to any Bank hereunder shall be determined as if such Bank had not sold such participation.

                          (b)      The foregoing notwithstanding and subject to
paragraph (d) of this Section 11.5, any Bank may assign a portion of its rights and obligations hereunder to (i) one or more Banks upon the consent of Borrower, which consent will not be unreasonably withheld, or (ii) with the prior written consent of Borrower and Agent, which consent will not be unreasonably withheld, to one or more commercial banks, insurance companies, savings and loan associations, savings banks, other financial institutions, pension fund, or mutual fund, each of which assignees shall become a party to this Agreement as a "Bank" prior to or after the Closing Date by the execution and delivery of an Assignment and Assumption Agreement with the assigning Bank, Borrower, and Agent; provided, however, that (v) each such assignment shall be an amount of not less than Ten Million Dollars ($10,000,000) and shall be for a pro-rated portion of the Facility A Commitment, the Facility A Florida Subfacility Commitment, and the Facility A Florida LC Subfacility Commitment,
(w) Agent shall have received an assignment processing fee of $3,000 payable by such assignee, (x) any such assignment shall not require Borrower to file a registration statement with the SEC or qualify the Loans or the Notes under the blue sky laws of any state, (y) at such time Schedule F-1 shall be modified to reflect the pro rata share of the Facility A Commitment, the Facility A Florida Subfacility Commitment, and the Facility A Florida LC Subfacility Commitment of such new Bank and of the pre-existing Banks, and (z) new Notes will be issued, against delivery of the Notes being replaced thereby, to such new Bank and to the assigning Bank in conformity with the requirements of Article 2 to the extent needed to reflect their revised pro rata share of the Facility A Commitment, the Facility A Florida Subfacility Commitment, the Facility A Florida LC Subfacility Commitment. To the extent of any assignment pursuant to this Section 11.5, the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned portion of the Facility A Commitment.

                          (c)  Anything contained in this Agreement to the
contrary notwithstanding, if any Bank assigns or participates a portion of its Facility A Commitment, its Facility A Florida LC Subfacility Commitment, and its Facility A Florida Subfacility Commitment to an assignee or participant that is deemed to have a tax situs in the State of Florida for purposes of determining whether the Florida recurring intangibles tax is payable with respect to the Loans or Letters of Credit made or issued hereunder, then, at the time of such assignment or participation, by an agreement or other instrument in form reasonably satisfactory to Borrower, such assignee shall agree to reimburse Borrower for the payment of all such Florida recurring intangibles tax (but not the





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nonrecurring intangibles tax, if any) that becomes due and payable as a result of such assignee or participant being a party to this Agreement.

                          (d)  In the event that the Federal Deposit Insurance
Corporation or its successor assumes control of any Bank, as receiver, Borrower shall be permitted to select a financial institution to assume the Facility A Commitment of such Bank, subject to the approval of Agent, which approval shall not be unreasonably withheld.

                          (e)  In addition to the assignments and
participations permitted under subsections (a) and (b) of this Section 11.5, any Bank may assign, as collateral or otherwise, any of its rights (including rights to payments of principal of or interest on the Notes) under any Loan Document to any Federal Reserve Bank without notice to or consent of the Borrower or the Agent; provided, however, that no such assignment under this subsection (e) shall release the assigning Bank from its obligations hereunder.

                 11.6 AVAILABILITY OF FUNDS. Unless Agent shall have been notified by a Bank prior to the date upon which any Loan is to be made that such Bank does not intend to make available to Agent such Bank's portion of such Loan, Agent may assume that such Bank has made or will make such proceeds available to Agent on such date and Agent may, in reliance upon such assumption (but shall not be required to), make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Bank, Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, from Borrower) together with interest thereon from such Bank in respect of each day during the period commencing on the date such amount was made available to such Borrower and ending on the date Agent recovers such amount, at a rate, per annum, equal to the customary rate set by Agent for the correction of errors among banks for the first three (3) Domestic Business Days and, thereafter, the applicable interest rate in respect of such Loan. The provisions of this
Section 11.6 are solely for the benefit of Agent and Banks and their successors and assigns and are not intended to benefit Borrower, its Subsidiaries, its successors and assigns, or any other Person.

                 11.7 HEADINGS. Article and Section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any purpose or affect the construction of this Agreement.

                 11.8 EXECUTION IN COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the





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execution of a counterpart hereof by each of the parties hereto.  Delivery of an executed counterpart of the signature pages of this Agreement by telecopier shall be equally effective as delivery of a manually executed counterpart. Any party delivering an executed counterpart of the signature pages of this Agreement by telecopier shall thereafter also promptly deliver a manually executed counterpart , but the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

                 11.9 GOVERNING LAW. EXCEPT AS SPECIFICALLY SET FORTH IN ANY LOAN DOCUMENT: (A) THIS AGREEMENT, THE NOTES, AND THE LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA; AND (B) THE VALIDITY OF THIS AGREEMENT, THE NOTES, AND THE LOAN DOCUMENTS, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEABILITY THEREOF, AND THE RIGHTS OF THE PARTIES THERETO WITH RESPECT TO ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION THEREWITH, SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                 11.10 JURISDICTION AND VENUE. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTES, OR THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER, BANKS, AND AGENT, TO THE EXTENT THEY MAY LEGALLY DO SO, WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.10 AND STIPULATE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF RELATED TO THIS AGREEMENT, THE NOTES, OR THE LOAN DOCUMENTS. TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS, SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS





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INDICATED IN SCHEDULE 11.3 HERETO.  TO THE EXTENT IT MAY LEGALLY DO SO,
BORROWER AGREES THAT ANY FINAL JUDGMENT RENDERED AGAINST IT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.

                 11.11 WAIVER OF TRIAL BY JURY. BORROWER, BANKS, AND AGENT, TO THE EXTENT THEY MAY LEGALLY DO SO, EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, OR THE LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE LOAN DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, BORROWER, BANKS, AND AGENT AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO THE WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

                 11.12 SEVERABILITY OF PROVISIONS. Any provision of this Agreement that is illegal, invalid, prohibited, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition, or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                 11.13 CHANGES IN ACCOUNTING PRINCIPLES. (a) If any changes in accounting principles from those used in the preparation of the financial statements referred to in this Agreement are hereafter occasioned by the promulgation of rules, regulations, pronouncements, or opinions of, or required by, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), or there shall occur any change in Borrower's or any of its Subsidiaries' fiscal or tax years and, as a result of any such changes, there shall result a change in the method of calculating any of the financial covenants, negative covenants, standards, or other terms or conditions found in this Agreement, or (b) if Borrower, for reasonable business purposes, shall desire to change such accounting principles or the





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application thereof (which change shall be consistent with accounting principles then in effect pursuant to rules, regulations, pronouncements, or opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants) and such desired change would result in a change in the method of calculating any of the financial covenants, negative covenants, standards, or other terms and conditions found in this Agreement, then the parties hereto agree to enter into negotiations in order to amend such provisions and the definition of "GAAP" set forth in Section 1.1 so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made.

                 11.14 SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES. All agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder, and the execution and delivery of the Notes.

                 11.15 SETOFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Bank and each holder or transferee of any Note or any Person with any interest in any Note is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all deposits (general or special, time or demand, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of Borrower against and on account of the Debt of Borrower to that Bank or that subsequent holder under this Agreement and the Notes, including all claims of any nature of description arising out of or connected with this Agreement, the Notes, or the Loan Documents, irrespective of whether that Bank or that subsequent holder shall have made any demand under this Agreement; provided, however, that Banks and the holder or transferee of any Note or any Person with any interest in any Note expressly agree to refrain from exercising such rights unless authorized to do so in writing by the Required Banks. After the exercise by any Bank or any holder or transferee of any Note or any Person with any interest in any Note of any right of offset against deposit accounts of Borrower maintained with that Bank or that subsequent holder, that Bank or that subsequent holder shall give Borrower written notice thereof, but without liability for the failure to do so, and no such failure of notice shall affect the validity of such offset.





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                 11.16  INDEPENDENCE OF COVENANTS.  All covenants under this
Agreement shall each be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by another covenant, by an exception thereto, or would otherwise be within the limitations thereof, shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

                 11.17 COMPLETE AGREEMENT. This Agreement, together with the exhibits and schedules to this Agreement, the Disclosure Statement, the Notes, and the Loan Documents is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement, reflects the entire understanding of the parties with respect to the transactions contemplated hereby, and shall not be contradicted or qualified by any other agreement, oral or written. The foregoing and anything else contained in this Agreement, the Notes, or the Loan Documents to the contrary notwithstanding, any term or provision of the 1991 Credit Agreement that, by the terms thereof, is intended to survive the termination of the 1991 Credit Agreement shall continue in full force and effect.

                 11.18 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of any amount due hereunder or under the Notes or the Loan Documents by Borrower or any of its Subsidiaries or the transfer by Borrower or any such Subsidiaries to Agent, on behalf of Banks, of any property or assets of Borrower or such Subsidiaries, as applicable, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Agent or the Banks are is required to repay or restore, in whole or in part, any such Voidable Transfer, or elect to do so upon the reasonable advice of their counsel, then, as to any such Voidable Transfer, or the amount thereof that Agent or the Banks, as applicable, are required or elect to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Agent and the Banks related thereto, the liability of Borrower or such Subsidiary automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer never had been made.





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                 IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed and delivered as of the date first hereinabove set forth.

                                            SOUTHDOWN, INC.,
                                            a Louisiana corporation

                                            By____________________________
                                              Title:______________________


                                            WELLS FARGO BANK, N.A.,
                                            a national banking association,
                                            in its individual capacity and
                                            as Agent

                                            By____________________________
                                              Title:______________________


                                            SOCIETE GENERALE, SOUTHWEST
                                            AGENCY

                                            By____________________________
                                              Title:______________________


                                            CREDIT SUISSE

                                            By____________________________
                                              Title:______________________

                                            By____________________________
                                              Title:______________________


                                            CAISSE NATIONAL DE CREDIT AGRICOLE

                                            By____________________________
                                              Title:______________________





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                                                  BANQUE PARIBAS

                                                  By____________________________
                                                    Title:______________________


                                                  CIBC INC.

                                                  By____________________________
                                                    Title:______________________

                                                  THE BANK OF NOVA SCOTIA

                                                  By____________________________
                                                    Title:______________________


                                                  THE FIRST NATIONAL BANK OF
                                                  BOSTON

                                                  By____________________________
                                                    Title:______________________





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